UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-12.

PRAXAIR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 28, 2009

Dear Praxair Shareholder:

The Annual Meeting of Shareholders of Praxair, Inc. will be held at 9:30 a.m. on Tuesday, April 28, 2009 in the Grand Ballroom of the Danbury Plaza Hotel, 18 Old Ridgebury Road, Danbury, Connecticut, for the following purposes:

1.	To elect ten directors to the Board of Directors.

2.	To approve the 2009 Praxair, Inc. Long Term Incentive Plan.

3.	To ratify the appointment of the independent auditor.

4.	To conduct such other business as may properly come before the meeting.

Only holders of Common Stock of Praxair, Inc. of record at the close of business on March 2, 2009 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted at the meeting. You may vote your shares by means of a proxy as described in the accompanying Proxy Statement. The giving of such proxy does not affect your right to vote in person if you attend the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY SUBMIT A PROXY OR VOTING INSTRUCTION. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you. We urge you to complete and submit your proxy electronically or by telephone (if those options are available to you) as a means of reducing Praxair’s expenses related to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES T. BREEDLOVE,
Senior Vice President, General Counsel and
Secretary

March 17, 2009

PROXY STATEMENT

39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

PROXY STATEMENT

Annual Meeting of Shareholders

Tuesday, April 28, 2009

This Proxy Statement is furnished to shareholders of Praxair, Inc. (“Praxair” or the “Company”) in connection with the solicitation of proxies for the Annual Meeting of Shareholders to be held at the Danbury Plaza Hotel, 18 Old Ridgebury Road, Danbury, Connecticut on April 28, 2009, at 9:30 a.m. or any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and a form of proxy are first being sent to shareholders on or about March 17, 2009. Proxies are being solicited on behalf of the Board of Directors of Praxair.

Matters to be Considered at the Annual Meeting

Item 1:	Election of Directors

Ten directors will be elected to serve until the 2010 annual meeting of shareholders, and until their successors are elected and qualify. The terms of the ten incumbent directors expire this year and each of them has been nominated for re-election for a one-year term. Your Board recommends that Stephen F. Angel, Nance K. Dicciani, Edward G. Galante, Claire W. Gargalli, Ira D. Hall, Raymond W. LeBoeuf, Larry D. McVay, Wayne T. Smith, H. Mitchell Watson, Jr., and Robert L. Wood, each be elected to serve for a one-year term, until the 2010 annual meeting of shareholders, and until their successors are elected and qualify. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. Biographical data on these nominees to the Board of Directors is presented beginning at page 20 of this Proxy Statement under the caption “The Board of Directors.” If one or more of the nominees becomes unavailable for election or service as a director, the proxy holders will vote your shares for one or more substitutes designated by the Board of Directors, or the size of the Board of Directors will be reduced.

To be elected, a nominee must receive a majority of the votes cast at the Annual Meeting in person or by proxy by the shareholders entitled to vote (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). See the vote counting rules on page 5 of this Proxy Statement.

Item 2: Proposal to Approve the 2009 Praxair, Inc. Long Term Incentive Plan

Your Board, acting upon the recommendation of its independent Compensation & Management Development Committee, has approved the 2009 Praxair, Inc. Long Term Incentive Plan (the “2009 Plan”), subject to shareholder approval at the Annual Meeting. The 2009 Plan is being proposed at this time because the Company anticipates that the existing 2002 Praxair, Inc. Long Term Incentive Plan (the “2002 Plan”) will not have enough shares available to allow the Company to continue to grant long term incentives such as stock options, restricted stock, performance awards and other equity awards to the Company’s officers and other employees beyond 2010. The 2002 Plan is the only plan currently available for the grant of long term equity incentives. If approved by shareholders, the 2009 Plan would replace the 2002 Plan. Thus, as of the Annual Meeting date, the 2002 Plan, and the remaining shares authorized for issuance under it, would not be available for any additional equity grants. Long term incentives previously granted under the 2002 Plan would remain outstanding in accordance with their terms.

Long term incentives are an essential component of Praxair’s overall compensation plan for employees. Praxair’s use of these incentives has been prudent and responsible by all objective measures and one measure of the effectiveness of this program is the excellent shareholder return performance relative to peers and the S&P 500 Index as shown in the performance graph in the 2008 Form 10-K and Annual Report. Oversight responsibility for the 2009 Plan is vested in the independent Compensation & Management Development Committee of the Board of Directors.

More information about the proposed 2009 Plan is presented at page 57 of this Proxy Statement. The complete text of the 2009 Plan is attached to this Proxy Statement as Appendix 3.

Your Board recommends that you vote FOR this Item 2, the proposal to approve the 2009 Praxair, Inc. Long Term Incentive Plan.

In order for this proposal to be adopted by the shareholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the shareholders entitled to vote on the matter must be voted in its favor. See the vote counting rules on page 5 of this Proxy Statement.

Item 3: Proposal to Ratify the Appointment of the Independent Auditor

Under New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules, selection of the Company’s independent auditor is the direct responsibility of the Audit Committee. Your Board has determined, however, to seek shareholder ratification of that selection as a good practice in order to provide shareholders an avenue to express their views on this important matter. If shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to appoint a different independent auditor at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Information concerning the independent auditor may be found beginning on page 16 of this Proxy Statement under the caption “The Independent Auditor.”

Your Board recommends that you vote FOR this Item 3, the proposal to ratify the Audit Committee’s selection of the independent auditor.

In order for this proposal to be adopted by the shareholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the shareholders entitled to vote on the matter must be voted in its favor. See the vote counting rules on page 5 of this Proxy Statement.

Item 4: Other Business

Praxair knows of no other business that will be considered for action at the Annual Meeting. If any other business calling for a vote of shareholders is properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

Availability of Annual Report and
Proxy Statement On-Line

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 28, 2009:

This Proxy Statement and the 2008 Form 10-K and Annual Report are now available for viewing and downloading on the Internet at:

2008 Form 10-K and Annual Report: www.praxair.com/annualreport
2009 Notice of Meeting and Proxy Statement: www.praxair.com/proxy

As allowed by SEC and NYSE rules, Praxair is sending to most shareholders by mail a notice informing them that they can access and download this 2009 Proxy Statement and the 2008 Form 10-K and Annual Report on the Internet at the websites noted above, rather than sending printed copies. If you have received printed copies in the mail, rather than the notice of Internet availability, it is likely because either: (1) you have specifically requested printed copies this year or previously, or (2) Praxair has voluntarily sent you printed copies.

If you are receiving printed copies you can save Praxair future postage and printing expense by consenting to receive future annual reports, meeting notices, and proxy statements on-line on the Internet. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Those shareholders will be given the opportunity to consent to future Internet delivery when they vote their proxy. For some shareholders, this option is only available if they vote by Internet. If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you consent, your account will be so noted and, when Praxair’s 2009 Annual Report, meeting notice, and the proxy statement for the 2010 annual meeting of shareholders become available, you will be notified on how to access them on the Internet. Any prior consent you have given will remain in effect until specifically revoked by you in the manner specified by the bank or broker that manages your account. If you do elect to receive your Praxair materials via the Internet, you can still request paper copies by contacting the bank or broker that manages your account or, if you are a shareholder of record, you may contact us through our stock transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07106. They can also be reached by telephone at (800) 368-5948 or via e-mail at info@rtco.com.

Shareholders Sharing An Address

If you share an address with another shareholder, you may receive only one notice of Internet availability, or one set of printed proxy materials (including this Proxy Statement and the 2008 Form 10-K and Annual Report) unless you have provided contrary instructions. If you wish to receive a separate notice of Internet availability or set of proxy materials now or in the future, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact us at the address cited above. Similarly, if you share an address with another shareholder and have received multiple copies of the notice of Internet availability or proxy materials, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact us at the above address to request delivery of a single copy of these materials.

Proxy and Voting Procedures

Who are the Shareholders Entitled to Vote at this Meeting?

Common Stock shareholders of record at the close of business on March 2, 2009 will be entitled to vote at the Annual Meeting. As of that date, a total of 307,204,085 shares of Praxair’s Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

How do I Submit My Vote by Means of a Proxy?

Your vote is important. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card or voting instruction card, as described below.

1.	Vote on the Internet. If you have Internet access, you may access the Proxy Statement and 2008 Form 10-K and Annual Report and submit your proxy or voting instructions by following the instructions provided in the notice of Internet availability, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

2.	Vote by telephone. You can also vote by telephone by following the instructions provided on the Internet voting site, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

3.	Vote by Mail. If you received printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided.

How are the Proxies Voted?

All shares entitled to vote and represented by a properly completed proxy (either by Internet, telephone or mail) will be voted at the Annual Meeting as indicated on the proxy unless earlier revoked by you. If no instructions are indicated for a matter on an otherwise properly completed proxy from a shareholder of record, the shares represented by that proxy will be voted on that matter as recommended by the Board of Directors. See also the vote counting rules on page 5 of this Proxy Statement. Execution of the proxy also confers discretionary authority on the proxy holders to vote your shares on other matters that may properly come before the Annual Meeting.

How Can I Revoke my Proxy?

You may revoke your proxy at any time before it is voted by filing with Praxair’s Corporate Secretary a written revocation, by timely delivery of a properly completed, later-dated proxy (including by Internet or telephone), or by voting in person at the Annual Meeting.

May I Still Vote at the Annual Meeting Even if I Have Submitted a Proxy?

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual Meeting. See “Attending the Annual Meeting” on page 5 for attendance requirements and directions to the Annual Meeting.

What is the Necessary Quorum to Transact Business at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote shall constitute a quorum. The shares represented by withhold votes, abstentions and broker non-votes on filed proxies and ballots will be considered present for quorum purposes (for an explanation of “broker non-votes,” see the vote counting rules below).

How are the Votes Counted for Each Item of Business?

If you are a shareholder of record and submit a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter.

If you hold your shares in a brokerage account, then, under NYSE rules and Delaware corporation law:

1.	With respect to Item #1 (Election of Directors), your broker is entitled to vote your shares on this matter if no instructions are received from you. If your broker does not vote (a “broker non-vote”), this is not considered a vote cast and, therefore, will have no effect on the election of directors. Abstentions may not be specified as to the election of directors.

2.	With respect to Item #2 (Approval of the 2009 Praxair, Inc. Long Term Incentive Plan), your broker is not entitled to vote your shares on this matter if no instructions are received from you. However, broker non-votes and abstentions are not considered votes cast and, therefore, will be counted neither for nor against this matter.

3.	With respect to Item #3 (Ratification of the Appointment of the Independent Auditor), your broker is entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes and abstentions are not considered votes cast and, therefore, will be counted neither for nor against this matter.

If you hold your shares in the Praxair, Inc., Praxair Distribution, Inc., Praxair Healthcare Services, Inc., Praxair Puerto Rico LLC, or the Dow Chemical Company Employees’ savings plan, and if the plan trustee receives no voting instructions from you, then, under the applicable plan trust agreement, the plan trustee must vote your shares in the same proportion on each matter as it votes the shares for which it has received instructions.

Attending the Annual Meeting

Admission Requirements

You may attend the Annual Meeting whether or not you want to vote your shares at the Annual Meeting or by proxy. However, only shareholders and their accompanying guests, and the invited guests of Praxair, will be granted admission to the Annual Meeting. To assure admittance:

-  If you hold shares of Praxair, Inc. common stock through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Praxair common stock as of the March 2, 2009 record date.

-  Please bring a photo ID, if you hold shares of record as of March 2, 2009, including shares in certificate or book form or in the Praxair, Inc. Dividend Reinvestment and Stock Purchase Plan.

-  Please bring your Praxair ID if you are an employee shareholder.

Directions

From Points West of Danbury, CT:  Take I-84 East to Exit 2 (Mill Plain Road) in Danbury. Go to the bottom of the ramp and turn left. Go to the second light and turn right (Mill Plain Road). Go to the next light and turn right (Old Ridgebury Road). Go up the hill and the Danbury Plaza Hotel is on your left.

From Points East of Danbury, CT:  Take I-84 West to Exit 2A (Old Ridgebury Road) in Danbury. The exit ramp circles around and up over the highway. The Danbury Plaza Hotel is on your left.

Share Ownership

Principal Holders

Praxair does not presently know of any person who is the beneficial owner of more than five percent of Praxair’s Common Stock.

Directors and Executive Officers

The table below sets forth the beneficial ownership of Praxair’s Common Stock as of March 2, 2009 by each director and certain executive officers. No director or executive officer of Praxair beneficially owned more than 1% of Praxair’s common stock, and directors and executive officers of Praxair as a group (18 persons) beneficially owned approximately 0.9% of the outstanding shares as of that date.

		SHARES BENEFICIALLY OWNED AND OTHER EQUITY INTERESTS
		Common	Deferred		Stock
Name	Position	Stock(1)	Stock(2)	Total	Options(3)

Stephen F. Angel	Chairman, President & Chief Executive Officer	81,233	61,182	142,415	999,299
Ricardo S. Malfitano	Executive Vice President	32,371	10,357	42,728	420,432
James S. Sawyer	Executive Vice President & Chief Financial Officer	31,986	8,429	40,415	118,716
James J. Fuchs	Senior Vice President	20,655	1,082	21,737	122,199
James T. Breedlove	Senior Vice President, General Counsel & Secretary	33,123	679	33,802	132,633
Nance K. Dicciani(4)	Director	2,250	1,080	3,330	-0-
Edward G. Galante	Director	3,000	2,516	5,516	1,475
Claire W. Gargalli	Director	3,468	10,165	13,633	43,556
Ira D. Hall	Director	1,500	2,915	4,415	18,556
Raymond W. LeBoeuf	Director	2,000	38,586	40,586	43,556
Larry D. McVay	Director	1,883	934	2,817	1,295
Wayne T. Smith	Director	10,000	18,901	28,901	33,556
H. Mitchell Watson, Jr.	Director	928	32,495	33,423	18,556
Robert L. Wood	Director	1,200	1,367	2,567	18,556

Total		225,597	190,688	416,285	1,972,385

Directors and Executive Officers as a group	(18 persons)	248,038	191,367	439,405	2,325,583

(1) Reported shares include 23,403 unvested restricted shares for which Mr. Angel has sole voting power and that will vest on April 23, 2011.

(2) Deferred Stock represents stock price-based units into which deferred compensation has been invested pursuant to the deferred compensation plans for management and for non-employee directors. Holders have no voting rights with respect to Deferred Stock. The value of Deferred Stock units varies with the price of Praxair’s common stock and, at the end of the deferral period, the units are payable in stock.

(3) Stock Options represent shares that may be acquired upon exercise of options exercisable within 60 days of March 2, 2009.

(4) Dr. Dicciani was elected a director effective September 1, 2008.

Corporate Governance and Board Practices

Praxair’s Governance Principles.

Praxair operates under Corporate Governance Guidelines which are set forth in Appendix 1 to this Proxy Statement and are posted at Praxair’s public website, www.praxair.com. Consistent with those guidelines, your Board has adopted the following policies and practices, among others:

Business Integrity and Ethics. One of your Board’s first acts upon Praxair’s launch as a public company was to adopt policies and standards regarding Compliance with Laws and Business Integrity and Ethics. The current version of the Board’s policy in these areas is posted at Praxair’s website, www.praxair.com and is available in print to any shareholder who requests it. This Code of Ethics applies to Praxair’s directors and to all employees, including Praxair’s Chief Executive Officer, Chief Financial Officer, and Controller.

Director Independence. Your Board has adopted independence standards for service on Praxair’s Board of Directors which are set forth in Appendix 2 to this Proxy Statement and are posted at Praxair’s public website, www.praxair.com. Your Board has applied these standards to all of the incumbent non-management directors (all incumbent directors are non-management except for Mr. Angel, the Company’s Chairman and CEO), and has determined that all of them are independent. Your Board is not otherwise aware of any relationship with the Company or its management that could potentially impair a director’s exercise of independent judgment. See also related information which is presented in this Proxy Statement under the caption “Certain Relationships and Transactions.”

Board Leadership. The independent directors elected Claire W. Gargalli as Executive Session Presiding Director effective January 1, 2008. Ms. Gargalli presides over private meetings of the non-management directors and performs other duties, including conducting a performance review of the Chief Executive Officer.

Mandatory Director Retirement. Your Board’s policy is that a director who has attained the age of 72 must retire from the Praxair Board prior to the first annual shareholders meeting held after his/her 72nd birthday. Your Board also has a policy against service on the Board by an officer of the Company after his/her retirement, resignation or removal as an officer.

Limits to Service on Other Boards. Your Board’s policy is that no non-management director may serve on more than five additional public company boards and no member of the Audit Committee may serve on more than two additional public company audit committees. Also, the Chief Executive Officer may not serve on more than two other public company boards.

Director Nomination Process. For a description of your Board’s policy regarding nominees for election as directors, see “The Governance & Nominating Committee” on page 18 of this Proxy Statement.

Director Election and Resignation Policy. Praxair’s Certificate of Incorporation and Bylaws require a director nominee to receive a majority of the votes cast at an annual meeting in order to be elected (meaning a greater number of “for” votes than “against” votes) in an uncontested election of directors. Your Board’s Corporate Governance Guidelines require that any director nominee who is then serving as a director must tender his or her resignation if he/she fails to receive this majority vote. The Governance & Nominating Committee of the Board would then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would take action on the committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

Communications with the Board. Your Board believes that the most efficient means for shareholders and other interested parties to raise issues and questions and to get a response is to direct such communications to the Company through its Investor Relations Department or other methods as described in the “Contact Us” section of the Company’s public website, www.praxair.com.

If, notwithstanding these methods, a shareholder or other interested party wishes to direct a communication specifically to the Company’s Board of Directors, then the following means are available (to ensure that the communication is properly directed in a timely manner, it should be clearly identified as intended for the Board):

(1)	Telephone (Voice Mail): 1-800-719-0719 within the U.S.A., or +1(203) 837-2960 for outside the U.S.A.

(2)	Mail: Praxair, Inc. Attn: Board of Directors P.O. Box 2478 Danbury, CT, U.S.A. 06813-2478

(3)	E-mail: praxair_integrity@praxair.com

The above addresses are supervised by the Company’s Security Department which will promptly forward to the Corporate Secretary’s Office any communication intended for the Board. The Corporate Secretary’s Office will collect and organize all such communications, deleting any that are sales or other solicitations and any which contain offensive material. A summary of communications received will be periodically provided to the Executive Session Presiding Director who will make the final determination regarding the disposition of any such communication.

Your Board believes that the Company should speak with one voice and has empowered management to speak on the Company’s behalf subject to your Board’s oversight and guidance on specific issues. Therefore, in most circumstances, the Board will not respond directly to inquiries received in this manner but may take into consideration ideas, concerns and positions that are presented in a concise, clear, supported and constructive manner.

Director Attendance at the Annual Shareholders’ Meeting. Absent extenuating circumstances, each member of the Board is expected to attend the Annual Meeting of Shareholders. All of the then incumbent directors attended the 2008 annual meeting.

Policy Statement on Rights Agreements. Your Board will adopt or materially amend a Stockholder Protection Rights Agreement only if, in the exercise of its fiduciary responsibilities under Delaware law, and acting by a majority of its independent directors, it determines that such action is in the best interests of Praxair’s shareholders. If the Board adopts or materially amends a Stockholder Protection Rights Agreement, it will submit such action to a non-binding shareholder vote as a separate ballot item at the first annual meeting of shareholders occurring at least six months after such action.

Director Stock Ownership Guidelines. Your Board’s policy is that non-management directors must acquire and hold during their service as a Praxair Board member shares of the Company’s stock equal in value to at least 5 times the base cash retainer for non-management directors. Directors have five years from their initial election to meet this guideline. As shown in the stock ownership table presented at page 6 of this Proxy Statement under the caption “Share Ownership,” all non-management directors have met this guideline or are within the transition period; and most substantially exceed the guideline. In addition, any new non-management director must, no later than the effective date of his/her election, acquire, using his/her own personal resources, shares of the Company’s stock equal in value to the base cash retainer then in effect.

Executive Stock Ownership Guidelines. Your Board believes that it is important for executive officers to acquire a substantial ownership position in Praxair. In this way, their interests will be more closely aligned with those of shareholders. Significant stock ownership focuses the executives’ attention on managing Praxair as equity owners.

Accordingly, stock ownership guidelines have been established for the Company’s officers as follows. Twenty-two executives are currently covered under this stock ownership policy. Individuals are expected to meet the applicable guideline no more than five years after first becoming subject to it.

Shares To Be Owned

Chief Executive Officer	100,000
Executive Vice Presidents	30,000
Chief Financial Officer	25,000
Senior Vice Presidents	20,000
Other Executive Officers	10,000-15,000
Other Officers	5,000

As of the date of this Proxy Statement, all covered individuals have met or exceeded their guidelines, where permitted by law, or are within their compliance periods. Stock ownership of the five most highly compensated Executive Officers in 2008 can be found in the table presented at page 6 of this Proxy Statement under the caption “Share Ownership.”

Succession Planning and Personnel Development. Under the leadership of the Compensation & Management Development Committee, it is your Board’s practice to annually conduct a formal Succession Planning and Personnel Development session in which evaluations of senior executives are reviewed with respect to their potential for promotion into senior leadership positions, including that of the CEO. In addition, a wide variety of senior executives are purposely exposed to your Board by way of Board and Committee presentations and directors have unrestricted access to management for management assessment and development as well as for information gathering.

CEO Performance Evaluation. Your Board has in place a process whereby the Executive Session Presiding Director conducts a performance review at least annually of the Chief Executive Officer taking into account the views of all of the other independent directors. This is in addition to the evaluation inherent in the Compensation & Management Development Committee’s determination of the CEO’s compensation.

Strategy Review and Oversight. It is your Board’s practice to conduct a full-day session at least annually to review the strategies of the Company overall and of its key business components and to provide advice and counsel to management regarding the strategic issues facing the Company. Throughout the year, management reports to your Board on the status of significant strategic initiatives and issues.

Board Effectiveness Assessment. As set forth in the Corporate Governance Guidelines and under the leadership of the Governance & Nominating Committee, your Board assesses its effectiveness at least annually. Typically, this assessment includes evaluating its effectiveness in the areas of Performance of Core Responsibilities, Decision-making Support, the Quality of Deliberations, and Director Performance, as well as consideration of additional Board practices and policies recommended as best practices by recognized governance authorities. In addition, directors are given measures of individual director effectiveness for purposes of self-assessment, reflection and self-improvement.

Auditor Independence. Your Board recognizes the importance of ensuring the independence of the Company’s independent auditor. See page 16 of this Proxy Statement under the caption “The Independent Auditor” for a summary of some of the policies designed to monitor and support such independence.

Director Compensation. The compensation paid to non-management directors in 2008 and a description of the Company’s director compensation program are presented at pages 55 to 56 of this Proxy Statement under the caption “Director Compensation.” The principles used by the Board in determining director compensation are set forth in the Board’s Corporate Governance Guidelines included in Appendix 1 to this Proxy Statement.

Review, Approval or Ratification of Transactions with Related Persons

Relevant Polices. The Company’s Compliance with Laws and Business Integrity and Ethics Policy (“Ethics Policy,”) prohibits employees, officers and Board members from having a personal, financial or family interest that could in any way prevent the individual from acting in the best interests of the Company (a “conflict of interest”) and provides that any conflict of interest waiver relating to Board members or executive officers may be made only after review and approval by the Board upon the recommendation of its Governance & Nominating Committee.

In addition, the Board’s Corporate Governance Guidelines (attached as Appendix 1 to this Proxy Statement) require that any “related party transaction” by an executive officer or director be pre-approved by a committee of independent and disinterested directors. For this purpose, a “related party transaction” means any transaction or relationship that is reportable under the SEC’s Regulation S-K, Item 404 or that, in the case of a non-management director, would violate the Board’s independence standards.

Reporting and Review Procedures. To implement the foregoing policies, the Governance & Nominating Committee has adopted a written procedure for the Handling of Potential Conflicts of Interests which specifies a process for the referral of potential conflicts of interests to the Board and standards for the Board’s evaluation of those matters. This policy applies to any transaction or relationship involving an executive officer, a member of the Board of Directors, a nominee for election as a director of the Company, or a family member of any of the foregoing which (1) could violate the Company’s Ethics Policy provisions regarding conflicts of interest, (2) would be reportable under the SEC’s disclosure rules, or (3), in the case of a non-management director, would violate the Board’s independence standards.

In summary, under this procedure, potential conflicts of interest are reported to the Corporate Secretary for preliminary analysis to determine whether referral to the Governance & Nominating Committee is appropriate. Potential conflicts of interest can be self-identified by the director or executive officer or may arise from internal audits, the integrity hotline or other referrals, or through periodic due diligence conducted by the Corporate Secretary’s office. The Governance & Nominating Committee then examines the facts and circumstances of each matter referred to it and makes a final determination as to (1) whether the transaction or relationship would (or does) constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, and (2) whether the transaction or relationship should be approved or ratified and the conditions, if any, of such approval or ratification. In determining whether a transaction or relationship constitutes a violation of the conflicts of interest provisions of the Company’s Ethics Policy, the Governance & Nominating Committee considers, among other factors, the materiality of the transaction or relationship to the individual’s personal interest, whether the individual’s personal interest is materially adverse to or competitive to the interests of the Company, and whether the transaction or relationship materially interferes with the proper performance of the individual’s duties or loyalty to the Company. In determining whether to approve or ratify a transaction or relationship, the Governance & Nominating Committee considers, among other factors, whether the matter would constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, whether the matter would violate the NYSE listing standards, the expected practical impact of the transaction or relationship on the individual’s independence of judgment or ability to act in the best interests of the Company, the availability, practicality and effectiveness of mitigating controls or safeguards such as recusal, restricted access to information, reassignment etc., and the best interests of the Company and its shareholders generally.

Application of Policies & Procedures. During 2008, the Company employed in a non-executive position, the son-in-law of G. Jackson Ratcliffe, who retired from the Board in April 2008. The 2008 cash compensation paid to Mr. Ratcliffe’s son-in-law was in the range of $175,000 to $200,000. This employment did not violate the Company’s Ethics Policy or the Board’s independence standards. In addition, his hiring predated the Board’s 2004 adoption of the self-imposed requirement that certain relationships reportable under SEC rules be pre-approved by a committee of independent and disinterested directors.

Certain Relationships and Transactions

When determining whether any director or nominee is independent, your Board considers all facts and circumstances and any relationships that a director or nominee may have with the Company, directly or indirectly, other than serving as a director. To assist your Board in making independence determinations, it also applies the independence standards set forth in Appendix 2 to this Proxy Statement.

In determining that each non-management director and director nominee is independent, in February 2009, your Board considered the following circumstances and relationships of those directors and nominees who then had any direct or indirect relationship with the Company: (a) in the ordinary course of its business, Praxair sells products to the company of which Mr. Smith is an executive officer; and (b) during 2008, in the ordinary course of business, Praxair sold products to or purchased products from, the companies of which Dr. Dicciani and Mr. Wood are former executive officers (neither currently serve as executive officers of these companies). The dollar value of these transactions is far below the limits set forth in your Board’s independence standards and, in each case for the last three fiscal years, were significantly less than 1% of either Praxair’s or the director’s company’s consolidated revenues. Therefore, your Board has determined that such relationships are not material and do not otherwise impair the ability of any of these directors to exercise his/her independent judgment as a director

In April 2008, Ronald L. Kuehn, Jr. and G. Jackson Ratcliffe retired from the Board of Directors. In light of their then impending retirements, the Board did not update its earlier determinations that Messrs. Kuehn and Ratcliffe were each independent.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of SEC Forms 3, 4 and 5 furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that those persons complied with all Section 16(a) filing requirements during 2008 with respect to transactions in the Company’s stock.

Board Committees

The Board currently has four standing committees as described in the tables below and each is comprised of only independent directors. The Charters for each of these committees may be found in the Governance section of Praxair’s public website, www.praxair.com and are available in print to any shareholder who requests them.

Meetings and Current Members	Summary Responsibilities

AUDIT COMMITTEE Meetings in 2008: 5 Current Members: Raymond W. LeBoeuf, Chairman Claire W. Gargalli Ira D. Hall Larry D. McVay H. Mitchell Watson, Jr.	Assists the Board in its oversight of (a) the independence, qualifications and performance of Praxair’s independent auditor, (b) the integrity of Praxair’s financial statements, (c) the performance of Praxair’s internal audit function, and (d) Praxair’s compliance with legal and regulatory requirements. In furtherance of these responsibilities, the Audit Committee, among other duties,

(1)  appoints the independent auditor to audit Praxair’s financial statements, approves the fees and terms of such engagement, approves any non-audit engagements of the independent auditor, and meets regularly with, and receives various reports from, the independent auditor. The independent auditor reports directly to the Audit Committee;

(2)  reviews Praxair’s principal policies for accounting and financial reporting and its disclosure controls and processes, and reviews with management and the independent auditor Praxair’s annual financial statements prior to their publication;

(3)  reviews assessments of Praxair’s internal controls, the performance of the Internal Audit function, and the guidelines and policies by which Praxair undertakes risk assessment and risk management; and

(4)  reviews the effectiveness of Praxair’s compliance with laws, business conduct, integrity and ethics policies and programs.

More information on the Audit Committee’s role and conclusions regarding financial reports and on the independent auditor is presented under the captions “Audit Committee Report” and “The Independent Auditor” following this table.

Meetings and Current Members	Summary Responsibilities

COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE Meetings in 2008: 5 Current Members: Wayne T. Smith, Chairman Nance K. Dicciani Edward G. Galante Robert L. Wood
Assists the Board in its oversight of (a) Praxair’s compensation and incentive policies and programs, and (b) management development and succession, in both cases particularly as they apply to Praxair’s executive officers. In furtherance of these responsibilities, the Compensation & Management Development Committee, among other duties,

(1)  determines Praxair’s policies relating to the compensation of the executive officers and assesses the competitiveness and appropriateness of their compensation and benefits;

(2)  approves corporate goals relevant to the Chief Executive Officer’s (“CEO”) compensation, evaluates the CEO’s performance in light of these goals and sets the CEO’s compensation accordingly;

(3)  reviews management’s long-range planning for executive development and succession, and develops a CEO succession plan; and

(4)   reviews Praxair’s management incentive compensation and equity compensation plans and oversees their administration.

More information on the Compensation & Management Development Committee’s processes with respect to executive compensation is presented under the caption “The Compensation & Management Development Committee” following this table

Meetings and Current Members	Summary Responsibilities

GOVERNANCE & NOMINATING COMMITTEE Meetings in 2008: 5 Current Members: Claire W. Gargalli, Chairperson Edward G. Galante Wayne T. Smith H. Mitchell Watson, Jr. Robert L. Wood	Assists the Board in its oversight of (a) the selection, qualifications, compensation and performance of Praxair’s directors, (b) Praxair’s governance, including the practices and effectiveness of the Board, and (c) various important public policy concerns that affect the Company. In furtherance of these responsibilities, the Committee, among other duties,

(1)  recommends to the Board nominees for election as directors, and periodically reviews potential candidates, including incumbent directors;

(2)  reviews policies with respect to the composition, organization and practices of the Board, and developments in corporate governance matters generally; and

(3) reviews Praxair’s policies and responses to broad public policy issues such as social responsibility, corporate citizenship and sustainable development, and charitable contributions, legislative issues, and important shareholder issues, including management and shareholder proposals offered for shareholder approval.
More information on the Governance & Nominating Committee’s director nomination processes is presented under the caption “The Governance & Nominating Committee” following this table.

FINANCE & PENSION COMMITTEE Meetings in 2008: 3 Current Members: Ira D. Hall, Chairman Nance K. Dicciani Raymond W. LeBoeuf Larry D. McVay	Assists the Board in its oversight of (a) Praxair’s financial position and financing activities, (b) Praxair’s financial risk management policies and activities, and (c) the ERISA-qualified, funded plans sponsored by Praxair. In furtherance of these responsibilities, the Finance & Pension Committee, among other duties,

(1)  monitors Praxair’s financial condition and its requirements for financing, and reviews, and recommends to the Board, the amounts, timing, types and terms of public stock issues and public and private debt issues;

(2)  reviews Praxair’s foreign exchange and interest rate exposures, the results of its foreign exchange hedging activities, and Praxair’s practices for managing insurable risks;

(3)  reviews Praxair’s policies on dividends and stock repurchases; and

(4) reviews the investment performance, administration and funded status of Praxair’s funded benefit plans and appoints administration and investment committees to act as fiduciaries of such plans.

The Audit Committee

Audit Committee Report

A principal role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the NYSE and by your Board’s independence standards set forth in Appendix 2 of this Proxy Statement.

As set forth in the Audit Committee’s Charter, the management of the Company is responsible for: (1) the preparation, presentation and integrity of the Company’s financial statements; (2) the Company’s accounting and financial reporting principles; and (3) internal controls and procedures designed to ensure compliance with applicable laws, regulations, and standards, including internal control over financial reporting. The independent auditor is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditor. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.

The Audit Committee has discussed with the independent auditor its independence from the Company and its management. The Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has also received written confirmations from management with respect to non-audit services provided to the Company by the independent auditor in calendar year 2008 and those planned for 2009. The Audit Committee has considered whether the provision of such non-audit services is compatible with maintaining PricewaterhouseCoopers’ independence.

In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent auditor is, in fact, “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 to be filed with the SEC.

The Audit Committee

Raymond W. LeBoeuf, Chairman
Claire W. Gargalli
Ira D. Hall
Larry D. McVay
H. Mitchell Watson, Jr.

The Independent Auditor

Auditor Selection and Attendance at the Annual Meeting

PricewaterhouseCoopers LLP served as Praxair’s independent auditor for the year ended December 31, 2008 and has been selected by your Board’s Audit Committee to serve in such capacity for the year ending December 31, 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to be available to respond to appropriate questions and to make a statement if they desire.

Audit Partner and Audit Firm Rotation

The Audit Committee’s policy is that the audit engagement partner should rotate off the Company’s account no less frequently than every five years. During Praxair’s 16 1/2 years as a public company, it has had five audit engagement partners. The current engagement partner has been in place since January 1, 2008.

With respect to audit firm rotation, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor. Continuity and the resulting in-depth knowledge of the Company strengthens the audit. Moreover, the mandatory partner rotation policy expressed above, normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel as described below, and the Audit Committee’s practices restricting non-audit engagements of the independent auditor as described below, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship. As provided in the Audit Committee’s Charter and as further described below, the Audit Committee continuously evaluates the independence and effectiveness of the independent auditor and its personnel, and the cost and quality of its audit services. The Audit Committee will periodically consider alternatives to ensure that the Audit Committee and the Company’s shareholders are receiving the best audit services available.

Auditor Independence

As noted in the Audit Committee Charter and in the Audit Committee Report presented above, the independent auditor reports directly to the Audit Committee and the Audit Committee is charged with evaluating its independence.

Non-Audit Engagement Pre-Approval Policy

To help ensure independence of the independent auditor, the Audit Committee has established a policy whereby all non-audit engagements of the independent auditor must be approved in advance by the Audit Committee or its Chairman, has set forth limitations codifying its bias against such engagements, and has adopted a guideline that, absent special circumstances, the aggregate cost of non-audit engagements in a year should not exceed the audit fees for that year. As noted below in the report on independent auditor fees, such non-audit engagements were approximately 2.1% of audit fees in 2008. All of the Audit-Related Fees, Tax Fees and All Other Fees disclosed below were approved by the Audit Committee.

Hiring Policy – Auditor Employees

In addition, the Audit Committee has established a policy whereby no former employee of the independent auditor may be elected or appointed an officer of the Company earlier than two years after termination of the engagement or employment.

Fees Paid to the Independent Auditor

Audit Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $6,291,000 and $6,170,000 for professional services rendered in 2008 and 2007, respectively, for the audit of Praxair’s annual financial statements, the reviews of the financial statements included in Praxair’s reports on Form 10-Q, the opinion regarding the Company’s internal controls over financial reporting as required by § 404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $16,000 and $42,000 for assurance and related services rendered in 2008 and 2007, respectively, that are reasonably related to the performance of the audit or review of Praxair’s financial statements other than the fees disclosed in the foregoing paragraph. These fees related primarily to due diligence services and certifications required by customers and others.

Tax Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $87,000 and $57,000 for professional services rendered in 2008 and 2007, respectively, for tax compliance and tax preparation, including preparation of original and amended tax returns, and claims for refunds.

All Other Fees. PricewaterhouseCoopers LLP billed Praxair, Inc. and its affiliates an aggregate amount of $27,000 and $110,000 for products and services rendered in 2008 and 2007, respectively, other than those reported in the foregoing paragraphs. These services related primarily to consulting and advice in regard to local country issues for non-U.S. subsidiaries.

The Compensation & Management Development Committee

Executive Compensation

Praxair’s Compensation & Management Development Committee of the Board (the “Compensation Committee”) consists of four non-management directors appointed by your Board who meet the independence requirements of the NYSE and your Board’s standards for director independence as set forth at Appendix 2 of this Proxy Statement. Among other duties, the Compensation Committee is responsible for considering and determining executive compensation. Consideration and determination of directors’ compensation is the responsibility of the Governance & Nominating Committee of the Board.

Committee Charter and Responsibilities: As set forth in the Compensation Committee’s charter, with respect to the compensation of the executive officers reported in this Proxy Statement, the Compensation Committee has the authority to:

•	determine the policies relating to the executive officers;

•	determine and authorize the salaries, performance-based variable compensation, long term incentive awards, terms of employment, retirement or severance, benefits, and perquisites of the executive officers; and

•	review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation level based on this evaluation.

Delegation and CEO Involvement: The Compensation Committee may not delegate any of the foregoing authority to any other persons. With respect to the allocation of compensation and awards to employees other than the executive officers, the Compensation Committee may, and has, delegated authority to the CEO, subject to guidelines established by the Compensation Committee. The CEO does not determine the compensation of any of the executive officers but he does offer for the Compensation Committee’s consideration his views on relevant matters as described in more detail in this Proxy Statement in the section captioned “Compensation Discussion and Analysis.”

Committee Consultant: The Compensation Committee engages a third-party compensation consultant to assist it in such analysis as is necessary to inform and support the Compensation Committee’s decisions on executive compensation. For its consideration of 2008 executive compensation, the Compensation Committee engaged Deloitte Consulting. The purpose of the engagement was to provide to the Compensation Committee data, analysis and advice with regard to executive compensation. The scope of the consultant’s work is described in this Proxy Statement in the section captioned “Compensation Discussion and Analysis.”

Committee Process for Executive Compensation: With regard to executive compensation, the Compensation Committee generally follows the following schedule and process in its annual cycle of meetings:

•	October Meeting:

 — Review trends in executive compensation and the competitiveness of the Company’s executive compensation program as presented by the Compensation Committee’s consultant.

•	December Meeting:

 — Determine the performance-based variable compensation plan for the following plan year including establishment of financial and non-financial goals and payout formulas based on levels of performance against those goals.

 — Evaluate executive officers’ aggregate compensation using a “tally sheet” approach.

 — Determine for each executive officer the following elements of his/her direct compensation for the following year: (1) salary adjustment (typically effective on April 1), (2) target performance-based variable compensation (percent of salary) and (3) value and form of long term incentive award.

•	January Meeting:

 — Determine performance-based variable compensation earned for the previous plan year based on evaluation of Company and individual performance against the goals previously established by the Compensation Committee.

 — Determine shares earned for long term performance equity awards based on an evaluation of Company performance against goals previously established by the Compensation Committee.

 — Determine terms and conditions, including performance conditions as applicable, of long term incentive awards including calculation of the number of equity units to be awarded based on the dollar value to be delivered as established in December.

•	February Meeting:

 — Review perquisites and personal benefits available to executive officers.

 — Review executive officer stock transactions and compliance with stock ownership guidelines.

 — Review proposed proxy statement disclosures with respect to executive compensation.

The Governance & Nominating Committee

Director Nominations

The Governance & Nominating Committee is comprised of five non-management directors who meet the independence requirements of the NYSE and your Board’s standard’s for director independence set forth in Appendix 2 to this Proxy Statement. Among other duties, the Governance & Nominating Committee has responsibility for the director nomination process.

The Governance & Nominating Committee will consider candidate nominees for election as a director who are recommended by shareholders. Recommendations should be sent to the Corporate Secretary of Praxair and should include the candidate’s name and qualifications and a statement from the candidate that he or she consents to being named in the proxy statement and will serve as a director if elected. In order for any candidate to be considered by the Governance & Nominating Committee and, if nominated, to be included in the proxy statement, such recommendation must be received by the Corporate Secretary on or before the date specified on page 64 of this Proxy Statement under the caption “Shareholder Proposals for the 2010 Annual Meeting.”

The Governance & Nominating Committee believes that the minimum qualifications that must be met by any director nominee include a strong record of integrity and ethical conduct, a record of accomplishment, lack of conflicts that might interfere with the nominee’s exercise of independent judgment on matters affecting the Company or its shareholders, and a willingness and ability to represent all shareholders of the Company.

The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance & Nominating Committee determines to add a director to the Board. The specific requirements of the Board will be determined by the Governance & Nominating Committee and will be based on, among other things, the Company’s then existing strategies and business, market, geographic and regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members; and will take into account the Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Governance & Nominating Committee will consult the other directors, the Chief Executive Officer and, on occasion, fee-paid third party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s needs at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and other considerations that the Governance & Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance & Nominating Committee, any candidate who passes such screening would be interviewed by the Governance & Nominating Committee (or the Governance & Nominating Committee Chairman) and by the Chief Executive Officer.

The Board of Directors

The following pages present information about the persons who comprise Praxair’s Board of Directors, all of whom have been nominated for reelection to serve until the 2010 annual meeting and until their successors are elected and qualify. During 2008, the Board held seven meetings.

Director Attendance

During 2008, the nominees for reelection to the Board collectively attended 98% of all Board meetings and meetings of committees of which he or she is a member, and no nominee attended fewer than 82% of such meetings.

The Directors and Nominees

STEPHEN F. ANGEL Director Since 2006	Age 53

Chief Executive Officer of Praxair, Inc. since January 1, 2007, and Chairman since May 1, 2007. Before becoming the Chief Executive Officer, Mr. Angel served as President & Chief Operating Officer since March 1, 2006, and as Executive Vice President from 2001 to 2006. Prior to joining Praxair in 2001, Mr. Angel was General Manager for the General Electric Company Industrial Systems Power Equipment business from 1999 to 2001, and was General Manager, Marketing and Sales, for GE’s Transportation Systems business from 1996 to 1999.

Mr. Angel is a member of the Board of the U.S.-China Business Council and a member of the Business Roundtable, and a member of the Board of Directors and the Executive Committee of the American Chemistry Council.

NANCE K. DICCIANI Director Since 2008	Age 61

Former President & Chief Executive Officer of Honeywell Specialty Materials, a strategic business group of Honeywell International, Inc., from 2001 until her retirement in 2008. Dr. Dicciani joined Honeywell from Rohm and Haas Company where she was Senior Vice President and Business Group Executive of Chemical Specialties and Director of the European Region, responsible for business strategy and worldwide operations of five business units and for the company’s operations and infrastructure in Europe, the Middle East and Africa. Previously, she served as Rohm and Haas’ Vice President and General Manager of the Petroleum Chemicals division and headed the company’s worldwide Monomers business.

In 2006, President George W. Bush appointed Dr. Dicciani to the President’s Council of Advisors on Science and Technology. She has served on the Board of Directors and Executive Committee of the American Chemistry Council and has chaired its Research Committee. She also serves on the Board of Directors of Rockwood Holdings, Inc. and the Board of Trustees of Villanova University.

EDWARD G. GALANTE Director Since 2007	Age 58

Former Senior Vice President and a member of the Management Committee of ExxonMobil Corporation from 2001 until his retirement in 2006. His principal responsibilities included the worldwide downstream business — Refining & Supply, Fuels Marketing, Lubricants and Specialties, and Research and Engineering. Immediately prior to this, Mr. Galante was Executive Vice President of ExxonMobil Chemical Company.

Mr. Galante is a director of Foster Wheeler Ltd. He also serves on the Boards of Junior Achievement Worldwide, the United Way Foundation of Metropolitan Dallas, and as a Trustee of Northeastern University. He also serves as an Executive in Residence in Northeastern’s College of Business Administration.

CLAIRE W. GARGALLI Director Since 1992	Age 66

Former Vice Chairman, Diversified Search Companies (executive search consultants) from 1990 to 1998. Ms. Gargalli has been Praxair’s Executive Session Presiding Director since January 1, 2008.

Ms. Gargalli is a director of Baker Hughes, Inc. and Virginia National Bank. She is also a trustee emeritus of both Carnegie Mellon University and Middlebury College.

IRA D. HALL Director Since 2004	Age 64

Former President & Chief Executive Officer of Utendahl Capital Management, L.P. (an asset management company) from 2002 through 2004. From 1999 to 2001, Mr. Hall served as Treasurer of Texaco Inc., and from 1998 to 1999, he was General Manager, Alliance Management of Texaco Inc. Prior to joining Texaco, Mr. Hall held several positions with International Business Machines.

Mr. Hall is a director of Pepsi Bottling Group Inc. and Ameriprise Financial, Inc. He is the past chairman of the board of the Executive Leadership Council. He also serves on the Dean’s Advisory Council of the Stanford Graduate School of Business, is a trustee emeritus of Stanford University, and is a board member and Treasurer of the Jackie Robinson Foundation.

RAYMOND W. LEBOEUF Director Since 1997	Age 62

Former Chairman & Chief Executive Officer of PPG Industries, Inc. (a diversified manufacturer of coatings, glass and chemicals) from 1997 to 2005. From 1995 to 1997, Mr. LeBoeuf served as President & Chief Operating Officer of PPG Industries, Inc. and was elected a director in 1995.

Mr. LeBoeuf is a director of MassMutual Financial Group.

LARRY D. MCVAY Director Since 2008	Age 61

Principal of Edgewater Energy Partners, LLC, an energy industry consulting firm. Mr. McVay served as the Chief Operating Officer of TNK-BP Holding from 2003 until his retirement in 2006. TNK-BP Holding, based in Moscow, Russia, is a vertically integrated oil company 50%-owned by BP PLC. Mr. McVay’s responsibilities at TNK-BP included executive leadership for the Upstream, Downstream, Oil Field Services, Technology and Supply Chain Management. He previously served as Technology Vice President — Operations and Vice President of Health Safety Environment for BP’s Exploration and Production operations from 2000 to 2003. Prior to joining BP, Mr. McVay held numerous positions at Amoco, including engineering management and senior operating leadership positions.

Mr. McVay is a director of Callon Petroleum Company and Chicago Bridge & Iron Company.

WAYNE T. SMITH Director Since 2001	Age 63

Chairman, President & Chief Executive Officer of Community Health Systems, Inc. (a hospital and healthcare services company) since 2001. In 1997, Mr. Smith was elected President and then Chief Executive Officer and a director of Community Health Systems, Inc. Prior to joining Community Health Systems, he served as Chief Operating Officer, President, and a director of Humana Inc.

Mr. Smith is a director of Citadel Broadcasting Corporation and a member of the Board, and past Chairman of, the Federation of American Hospitals.

H. MITCHELL WATSON, JR. Director Since 1992	Age 71

Former President, Sigma Group of America (a consulting company) from 1992 to 2005. Mr. Watson was President & Chief Executive Officer of ROLM Company (a telecommunications joint venture of IBM and Siemens AG) from 1989 to 1992. Prior to that, he served as Vice President, Marketing for IBM.

Mr. Watson also is a director of Community Health Systems, Inc., chairman-emeritus of Helen Keller International, and chairman of the Brevard Music Center.

ROBERT L.WOOD Director Since 2004	Age 54

Former Chairman, President & Chief Executive Officer of Chemtura Corporation (a specialty chemicals company formerly known as Crompton Corporation) from 2004 to 2008. Mr. Wood became President & Chief Executive Officer of Chemtura in January 2004 and was appointed Chairman in April 2004. Prior to joining Chemtura, Mr. Wood served in various senior management positions at Dow Chemical Company, most recently as business group president for Thermosets and Dow Automotive from November 2000.

Mr. Wood is also a director of Jarden Corporation, and has served as chairman of the American Plastics Council.

Executive Officers

The following Executive Officers have been elected by the Board of Directors and serve at the pleasure of the Board. It is expected that the Board will elect officers annually following each annual meeting of shareholders.

Stephen F. Angel, 53, See description under “The Board of Directors.”

James T. Breedlove, 61, is Senior Vice President, General Counsel and Secretary of Praxair, Inc. and served as Vice President, General Counsel and Secretary from 2004 to 2006. Prior to joining Praxair in 2004, Mr. Breedlove was Senior Vice President and General Counsel at GE Equipment Services from 2002, and from 1992 to 2002 he served as a Senior Vice President of a division of General Electric Capital Corp.

Domingos H. G. Bulus, 47, is President of White Martins Gases Industriais Ltda. (“White Martins”), Praxair’s Brazilian subsidiary, and is a Vice President of Praxair, Inc. He served as President of Praxair Asia from 2001 to 2003. Mr. Bulus also served as Executive Director of the Andean Treaty region for White Martins from 1996 to 2001. He assumed his current position in 2003.

James J. Fuchs, 56, is a Senior Vice President of Praxair, Inc., and served as a Vice President from 2001 to 2006. Since 2001, he also has been President of North American Industrial Gases, and President of Praxair Canada. In 2006, Mr. Fuchs also assumed responsibility for Praxair’s Mexican operations. Prior to these assignments, Mr. Fuchs served Praxair Asia as its President from 1998 and as a Vice President from 1996.

Ricardo S. Malfitano, 50, is an Executive Vice President of Praxair, Inc., overseeing Praxair’s South America and Asia regions, the electronics and healthcare businesses, the North American packaged gases business, global supply systems, global procurement, global operations excellence, safety and environmental compliance and global sustainability. Mr. Malfitano served as a Senior Vice President of Praxair from 2003 to 2006 and was President of White Martins, and President, Praxair South America from 2001 to 2003. He served as President, North American Industrial Gases and President of Praxair Canada from 1998 to 2001.

Eduardo Menezes, 45, is a Vice President of Praxair, Inc. and President of Praxair Europe. He served as Managing Director of Praxair’s business in Mexico from 2004 to 2007, as Vice President and General Manager for Praxair Distribution, Inc. from 2003 to 2004 and as Vice President, U.S. West Region, for North American Industrial Gases, from 2000 to 2003. He assumed his current positions in 2007.

George P. Ristevski, 49, is a Vice President of Praxair, Inc. and President of Praxair Distribution, Inc. From 2002 to 2007 he was President of Praxair Healthcare Services, Inc. and from 2000 to 2002, he was Vice President and Controller for Praxair, Inc.

James S. Sawyer, 52, is an Executive Vice President and the Chief Financial Officer of Praxair, Inc. and oversees the surface technologies business. From 2003 to 2006, he served as a Senior Vice President and the Chief Financial Officer. Mr. Sawyer was designated the Company’s Chief Financial Officer in 2000.

Matthew J. White, 36, has been Vice President and Controller of Praxair, Inc. since August 2008. Before that, he was the Finance Director of Praxair’s North American Industrial Gases Division since 2004. From 2000 to 2004, he held various financial and accounting positions at Gentek, Inc., a diversified chemical, automotive and telecommunications holding company, including Group Controller of its Performance Products division. In 2004, Mr. White also served as Vice President of Finance at Fisher Scientific, a scientific and laboratory instruments distributor. He is a certified public accountant and a chartered financial analyst.

Executive Compensation

Compensation Committee Report

The Compensation & Management Development Committee (the “Compensation Committee”) reviewed and discussed with management the “Compensation Discussion and Analysis” below and recommended to the Board that it be included in this Proxy Statement. The Compensation Committee has represented to management that, to the extent that the “Compensation Discussion and Analysis” discloses the Compensation Committee’s deliberations and thinking in making executive compensation policies and decisions, it is accurate and materially complete.

The Compensation & Management Development Committee

Wayne T. Smith, Chairman
Nance K. Dicciani
Edward G. Galante
Robert L. Wood

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides context for the policies and decisions underlying the compensation reported in the executive compensation tables included in this Proxy Statement for the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other executive officers who had the highest “total compensation” for 2008, as set forth in the “Summary Compensation Table” below (these five executive officers are collectively referred to as the “Named Executive Officers” or the “NEOs”). The Compensation Committee of the Company’s Board of Directors is responsible for policies and decisions regarding the compensation and benefits for NEOs. A detailed description of the Compensation Committee’s responsibilities and processes is described under the heading “The Compensation & Management Development Committee” on pages 17 to 18 of this Proxy Statement. Certain facts described in this CD&A reflect Compensation Committee deliberations in private session, which the Compensation Committee has advised management are accurate and materially complete.

Praxair’s Executive Compensation Objectives and Approach

The Compensation Committee has established the following objectives for Praxair’s executive compensation program:

•	attract and retain executive talent;

•	build and support a performance-driven culture and motivate executives to deliver strong business results;

•	align executives with shareholder expectations by closely linking total compensation with

 — short term business performance, and

 — longer term shareholder value creation; and

•	encourage executives to own Company stock, thereby further aligning their interests with those of shareholders.

The Compensation Committee seeks to achieve these objectives by providing a competitive total compensation package designed to attract and retain high-performing, results-oriented executives. The compensation package includes (1) direct compensation of base salary, annual performance-based variable compensation and long term incentives, (2) certain retirement and other benefits generally available to other employees, (3) severance benefits, and (4) a limited value of perquisites. The Compensation Committee uses as a guide the median value of total direct compensation of the benchmarking market data discussed below. Total direct compensation actually earned, and the actual proportion of each direct compensation element to the total, may be more or less than the targeted amounts depending upon the Company’s business and stock price performance and other factors discussed below.

A competitive base salary and variable compensation opportunity, along with retirement and other benefits, serve to attract and retain executive talent. Because at least 70% of NEOs’ target total direct compensation opportunity for 2008 is in the form of performance-based variable compensation and long-term incentives, executives are also motivated to deliver strong business performance and create shareholder value. These compensation elements are “at risk” and dependent upon the Company’s achieving financial and other business goals set by the Compensation Committee and, for long term incentives, the Company’s stock price performance. Executive severance arrangements in the event of a change-in-control of the Company provide a retention incentive and encourage continuity of management.

In order to further align shareholder and executives’ interests, the Compensation Committee has established stock ownership guidelines for NEOs (see disclosure on details of these guidelines in the Corporate Governance and Board Practices section of this Proxy Statement under the caption “Executive Stock Ownership Guidelines”). NEOs may meet these guidelines by acquiring Company stock or stock-equivalent units through long term incentive grants, as well as through the Company’s Compensation Deferral Program, 401(k) savings plan, Dividend Reinvestment and Stock Purchase Plan and through personal investments.

Key Executive Compensation Factors and Considerations

The key factors that the Compensation Committee considers in determining NEO compensation are summarized below, followed by a discussion and analysis of the individual elements of NEO compensation. As described below, the determination of annual performance-based variable compensation for 2008 was made in part by use of a formula that measured Company financial performance achieved against selected and pre-set financial measures. Except for this formula, individual compensation decisions in 2008 required considerable judgment and the balancing of many objective and subjective considerations such as those listed in this section.

Compensation Consultant Analysis and Advice

The Compensation Committee engages an executive compensation consultant to provide data, analysis and advice. During 2008, the Compensation Committee engaged Deloitte Consulting. The scope of Deloitte Consulting’s engagement included advice on the determination of NEO compensation, preparation and presentation to the Compensation Committee of reports on executive compensation trends and various other materials related, for example, to the design of performance-based variable compensation programs, long term incentive valuation and program design changes, peer group composition, and review of plan documents.

In December 2007, Deloitte Consulting analyzed the compensation benchmarking study performed by management, reviewed other independent compensation data and gave advice on competitive compensation for the Company’s executive officers. In advance of applicable Compensation Committee meetings, the CEO and certain management personnel discussed the consultant’s analysis and the data to be presented at the meeting, and the CEO solicited the consultant’s views on his proposed recommendations for executive officer compensation (other than his own). In its deliberations, including in private sessions with the consultant, the Compensation Committee requested the consultant’s view of the CEO’s recommendations, as well as input on the CEO’s compensation.

Benchmarking

The Compensation Committee uses benchmark market data to help determine the appropriate amount of total direct compensation opportunity for each NEO and the elements of each NEO’s direct compensation.

Selection of Benchmark Companies. For determinations of compensation for 2008, the Compensation Committee utilized benchmark companies previously identified with the assistance of Towers Perrin, LLP, its consultant for nine months during 2007. From a broader base of companies in selected industries (the Key Industry Group, consisting of 384 companies) for which Towers Perrin maintained detailed compensation data, the Compensation Committee selected a smaller group as the Key Company Group. The Compensation Committee used the Key Company Group to assess competitive market compensation levels for NEO positions. The Compensation Committee also consulted market data from the broader Key Industry Group to ensure that market data from the Key Company Group was not impacted by any unusual or short-term factors. Data provided by Towers Perrin to the Compensation Committee was adjusted based on regression analysis to account for the differing scope of operations of comparator companies. The companies in the Key Company Group were selected to represent the Company’s competitors, key customer segments and the markets for executive talent most applicable to the Company. The group was targeted at 25-30 members so as to provide meaningful but manageable data comparisons. For 2008, the 28 companies identified below were selected with the advice of Towers Perrin:

Advanced Micro Devices Air Liquide Americas Air Products and Chemicals Dow Chemical Duke Energy DuPont Eastman Chemical Ecolab Eli Lilly General Mills	Ingersoll Rand Johnson & Johnson Kellogg L-3 Communications Linde Group Lyondell Chemical MeadWestvaco Nova Chemicals PepsiCo	PPG Industries Quest Diagnostics Rockwell Automation Rohm and Haas Sempra Energy Smurfit-Stone Container Spectra Energy Texas Instruments Timken

From the Key Company Group, ten companies were selected to comprise the Compensation Committee’s Practices Tracking Group for use in benchmarking compensation and benefit-related practices such as forms of equity awards, stock ownership guidelines, perquisites and personal benefits, retirement and other termination arrangements, based on proxy statement disclosures. For 2008 compensation decisions, the Compensation Committee’s pay practices evaluation used a Practices Tracking Group comprised of the following companies: Air Products and Chemicals, Dow Chemical, Duke Energy, DuPont, Ecolab, Johnson & Johnson, PepsiCo, Rockwell Automation, Rohm and Haas, and Spectra Energy. At the Compensation Committee’s request, management, with input from the Compensation Committee’s consultant, conducted a subsequent review of the Practices Tracking Group to ensure that it consisted of companies that are in the same industry as Praxair and/or are considered to be companies employees may consider for employment if they were to leave Praxair. In July 2008, the Compensation Committee adopted a revised Practices Tracking Group comprised of the following companies: Air Products and Chemicals, Ashland, Celanese Corp, Chemtura Corporation, Dow Chemical, DuPont, Eastman Chemical, Huntsman Corp, Lubrizol, Monsanto, PPG Industries, and Rohm and Haas. The newly adopted Practices Tracking Group was used for benchmarking of executive compensation practices beginning in July 2008.

Application of Benchmark Data. For target total direct compensation opportunity, the Compensation Committee examined the median, as well as the 25th and 75th percentiles of benchmark company data for each NEO’s position. Although the Compensation Committee uses the median as a guide for determining compensation levels, actual values set for any individual NEO may, from time to time, deviate from the median (a) due to the Individual NEO Factors described below, (b) because of year-to-

year swings in market median data, (c) so as to maintain the desired internal equity among executive positions, and (d) to balance the mix of compensation elements deemed appropriate for each NEO. Excluding the performance-vesting stock option grant discussed below, the value of total direct compensation opportunity targeted for each NEO in 2008 approximated the median of the Key Company and Key Industry groups as determined by the benchmarking process.

Individual NEO Factors

The Compensation Committee considered a number of qualitative factors relating to each NEO including, as applicable:

•	the Company’s performance in the NEO’s principal area of responsibility and the degree to which it wishes to drive and reward such performance.

•	the NEO’s performance against the critical goals, both financial and non-financial, set by the CEO and the exhibition of the values, competencies and behaviors that are important to the success of the Company.

•	the potential contributions the NEO can make to the Company’s success.

•	the NEO’s experience and level of responsibility.

•	the Company’s retention goals or needs for the NEO.

•	the size of the NEO’s total compensation opportunity, base salary, annual performance-based variable compensation opportunity, and long term incentive grants relative to those for executives with similar responsibilities at companies in the Key Company Group.

•	recognition of relative responsibilities of NEOs within the Company.

The Compensation Committee did not find it practical, nor did it attempt, to assign relative weights to the Individual NEO Factors or subject them to pre-defined, rigid formulas, and the importance and relevance of specific factors varied among each NEO. However, the market data and an individual’s performance were significant contributing factors to the compensation decisions.

Recommendations of the Chief Executive Officer

The CEO does not determine the compensation of any of the executive officers, but he provides input to the Compensation Committee on such matters as:

•	salary adjustments, target (percent of salary) performance-based variable compensation and the value of long term incentives for individual executive officers based on analysis of the market benchmark data and the Individual NEO Factors described above.

•	his assessment of the Company’s performance against the non-financial goals set by the Compensation Committee under the Variable Compensation Plan and evidence supporting that assessment.

•	individual performance adjustments that should be applied to performance-based variable compensation for individual executive officers.

•	the form of long term incentives most appropriate to drive sustainable shareholder value creation.

•	method(s) for determining the number of stock options to be awarded.

•	the companies against which it is appropriate to benchmark the Company’s executive compensation.

•	the financial performance metrics to be used in the Company’s incentive program.

Evaluation of Aggregate Compensation

Total Compensation and Benefits. The Compensation Committee considers the value of each NEO’s aggregate compensation package in which all components of his direct compensation and benefits are viewed together using a “tally sheet” format. In December 2007, the Compensation Committee performed this review as part of its consideration of 2008 compensation and as part of its separate determinations of the amounts of target total direct compensation and the direct compensation elements. Based on this review, the Compensation Committee determined that the total compensation opportunity granted to each NEO was consistent with its executive compensation objectives and, as a result, no changes were made to the compensation program.

Termination Benefits. The Compensation Committee also considers the total payments and benefits that could be received by each NEO under various employment termination events, including retirement, voluntary resignation, and termination by the Company, including following a change-in-control of the Company. The Compensation Committee conducted this review in December 2007 and determined that the aggregate of termination and severance payments and benefits to the NEOs was consistent with its executive compensation objectives, and as a result, no changes were made to these termination benefits for 2008. In October 2008, the Compensation Committee approved revised change-in-control agreements to comply with Internal Revenue Code Section 409A. These revised agreements became effective on January 1, 2009 and include certain reductions in NEO termination benefits and require that a nondisclosure, nonsolicitation and noncompetition agreement be executed. Estimated benefits that would be paid upon a change-in-control at December 31, 2008 are discussed below under the caption “Potential Payments upon Termination or Change-in-Control.”

Other Considerations

Tax and Accounting. Under Internal Revenue Code Section 162(m), the Company may not take a tax deduction for compensation paid to any NEO (other than the Company’s Chief Financial Officer) that exceeds $1 million in any year unless the compensation is “performance-based.” While the Compensation Committee endeavors to structure compensation (including performance-based variable compensation as discussed below) so that the Company may take a tax deduction, it does not have a policy requiring that all compensation must be deductible and it may, from time to time, authorize compensation that is not tax deductible. Accounting treatments were reviewed but did not impact the selection and design of equity and equity-related compensation for 2008, although all such grants were made in a manner as to not require mark-to-market accounting treatment.

Analysis of the Use of Long Term Incentives. The Compensation Committee reviewed 2008 stock transactions by executive officers and their year-end holdings so as to monitor the executives’ use of long term incentives. The review included ensuring executives were within stock ownership guidelines, examining transactions for hedges or other risk-management techniques applied to stock-based incentives, and inspection for improper dispositions back to the Company or other self-dealing. Based on this review, the Compensation Committee determined that the long term incentives previously granted to NEOs continue to be used appropriately.

Elements of Direct Compensation for Executive Officers

The methods by which the amounts of 2008 direct compensation for NEOs were determined and the reasons therefor are described in the following sections for each element of direct compensation.

Salary

The salary level for each NEO was established by the Compensation Committee considering both the benchmark data for equivalent positions in the Key Company Group, the Key Industry Group and the Individual NEO Factors as described above. The salaries reported in the “Summary Compensation Table” reflect actual cash paid for the 2008 calendar year which includes the effect of adjustments to base salaries during the year. Consistent with the adjustment methodology and applicable increases made to base pay for all eligible U.S. employees, in April 2008 increases were made to the NEO base salaries in recognition of continued strong performance in their positions and to ensure desired market positioning of near median for each. The increases to NEO base salaries ranged from 3.5% to 8.2%, and no further adjustments were made to their base salaries during the year.

In consideration of the rapid economic downturn and resulting cost reduction actions taken by management to help mitigate the effects of the downturn, NEOs and other key employees will forgo base salary merit increases in 2009.

Annual Performance-Based Variable Compensation

The performance-based variable compensation reported for each NEO (in the column of the “Summary Compensation Table” captioned “Non-Equity Incentive Plan Compensation”) represents that earned for 2008 performance. Below is a description of how the Compensation Committee determined the 2008 annual performance-based variable compensation earned by each NEO under the Company’s Variable Compensation Plan. The Company uses similar criteria and methodology to determine performance-based variable compensation awarded to all eligible employees.

Target Performance-Based Variable Compensation Level. The target performance-based variable compensation level for 2008 for each NEO (meaning the amount of variable compensation, expressed as a percent of salary, that would be earned for 100% achievement of the financial performance mid-point goals) was established by the Compensation Committee in December 2007 and ranged from 70% to 115% of salary.

Establishment of Financial Measures. In December 2007, the Compensation Committee selected three financial measures that it determined were appropriate to meet the compensation objectives of driving desired short term business performance for the 2008 plan year and increasing total shareholder return. These financial measures were the Company’s corporate consolidated results with respect to (1) sales revenue (2) net income, and (3) working capital as a percent of sales (defined as trade receivables, inventory and payables, excluding non-operating items such as deferred taxes and pensions), with each measure weighted equally. Sales revenue and net income are accounting items reported in accordance with GAAP in the Company’s public financial statements except that the Compensation Committee may approve certain adjustments to reported results based on differences between operating plan assumptions and actual results such as currency exchange rates and product price changes caused only by changes in certain raw material costs. Similar financial measures were established for the Company’s business units which, in the aggregate, totaled to the corporate consolidated target financial goals for 100% payout. Corporate consolidated financial results and the business unit financial results were weighted together in the formula by which performance-based variable compensation earned by the NEOs for financial performance is determined.

Establishment of Financial Goals. Mid-point goals were established for each financial measure which corresponded to a 100% payout of the target performance-based variable compensation. In addition, values were established for each financial measure representing minimum and maximum rewarded performance levels corresponding to potential payouts ranging from zero to 200% of target.

The Compensation Committee set the 2008 target financial goals for 100% target payout as follows: Sales Revenue: $10.145 billion (an 8% increase over 2007 actual); Net Income: $1.290 billion (a 10% increase over 2007 actual); and Working Capital as a percentage of sales: 13.2%.

The Compensation Committee designed the relationship between pay and performance so as to ensure that performance which significantly outperformed the target financial goals would be rewarded with well-above market benchmark payout levels. Similarly, performance that did not meet the goals would reduce the performance-based variable compensation payout to as low as zero in the case of failure to meet the pre-established minimum performance. In setting the target goals for 100% target payout, the

Compensation Committee strived to establish challenging but achievable goals. The factors considered by the Compensation Committee in assessing the challenge inherent in the goals included:

•	management’s operating plan,

•	macro-economic trends and outlooks in each of the countries in which the Company operates,

•	currency exchange trends and outlook,

•	expected 2008 industrial gases industry peer performance and that of the broader S&P 500,

•	shifts in key customer markets, and

•	expected contribution from contracts already awarded and decisions or actions already made or taken.

Non-Financial Goals. The Compensation Committee also established non-financial goals with respect to (1) strategic positioning of the business for long term performance, (2) performance relative to peers, (3) safety and environmental compliance, including improvements in recordable injuries and lost workday rates, (4) people development, including diversity in hiring, retention and advancement, and developing future leadership for the Company, (5) cost reductions and increases in productivity and efficiencies resulting from the Company’s Six Sigma and other initiatives, and (6) audit/compliance initiatives. Based on its assessment of the Company’s performance of these non-financial goals plus consideration of unforeseen external factors beyond management’s control that may have helped or hindered management’s achievement of the financial goals, the Compensation Committee may make a subjective adjustment of up to plus or minus 35 basis points to performance-based variable compensation payout as determined by the performance against financial measures.

Individual Performance. The Compensation Committee may adjust each NEO’s performance-based variable compensation (calculated based on the performance against financial and non-financial goals described above) based on its subjective evaluation of individual performance, determined, in part, by some of the Individual NEO Factors described above.

Adjustments of Payouts Under Section 162(m). In December 2007, the Compensation Committee established an upper limit on performance-based variable compensation that could be paid to NEOs for 2008 under the shareholder-approved “Praxair, Inc. Plan For Determining Awards under Section 162(m)” (the “162(m) Plan”). For 2008, the Compensation Committee identified the participants in the 162(m) Plan and approved the maximum performance-based variable compensation payment that could be paid to each NEO for budgeted Net Income performance. At the end of the performance period, the Compensation Committee certified the Net Income earned and the maximum performance-based variable compensation awards available to each NEO under the 162(m) Plan based on that Net Income amount. It then exercised its downward discretion available under the 162(m) Plan to adjust the actual payment to a level it deemed appropriate for each NEO according to the methodology described above.

2008 Results and Payout Based on Performance. Praxair had strong financial results for 2008 with sales revenue and working capital (as-a-percentage-of-sales) significantly exceeding the target financial goals set by the Compensation Committee. However, the Company fell short of the net income target because of non-recurring charges, including those related to cost reduction actions initiated in the fourth quarter in response to the global economic slowdown. These non-recurring charges negatively impacted the payout for 2008. Nonetheless, in the aggregate, this financial performance supported a payout above target. The table below shows for each financial performance measure the Company’s 2007 and 2008 actual financial performance as adjusted under the Variable Compensation Plan, and the 2008 targets set by the Compensation Committee.

	2007 Actual		2008 Actual
	Performance		Performance
	(adjusted per Plan)	2008 Plan Target	(adjusted per Plan)
Financial Measure	($ millions)	($ millions)	($ millions)
Sales	$9,235	$10,145	$10,520
Net Income	$1,149	$1,290	$1,198
Working Capital as a % of sales	13.5%	13.2%	12.7%

In order to verify the determination of the performance-based variable compensation payable for the 2008 plan year, the Compensation Committee engaged the Company’s internal audit department to verify that the Company’s performance against the pre-established corporate consolidated financial measures was properly determined. The report of the internal auditors confirmed to the Compensation Committee that the program was properly administered.

In addition to determining performance against financial measures, the Compensation Committee also determined that the Company’s performance with respect to the pre-established non-financial goals was strong, and, consequently, should be a positive factor in determining performance-based variable compensation. In particular, the Compensation Committee noted that the Company had (i) made significant progress in its safety record, including improvements in the number of lost work days and recordable injuries, (ii) begun and/or completed various domestic and international capital projects and joint ventures that would enhance the Company’s strategic position for the future, (iii) made progress in its employment diversity goals, including in hiring, advancement and retention, and (iv) enhanced productivity as a result of its Six Sigma and other initiatives.

The Compensation Committee applied a positive adjustment of 29 basis points to the variable compensation payout in recognition of the Company’s performance relative to the non-financial goals. Positive adjustments were also made to the payouts of each NEO based upon his individual performance, resulting in the total performance-based variable compensation award reported in the Summary Compensation Table.

Performance-Based Variable Compensation Illustration. To illustrate how the Compensation Committee made 2008 performance-based variable compensation determinations under the Variable Compensation Plan, assume the following hypothetical example: (1) a NEO’s base salary was $500,000 and his/her target performance-based variable compensation was 70% of base salary; (2) the Company achieved target (midpoint) performance for each of the financial measures; (3) the Compensation Committee determined that the Company’s achievement of non-financial goals supported a positive adjustment of 25 basis points; and (4) the Compensation Committee made no upward or downward adjustment to the NEO’s performance-based variable compensation based upon his/her individual performance. The NEO’s performance-based variable compensation would have been $437,500, calculated as follows: $500,000 base salary times 70% times 125% (125% being the 100% financial performance plus the 25 basis points positive adjustment for non-financial performance).

Recapture Policy. The Compensation Committee has adopted a policy for the recapture of annual performance-based variable compensation payouts, equity grants and certain equity gains in the event of a later restatement of financial results. Specifically, if the Board, or an appropriate committee thereof, has determined that any fraud by any elected officer of the Company materially contributed to the Company having to restate all or a portion of its financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including consideration of fairness and equity. Among those remedies, the Board or committee, to the extent permitted by applicable law, may require reimbursement of any performance-based cash, stock or equity-based award paid or granted to, or gains realized (such as through the exercise of stock options or sale of equity securities) by, any or all elected officers of the Company, if and to the extent that:

(a) the amount of such cash, stock or equity-based award was calculated based upon, or realized gain can reasonably be attributed to, certain financial results that were subsequently reduced due to a restatement, and

(b) the amount of the cash, stock or equity-based award, or gain that would have been paid or granted or realized would have been lower than the amount actually paid or granted or realized.

Long Term Incentive Awards

The Company provides long term incentives in order to motivate employees and thereby enhance long term shareholder value and to attract and retain executive talent. The long term incentive grants reported for each NEO in the “Grants of Plan-Based Awards” table below represent the stock option grants and performance share unit awards made in February 2008.

Determining the Value to be Delivered. The 2008 target dollar value of long term incentives for each NEO was established by the Compensation Committee in December 2007 considering the benchmark data for equivalent positions in the Key Company Group and Key Industry Group. Individual NEO Factors as described above also were considered. In determining the target dollar value of long term incentives to be delivered in 2008 to NEOs, the Compensation Committee did not deem relevant the number or value of incentives then held by NEOs or the amount of previous gains received by NEOs from exercises of options, or in Mr. Angel’s case, the vesting of previously-granted restricted stock.

Determining the Form of Award. In December 2006, the Compensation Committee reviewed alternative forms of long term equity incentives taking into account, among other factors, market trends and practices, the potential shareholder dilution effect of equity grants, and the intended purposes of such incentives. The Compensation Committee determined that a mix of stock options (75% of the target value) and performance share unit awards (25% of the target value) was the most appropriate vehicle for equity grants. In January 2008, the Compensation Committee reviewed the previous year’s decision and determined that this mix would continue to motivate executives to increase the Company’s stock price and would appropriately balance long term incentives with attention on performance metrics that are expected to drive medium-term revenue and net income growth. The material terms of the long term incentive grants are discussed after the “Grants of Plan-Based Awards” table below under the heading “Additional Information Regarding Plan-Based Awards.”

The Compensation Committee judged at that time that stock options presented an appropriate balance of risk and reward in that stock options have no value unless the Company’s stock price increases above the option exercise price. The potential for value acts both as a retention incentive and an incentive to deliver strong business results that would be expected to increase the Company’s stock price, thereby creating shareholder value. The Compensation Committee also noted that, because of the Company’s record of excellent shareholder return performance, the Company’s executives place high value on stock options as a long term incentive vehicle. Finally, the Compensation Committee considered that the vesting terms as well as the opportunity provided by stock options for substantial leveraged value from sustainable growth in shareholder wealth over their ten-year term encourage long term decision-making.

The Compensation Committee also judged that the performance share unit awards further serve as an incentive to deliver strong business results and increase shareholder value. They also help the Company meet its competitive talent retention objectives. The awards granted in 2008 vest after two years from the grant date and the potential payout of the number of target shares of each award is dependent on the Company’s combined 2008 and 2009 financial performance as measured against the corporate consolidated financial goals that the Compensation Committee determines for performance-based variable cash compensation for each of those years.

Determining the Amount of Award. In January 2008, the Compensation Committee determined the number of option shares and performance share units to be granted to each NEO. The number of option shares was based on Towers Perrin’s estimated valuation of the Company’s options using a binomial valuation model and applying that per-option value to the dollar value to be delivered to each NEO. The number of performance share units was based on the estimated valuation of the shares considering the performance payout factors and applying that per-share value to the dollar value to be delivered to each NEO, as previously determined.

Because of the sharp increase in the price of the Company’s stock in 2007, the estimated grant-date value of each stock option and performance share unit increased significantly, and therefore, the number of stock options and performance share units to be awarded to each NEO and other key employees for 2008 would have declined substantially. The substantial reduction in the number of shares to be awarded raised concern about the perceived value of the total long term incentives being awarded to the NEOs and other key employees for 2008 and the potential adverse impact on employee morale and retention. As a result, in February 2008, in addition to granting performance share units and time-vesting stock options, the Compensation Committee also granted performance-vesting stock options to the NEOs and certain other key employees for 2008 in order to serve as an additional retention incentive. To assure strong alignment with shareholders’ interests, these additional stock options vest only if the Company achieves cumulative earnings per share (“EPS”) growth of 33% over 2007 EPS during the three-year period ending December 31, 2010. If the Company fails to meet the cumulative EPS goal, none of these performance-vesting stock options will vest and all will be immediately forfeited. The number of performance-vesting stock options awarded to the NEOs increased each NEO’s total direct compensation opportunity for 2008 to approximately the 75th percentile, if vesting of the additional award occurs.

Determining the Grant Date. The Compensation Committee’s practice has been to approve at its regular meeting in late January the total number of long term incentives to be allocated among all eligible employees, and to specifically approve the long term incentives to be granted to each NEO and the other executive officers. The Compensation Committee sets the actual grant date of these long term incentives as the date of the Board’s regular meeting in late February. The option exercise price of stock options is fixed at 100% of the closing price of the Company’s common stock on the NYSE on that February meeting date. Separate stock option grants and other equity awards may occur on other dates throughout each year as part of hiring new employees or to reflect promotions.

Consistent with this practice, on January 21, 2008, the Compensation Committee established February 26, 2008 as the grant date for NEOs’ and other eligible employees’ options and performance share unit awards, coinciding with the Board’s next scheduled meeting date. This grant date was established so that:

•	The grant date (and, thereby, the exercise price) for NEOs’ options is aligned with those granted to all other eligible employees and those granted to the non-management directors under the 2005 Equity Compensation Plan for Non-Employee Directors of Praxair, Inc.

•	A reasonable interval would exist between the Company’s public release of 2008 earnings results in late January 2008 and the February 26, 2008 grant date upon which the exercise price of the options was set.

Long Term Incentives for 2009. The Compensation Committee determined that 2009 long term incentive awards should be a mix of time-vesting stock options (50% of the target value) and performance share unit awards with a three-year performance period (50% of the target value). It made this determination based in part on its review of market trends with Deloitte Consulting that indicated an increased used of diversified equity awards, and to address employee retention concerns resulting from the reduced value of outstanding option awards resulting from the substantial decline in the Company’s stock price and in the stock market generally. A three-year performance period was believed to be an appropriate balance between the one-year variable compensation goals and the longer-term stock option share price growth goals, ensuring that management is focused on consistently growing the Company and increasing shareholder value. The Compensation Committee also judged that increasing the performance share percentage to 50% of the value of the total equity award would provide appropriate incentive to executives to focus on the additional performance requirements.

To assure a strong alignment with shareholders’ interests, the performance share unit awards granted in February 2009 generally vest after three years from the grant date provided that the Company has attained a minimum level of cumulative EPS growth for a three-year performance period beginning on January 1, 2009 and ending on December 31, 2011. Once vested, the awards are settled in shares of Company common stock. The payment of shares will range from 50% to 150% of the individual’s “target” amount, depending upon the Company’s cumulative EPS growth for the performance period compared against pre-established EPS growth goals. If, as a result of materially adverse and unforeseen market conditions beyond the control of the Company, the Company’s cumulative EPS growth for the performance period does not meet the minimum threshold level for payout but does exceed the average cumulative EPS growth in operating earnings of the companies included in the Materials Sector of the Standard & Poors 500 index for the same performance period, each participant will receive a payment of shares equal to 50% of his or her “target” award unless the Compensation Committee otherwise determines that no payment should be made.

Benefit Plans Available to Executive Officers

The Company’s practice is to make available to NEOs essentially the same benefit plans generally available to other employees in the U.S. Neither the financial resources of the NEO, nor the amount or form of present or past direct compensation paid to the NEO was deemed by the Compensation Committee as relevant to any NEO’s continuing eligibility to participate in these plans in 2008. Except as discussed below, benefits for NEOs under these plans are available and calculated on the same basis as for the other plan participants. Adjustments are made so as to continue the benefits to all participants, including NEOs, to the extent that they would otherwise be limited by income or other restrictions imposed by the federal tax laws. From time to time, the Compensation Committee may approve certain other adjustments to be applied to an NEO when it is in the best interests of the Company such as to facilitate the recruitment of an executive. Any such adjustments that are in place for any NEO are disclosed in the tables in this Proxy Statement or their accompanying footnotes or narratives. In addition to the benefit plans listed below, employees, including NEOs, are eligible to participate in other Company plans such as the 401(k) Savings Plan, medical, dental, relocation and vacation.

Retirement Plans

The benefits payable to NEOs under the Company’s retirement plans are described in the “Pension Benefits” table below and its accompanying footnotes and narrative. As described more fully therein, the Compensation Committee, with the advice of its consultant, has in the past approved certain additional pension retirement benefits for certain executives, including service year credits for Mr. Angel and minimum retirement benefits for Mr. Breedlove. These benefits were provided in order to attract these executives to the Company and/or to provide additional retention incentive by compensating them for benefits lost upon departure from their previous employers. Also described in the footnotes are certain adjustments for Messrs. Malfitano and Fuchs related to their service in Brazil and Canada, respectively, which adjustments are generally available to all similarly situated employees.

Tax-Qualified Pension Plan. The Company maintains a tax-qualified defined benefit pension plan for most U.S. employees, including the NEOs.

Supplemental Retirement Income Plans. The Company maintains non-qualified unfunded supplemental retirement income plans (“Supplemental Plans”) for the primary purpose of providing retirement benefits that would otherwise be paid to U.S. employees under the tax-qualified pension plan but for the application of certain federal tax law limitations. Because of their income levels, each NEO is eligible to participate in the Supplemental Plans. The incremental benefits paid under the Supplemental Plans are calculated in the same manner as the underlying tax-qualified pension plan and generally result in no greater benefit than if federal tax law limitations were not in place.

Compensation Deferral Program

Any U.S. employee eligible to participate in the annual performance-based variable compensation plan, including any NEO, is eligible to participate in the Company’s Compensation Deferral Program. Contributions, earnings, withdrawals and year-end balances for 2008 for each NEO under the Compensation Deferral Program are reported in the “Nonqualified Deferred Compensation” table below.

The primary benefit to participants in this plan is that income taxes on any compensation deferred into the plan, and on any earnings within the plan on those deferrals, are also deferred until the account is actually paid out to the individual. Contributions to the plan are voluntary and represent compensation already earned by the participant. The Company also makes contributions that would have been made on the employees’ behalf to the 401(k) Savings Plan but for the application of certain federal tax law limits under that plan. No preferential earnings opportunities are available under the plan to participants, including NEOs. An NEO’s account balance in the plan at any point in time reflects the value of his deferred compensation (and the Company contributions noted above) as if he had invested it, at the time it was earned, in Praxair stock or a fixed income security, as the NEO chose. Therefore, these balances are irrelevant to any present or future compensation decisions for the NEO or the amount of any severance payment that should be paid to NEOs.

Perquisites and Personal Benefits

The Company’s policy is to not extend perquisites or personal benefits to employees other than for limited and specifically defined business purposes. The incremental costs to the Company in 2008 of those benefits provided to NEOs that the SEC deems to be “perquisites and personal benefits” are reported in the “Summary Compensation Table” below (included in the amounts reported in the column captioned “All Other Compensation” and further detailed in an accompanying supplemental table). The Compensation Committee exercises oversight over the perquisites and personal benefits that are made available to NEOs. Accordingly, the Compensation Committee reviewed 2008 Company expenses, regardless of amount, including expenses related to security arrangements, that could be construed as a perquisite or personal benefit for each NEO. The purposes of this review included ensuring that:

•	the costs of such perquisites and personal benefits are not unreasonable and do not constitute a misuse of Company assets.

•	each such expense has a legitimate business purpose.

•	such perquisites and personal benefits are within the mainstream of the practices of the Practices Tracking Group.

•	such perquisites and personal benefits are properly disclosed to shareholders in accordance with applicable SEC rules.

The Compensation Committee determined that, beginning in 2008, the Company would no longer reimburse NEOs for any taxes imputed to them on the value of Company-provided perquisites and personal benefits (such reimbursements are typically called “tax gross-ups”).

In addition, the Company’s internal audit department performed its annual audit of executive officer expense reports for compliance with Company policies, and the independent auditors reviewed that work. Based on these reviews, the Compensation Committee determined that the perquisites and personal benefits available to NEOs in 2008, and their costs to the Company, were reasonable and properly disclosed to shareholders.

Severance and Change-in-Control Arrangements

Severance Plan

All full-time U.S. employees, including NEOs, are eligible to participate in the Company’s severance plan. This plan provides a terminated employee with a severance payment calculated based on the employee’s time in service and salary rate at the time of termination. The maximum payment is generally limited 26 weeks of base pay. This benefit applies only to terminations by the Company other than for cause. Under the plan, the Company retains the discretion to pay severance benefits in excess of this limit on a case by case basis.

Change-in-Control Arrangements

The Company has entered into identical executive severance compensation agreements with certain senior executives, including NEOs. These agreements provide for certain payments to be made to the executive in the event of both (1) a change-in-control of the Company (as defined in the agreements), and (2) the termination of his or her employment within two years thereafter by the Company without cause or by the executive for good reason (a so-called “double trigger”). The purposes of these agreements are, if an actual or threatened change-in-control occurs, to encourage retention of executives for continuity of management, and to keep executives focused on performing their duties rather than seeking immediate employment elsewhere. In 2006, the Compensation Committee determined that these arrangements were at that time generally comparable to those provided by companies in the Practices Tracking Group and provided a legitimate and reasonable benefit to the Company and its shareholders. Thereafter, in 2007 and 2008, the Compensation Committee continued its review with Deloitte Consulting of the material terms and provisions of these agreements, including the types and amounts of potential payments and other benefits, compared to companies in both the previous and the revised Practices Tracking Groups providing similar types of agreements.

In October 2008, the Compensation Committee approved revised executive severance compensation agreements for the NEOs and other executives effective January 1, 2009, that are intended to satisfy the requirements of Section 409A of the Code. At that time, other amendments were also made to the agreements that reduce the benefits available to NEOs when compared with those available under the prior version of the executive severance compensation agreements. As a condition to entering into the revised executive severance compensation agreements, the Company required each NEO to enter into a Nondisclosure, Nonsolicitation and Noncompetition Agreement under which the NEO agreed not to (a) disclose Company confidential information both during and after termination of his or her employment with the Company, (b) solicit the Company’s customers and employees for a period of two years following the NEO’s termination of employment with the Company for any reason, and (c) engage in any activities that compete with those of the Company for a period of two years following the NEO’s termination of employment.

EXECUTIVE COMPENSATION TABLES

The tables below present compensation information for NEOs and include footnotes and other narrative explanations important for your understanding of the compensation information in each table. The Summary Compensation Table summarizes key components of NEO compensation for 2008, 2007 and 2006. The six tables following the Summary Compensation Table provide more detailed information about the various types of NEO compensation for 2008, some of which are included in the Summary Compensation Table. The final table provides information regarding compensation that NEOs would receive when their employment with the Company terminates under various circumstances or upon a change-in-control.

SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						and Nonqualified
					Non-equity	Deferred
			Stock		Incentive Plan	Compensation	All other
			Awards	Option Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)(5)
Stephen F. Angel, Chairman President & Chief Executive Officer(6)	2008	1,026,250	2,182,469	2,577,283	2,500,000	2,134,000	94,031	10,514,033

	2007	1,000,000	967,838	1,966,180	2,800,000	2,155,000	119,152	9,008,170

	2006	631,250	84,883	1,355,023	1,418,000	1,061,000	37,766	4,587,922

Ricardo S. Malfitano, Executive Vice President	2008	576,250	608,917	1,000,404	915,360	2,243,000	14,412	5,358,343

	2007	550,000	276,103	1,001,529	1,029,600	862,000	19,546	3,738,778

	2006	498,333	0	935,940	795,000	311,000	15,819	2,556,092

James S. Sawyer, Executive Vice President & Chief Financial Officer	2008	543,750	608,917	1,062,153	813,330	47,000	19,639	3,094,789

	2007	525,000	276,103	1,112,878	917,280	763,000	19,091	3,613,352

	2006	481,250	0	1,108,814	734,000	643,000	16,847	2,983,911

James J. Fuchs, Senior Vice President	2008	451,250	463,916	722,603	644,010	806,000	18,422	3,106,201

	2007	425,000	414,154	747,529	667,140	311,000	30,800	2,595,623

	2006	395,083	0	684,463	540,000	682,000	27,889	2,329,435

James T. Breedlove, Senior Vice President, General Counsel & Secretary(7)	2008	455,000	440,811	740,562	606,050	303,000	22,317	2,567,740

	2007	435,000	201,698	619,233	623,560	119,000	21,283	2,019,774

(1) These are the amounts that the Company recognized as compensation expense in its financial statements for each year as determined under Statement of Financial Accounting Standards 123R (“FAS 123R”). The Stock Awards amounts are the expense for outstanding performance share grants made to each NEO in February 2007 and February 2008, and, for Mr. Angel, a restricted stock grant made in 2001. The Option Awards amounts are the expense for options granted in 2008 and in certain prior years. The assumptions used in computing the Option Awards amounts are included in Note 16 to the Company’s 2008 financial statements in the 2008 Form 10-K and Annual Report. For Stock Awards that are performance share grants, the assumptions used in computing the expense are also included in Note 16. For Stock Awards that are restricted stock grants, the Company determines the value (the number of shares granted times the fair market value of the Company’s stock on the date of grant) and then recognizes this as expense ratably over the vesting term.

The Stock Awards and Option Awards column amounts were not actually paid to any NEO in 2008, 2007 or 2006. None of Mr. Angel’s restricted stock vested in 2008, and no performance share grants vested in 2008. In addition, a stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, he would then realize an actual gain. Any gain actually realized for options exercised in 2008 is reported in the “Option Exercises and Stock Vested” table below.

(2) In 2008, 2007 and 2006, the Company achieved certain financial and non-financial goals that the Compensation Committee set under the Company’s Variable Compensation Plan. Therefore, the Compensation Committee awarded each NEO performance-based variable compensation payments in February 2009 (for 2008 performance), February 2008 (for 2007 performance) and February 2007 (for 2006 performance). These amounts are reported as “Non-equity Incentive Plan Compensation.” See the detailed description of the Variable Compensation Plan in the preceding CD&A under the sub-heading “Annual Performance-Based Variable Compensation.”

(3) Amounts in this column are the annual increase in actuarial present value of retirement benefits payable under the Company’s Pension Program. These amounts were not actually paid to any NEO. See the detailed description of the Pension Program and how these amounts are calculated following the “Pension Benefits” table below. The total pension present value accrued for each NEO through 2008 under the Company’s Pension Program is also disclosed in that table.

No amounts accumulated under the Company’s Compensation Deferral Program earn above market or “preferential” interest or other earnings; therefore, no earnings are included in this column.

(4) Amounts shown in this column are detailed in the “All Other Compensation” table below.

(5) The amount reported in the “Total” column is the sum of all of the columns. It includes the Stock Awards, Option Awards and Change in Pension Value amounts, which were not actually paid to any NEO in 2008, 2007 or 2006. The Stock Awards, Option Awards and Change in Pension Value amounts actually paid or provided in the future may be more or less than the reported amounts. The amount of compensation actually paid or provided to each NEO for 2008 (being Salary, Non-equity Incentive Plan Compensation and All Other Compensation) was: Mr. Angel: $3,620,281 (34% of Total Compensation reported); Mr. Malfitano: $1,506,022 (28% of Total Compensation reported); Mr. Sawyer: $1,376,718 (45% of Total Compensation reported); Mr. Fuchs: $1,113,682 (36% of Total Compensation reported); and Mr. Breedlove: $1,083,367(42% of Total Compensation reported).

(6) Mr. Angel was appointed as the Chief Executive Officer effective January 1, 2007, and as the Chairman effective May 1, 2007.

(7) Because compensation information for Mr. Breedlove was presented in 2007 for the first time since the SEC adopted new executive compensation disclosure rules in 2006, only 2008 and 2007 compensation information is provided.

This table provides more detail regarding the amounts disclosed in the “All Other Compensation” column for 2008 in the Summary Compensation Table.

2008 All Other Compensation

		Tax	Company
	Perquisites and other	Reimbursements	Contributions to 401(k)
Name	Personal Benefits $(1)	$(2)	and Related Plans $(3)	Total ($)
Stephen F. Angel	56,247	0	37,784	94,031
Ricardo S. Malfitano	14,412	0	0	14,412
James S. Sawyer	0	0	19,639	19,639
James J. Fuchs	1,500	0	16,922	18,422
James T. Breedlove	0	0	22,317	22,317

(1) Includes the Company’s incremental costs of (1) financial planning services provided to Messrs. Angel and Malfitano, (2) physical examinations provided to Messrs. Angel, Malfitano and Fuchs, and (3) for Mr. Malfitano, a contribution on his behalf to a Brazilian government retirement program. For reasons of security and time management, the Board requires the Chief Executive Officer to use the Company’s corporate aircraft for personal use as well as business travel. During 2008, the aggregate unreimbursed incremental cost to the Company for Mr. Angel’s personal use of corporate aircraft was $43,578. The aircraft is available for the Company’s use through a time-share arrangement. The Company pays a fixed time-share charge for the right to use the aircraft, and a per-trip charge. The Company calculates the incremental aircraft costs for Mr. Angel’s personal use as the full amount of those per-trip charges attributable to his personal use. The fixed time-share charge is not included as an incremental cost, as the Company must pay this amount even if Mr. Angel does not use the aircraft for personal travel.

The Company maintains certain country club memberships for business entertainment purposes which memberships, by club rules, may be in an executive’s name. By Company policy, reimbursement of club costs is authorized only when membership and use of the club facilities are judged to be important to the conduct of the Company’s business. As no NEO made personal use of these club memberships during 2008, no amounts are reported in the table.

In addition, the Company pays for or provides executive officer travel, lodging and related expenses incurred in connection with attending Company business related events, including Board meetings (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft if available. No amounts are reported in the table for these business expenses.

(2) Under Federal tax rules, the Company imputes income to each NEO for the value of the perquisites listed in the first column. No tax reimbursements on this imputed income were provided to any executive officer for 2008.

(3) The amounts in this column are Company matching contributions to the Company’s 401(k) Savings Plan and Company contributions to the Compensation Deferral Program. See the description of the Compensation Deferral Program under the “Nonqualified Deferred Compensation” table below.

2008 GRANTS OF PLAN-BASED AWARDS

The following table provides more detailed information regarding the 2008 Non-Equity Incentive Plan Compensation, Stock Awards and the Option Awards reported in the Summary Compensation Table above.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
									All Other	All Other
									Stock	Option	Exercise or	Grant Date
		Compen-							Awards:	Awards:	Base	Fair Value of
		sation							Number of	Number of	Price of	Stock and
		Committee							Shares of	Securities	Option	Option
		Approval	Threshold			Threshold			Stock or	Underlying	Awards	Awards ($)
Name	Grant Date	Date(1)	($)	Target ($)	Maximum ($)	(#)	Target (#)	Maximum (#)	Units (#)	Options (#)	($/Sh)	(6)
Stephen F. Angel

Variable Cash Compensation(2)			0	1,180,188	5,546,881

Performance Share Units(3)	2/26/2008	1/21/2008				0	14,240	28,480				1,194,594

Performance-Vesting Options(4)	2/26/2008	1/21/2008					85,000				83.89	980,050

Time-Vesting Options(5)	2/26/2008	1/21/2008								195,200	83.89	2,250,656

Ricardo S. Malfitano

Variable Cash Compensation(2)			0	461,000	2,166,700

Performance Share Units(3)	2/26/2008	1/21/2008				0	4,000	8,000				335,560

Performance-Vesting Options(4)	2/26/2008	1/21/2008					30,000				83.89	345,900

Time-Vesting Options(5)	2/26/2008	1/21/2008								54,800	83.89	631,844

James S. Sawyer

Variable Cash Compensation(2)			0	435,000	2,044,500

Performance Share Units(3)	2/26/2008	1/21/2008				0	4,000	8,000				335,560

Performance-Vesting Options(4)	2/26/2008	1/21/2008					30,000				83.89	345,900

Time-Vesting Options(5)	2/26/2008	1/21/2008								54,800	83.89	631,844

James J. Fuchs

Variable Cash Compensation(2)			0	338,438	1,590,656

Performance Share Units(3)	2/26/2008	1/21/2008				0	2,910	5,820				244,120

Performance-Vesting Options(4)	2/26/2008	1/21/2008					22,000				83.89	253,660

Time-Vesting Options(5)	2/26/2008	1/21/2008								40,000	83.89	461,200

James T. Breedlove

Variable Cash Compensation(2)			0	318,500	1,496,950

Performance Share Units(3)	2/26/2008	1/21/2008				0	2,860	5,720				239,925

Performance-Vesting Options(4)	2/26/2008	1/21/2008					20,000				83.89	230,600

Time-Vesting Options(5)	2/26/2008	1/21/2008								39,300	83.89	453,129

(1) On January 21, 2008, the Compensation Committee approved the total number of time-vesting stock options, performance-vesting stock options and target performance share units to be allocated among all eligible employees and specifically approved the time-vesting stock options, performance-vesting stock options and target performance share units to be granted to NEOs and all other executive officers. The Compensation Committee set February 26, 2008 as the actual grant date of these awards. The option exercise price was 100% of the closing price of the Company’s common stock on the NYSE on that date. For a more detailed description of the Compensation Committee’s long term incentive grant practices, see the CD&A under the sub caption “Long Term Incentive Awards-Determining the Grant Date.”

(2) The actual amount of performance-based variable compensation paid in February 2009 for 2008 performance is shown in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column for 2008. The amounts shown in these columns are the range of potential 2008 payments that could have been made under the Company’s Variable Compensation Plan in accordance with the performance criteria determined by the Compensation Committee. As no minimum amount was payable, no “Threshold” amounts are reported. Target amounts are expressed as a percent of each NEO’s salary, assuming achieving 100% of Company financial goals. The Maximum amounts are the maximum payments that could be made. However, payout at the maximum has never been attained. For more information, see the explanation in the CD&A under the sub-heading “Annual Performance-Based Compensation.”

(3) These are the target and maximum number of shares that may be earned under performance share unit awards made in February 2008. See the explanation below this table and in the CD&A under the caption “Long Term Incentive Awards” for more information about the performance share unit awards.

(4) This row shows number of shares underlying performance-vesting stock option grants made in February 2008 under the 2002 Praxair, Inc. Long Term Incentive Plan. See the explanation below this table and in the CD&A under the caption “Long Term Incentive Awards” for more information about the performance-vesting stock option grants.

(5) These are the number of shares underlying time-vesting stock option grants made in February 2008 under the 2002 Praxair, Inc. Long Term Incentive Plan. See the explanation below this table and in the CD&A under the caption “Long Term Incentive Awards” for more information about the stock option grants.

(6) The amounts in this column are the full grant date values of the performance share units and performance-vesting option grants (valued at the target number of shares granted), and the time-vesting option grants, made in February 2008 calculated in accordance with FAS 123R. They are neither amounts that were paid to any NEO nor what the Company recognized as compensation expense in 2008 under FAS 123R, which amounts are in the “Option Awards” and “Stock Awards” columns in the “Summary Compensation Table”. Those 2008 compensation expense amounts include certain options granted prior to 2008. See footnote (1) to the “Summary Compensation Table”.

Additional Information Regarding Plan-Based Awards

The 2008 option grants and performance share unit awards reported in the table above were made under the 2002 Praxair, Inc. Long Term Incentive Plan (the “Stock Plan”). Options and performance share units granted to NEOs are made on the same terms as grants to all other eligible employees.

Option Grant Terms

Both time-vesting and performance-vesting option grants were made to NEOs in 2008. The material terms of both grants are described below.

•	Time-vesting options vest in consecutive equal annual installments over three years, beginning on the first anniversary of the grant date. Performance-vesting options vest on the third anniversary of the grant date only if, at any time prior to January 1, 2011, and while the individual remains employed by the Company, the Company’s cumulative completed fiscal year EPS increase by at least 33% over the Company’s EPS for the year ended December 31, 2007. The vesting of both types of options may accelerate in certain cases discussed below.

•	Options expire on the tenth anniversary of the grant date. Options will expire before ten years if employment terminates, except for certain termination reasons described below.

•	Options may be exercised only while the NEO is actively employed except:

(a)	If a NEO becomes disabled, or retires after the first anniversary of the option grant date, time-vesting options continue to become exercisable at the times set forth in the grant agreement and performance-vesting options will become exercisable on the third anniversary of their grant date only if the applicable EPS performance criteria were satisfied prior to the date the NEO became disabled or retired. After becoming exercisable, an option may be exercised at any time up to its termination date (the option is forfeited if the NEO retires before the first anniversary of the grant date or if the performance criteria are not met). “Retirement” generally means reaching age 65, or reaching age 62 with at least 10 years of service to the Company, or accumulating 85 “points” (points being the sum of age plus years of service).

(b)	If the Company terminates the NEO’s employment other than for cause after the first anniversary of the option grant date, time-vesting options continue to become exercisable at the times set forth in the grant agreement and performance-vesting options will become exercisable on the third anniversary of their grant date only if the applicable EPS performance criteria were satisfied prior to the date the NEO’s employment terminated. After becoming exercisable, the option may be exercised for the lesser of the term remaining or three years after such termination of employment (generally the option is forfeited if employment is terminated other than for cause before the first anniversary of the grant date or if the performance criteria are not met).

(c)	Upon the NEO’s death, both time-vesting and performance-vesting options immediately become fully vested and may be exercised by a beneficiary or an estate for three years after a NEO’s death.

(d)	If the Company terminates the NEO’s employment other than for cause, or the NEO terminates his employment, in either case within two years after a “change-in control” of the Company, the option may be exercised for the lesser of the term remaining or three years after such termination (both time-vesting and performance-vesting options immediately become fully vested upon a change-in-control whether or not employment is terminated).

Performance Share Unit Grant Terms

•	Each performance share unit award includes a target number of shares of the Company’s common stock that may be paid out to NEOs. The payout will be dependent on the Company’s financial performance in 2008 and 2009 and will equal the target number of shares multiplied by the two-year average of the corporate consolidated business financial performance factors that the Compensation Committee determines for performance-based variable cash compensation for those years ranging from zero to 200% (see the description of these performance factors in the CD&A under the caption “Annual Performance-Based Variable Compensation-Establishment of Financial Goals”). For example, if the Compensation Committee determined that the annual corporate consolidated financial performance factor for 2008 was 100% and for 2009 was 150%, the NEOs’ target number of shares would be multiplied by 125% (the average for the two years) and the resulting number would be the number of shares of common stock paid.

•	Performance share units, if earned, vest two years after their grant date if the NEO has remained continuously employed by the Company, but vesting may accelerate in certain cases discussed below. Except as described below, if a NEO’s employment with the Company terminates, the performance share unit award is immediately forfeited.

•	Performance share units become immediately vested in full and payable upon the earlier of (i) the NEO’s death or disability, or (ii) a change-in-control of the Company, each occurring prior to the second anniversary of the grant date and while the NEO is employed by the Company. In such case, the number of shares of common stock payable to settle the award is the target number of shares granted under the award.

•	If a NEO retires after the first anniversary of the grant date, or the Company terminates the NEO’s employment other than for cause after the first anniversary of the grant date, the award will vest on the second anniversary of the grant date and payment will be made thereafter with the number of shares paid in settlement of the award determined based upon the Company’s actual performance. The performance share unit grant will be forfeited if a NEO retires or his employment is terminated other than for cause on or before the first anniversary of the grant date.

The Stock Plan defines “change-in-control” to mean, generally, (1) any consolidation or merger in which the Company is not the continuing or surviving corporation; (2) the liquidation of the Company or the sale of all or substantially all of the assets of the Company; (3) an acquisition by a person or group of more than 20% of the Company’s outstanding shares; or (4) a change in the majority composition of the Board not approved by two-thirds of the directors in office before the change.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows each NEO’s outstanding option grants and unvested performance share units and restricted stock, if any, at the end of 2008. For each outstanding option grant, the table shows the option shares that have vested (or that are “Exercisable”) and those not yet vested (or that are “Unexercisable”).

	Option Awards						Stock Awards
			Equity
			Incentive Plan						Equity	Equity Incentive
			Awards:						Incentive Plan	Plan Awards:
		Number of	Number of				Number of		Awards:	Market or
	Number of	Securities	Securities				Shares or		Number of	Payout Value of
	Securities	Underlying	Underlying				Units of	Market Value	Unearned	Unearned
	Underlying	Unexercised	Unexercised				Stock That	of Shares or	Shares, Units	Shares, Units or
	Unexercised	Options(#)	Unearned	Option		Option	Have Not	Units of Stock	or Other Rights	Other Rights
	Options(#)	Un-	Options	Exercise	Option Grant	Expiration	Vested	That Have Not	That Have Not	That Have Not
Name	Exercisable(1)	exercisable(1)	(#)(2)	Price ($)	Date	Date	(#)(3)	Vested ($)(4)	Vested ($)(5)	Vested ($)(5)
Stephen F. Angel	125,000	0	0	23.105	4/23/2001	4/23/2011	23,403	1,389,202	34,800	2,065,728

	110,000	0	0	27.430	1/2/2002	1/2/2012

	100,000	0	0	26.425	2/28/2003	2/28/2013

	120,000	0	0	36.580	2/24/2004	2/24/2014

	143,100	0	0	44.250	2/22/2005	2/22/2015

	87,066	43,534	0	53.980	2/28/2006	2/29/2016

	102,766	205,534	0	61.470	2/27/2007	2/27/2017

	0	0	85,000	83.890	2/26/2008	2/26/2018

	0	195,200	0	83.890	2/26/2008	2/26/2018

Ricardo S. Malfitano	68,000	0	0	26.425	2/28/2003	2/28/2013	0	0	10,160	603,098

	80,000	0	0	36.580	2/24/2004	2/24/2014

	100,000	0	0	44.250	2/22/2005	2/22/2015

	61,666	30,834	0	53.980	2/28/2006	2/29/2016

	30,833	61,667	0	61.470	2/27/2007	2/27/2017

	0	0	30,000	83.890	2/26/2008	2/26/2018

	0	54,800	0	83.890	2/26/2008	2/26/2018

James S. Sawyer	25,000	0	0	44.250	2/22/2005	2/22/2015	0	0	10,160	603,098

	35,833	17,917	0	53.980	2/28/2006	2/29/2016

	15,416	37,001	0	61.470	2/27/2007	2/27/2017

	0	0	30,000	83.890	2/26/2008	2/26/2018

	0	37,447	0	83.890	2/26/2008	2/26/2018

James J. Fuchs	41,733	20,867	0	53.980	2/28/2006	2/29/2016	0	0	7,530	446,981

	23,133	46,267	0	61.470	2/27/2007	2/27/2017

	0	0	22,000	83,890	2/26/2008	2/26/2018

	0	40,000	0	83.890	2/26/2008	2/26/2018

James T. Breedlove	0	20,000	0	44.270	11/15/2004	11/15/2014	0	0	7,360	436,890

	20,200	0	0	44.250	2/22/2005	2/22/2015

	36,266	18,134	0	53.980	2/28/2006	2/29/2016

	22,466	44,934	0	61.470	2/27/2007	2/27/2017

	0	0	20,000	83.890	2/26/2008	2/26/2018

	0	39,300	0	83.890	2/26/2008	2/26/2018

(1) Each time-vesting option vests, or became fully vested, in three consecutive equal annual installments beginning on the first anniversary of the grant date, except for the option granted to Mr. Breedlove on November 15, 2004, 50% of which vested on November 15, 2006, and the other 50% of which will vest on November 15, 2009.

(2) Each performance-vesting option vests on the third anniversary of the grant date, if at any time prior to January 1, 2011, the Company’s cumulative completed fiscal year earning per share (EPS) increases by at least 33% over the Company’s EPS for the year ended December 31, 2007. Otherwise, the option is forfeited on the third anniversary of the grant date.

(3) The shares shown in this column are shares of restricted stock granted to Mr. Angel. See the description below this table for more information about the terms of this grant. Mr. Angel’s grant of 20,000 shares (adjusted to 40,000 shares to reflect a later 2-for-1 stock split) was made on April 23, 2001, in connection with his joining the Company. The first 25% of the total grant vested on April 23, 2003, another 25% vested on April 23, 2007, and the final 50% will vest on April 23, 2011, assuming continued employment on those dates.

(4) The market value reported in this column is the number of shares of Mr. Angel’s unvested restricted stock times the closing price of the Company’s common stock on the NYSE of $59.36 per share on December 31, 2008.

(5) The number of shares reported is the target number of performance shares granted in February 2007 and 2008. The reported market value of these shares reflects the Company’s common stock price per share on the NYSE of $59.36 on December 31, 2008.

Additional Information Regarding Outstanding Equity Awards

Restricted Stock Grant

Footnote (3) to the above table describes the general vesting schedule of Mr. Angel’s restricted stock grant. The other material terms of this grant are:

•	Any shares that have not vested will be forfeited if (i) Mr. Angel terminates his employment (other than upon death or disability), or (ii) the Company terminates his employment for cause.

Regardless of the vesting schedule described above, all shares will vest immediately if: (i) the Company terminates Mr. Angel’s employment other than for cause; (ii) he becomes disabled; (iii) he dies; or (iv) if a “change-in-control” of the Company occurs. Under the restricted stock grant, a “change-in-control” is generally as defined in the Stock Plan (see “Additional Information Regarding Plan-Based Awards”) but also includes: (1) a transaction in which the Company’s common stock is converted into cash or some other security, except for a merger in which the Company’s stockholders own the same proportion of stock in the surviving corporation, (2) the Company is required to make a Form 8-K filing with the SEC to report a change-in-control, and (3) a person or group owning 20% or more of the Company’s outstanding shares begins to solicit proxies.

•	The unvested shares earn dividends at the same rate and at the same time as dividends are paid to all Company shareholders. The dividends are not paid in cash, but are reinvested to purchase additional shares of restricted stock at the NYSE closing price of the Company’s common stock on the dividend payment dates. All reinvested shares will vest on the last vesting date of the entire grant.

2008 OPTION EXERCISES AND STOCK VESTED

This table provides information about any options that were exercised, or any restricted stock that vested, during 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)(1)	on Vesting (#)	on Vesting ($)
Stephen F. Angel	225,000	15,368,392	0	0

Ricardo S. Malfitano	140,000	9,766,834	0	0

James S. Sawyer	113,400	5,945,668	0	0

James J. Fuchs	70,400	3,476,936	0	0

James T. Breedlove	50,000	2,229,045	0	0

(1) The option exercise value realized equals the (i) NYSE market price of the Company’s common stock at the time of the option exercise minus the option exercise price, multiplied by (ii) the option shares exercised. These amounts are before taxes.

2008 PENSION BENEFITS

The table below shows certain retirement benefit information under the Company’s Pension Program described after the table.

			Present Value of
		Number of Years of	Accumulated	Payments During Last
Name	Plan Name	Credited Service (#)	Benefit ($)(1)	Fiscal Year ($)
Stephen F. Angel(2)	Praxair Pension Plan	8	149,000	0

	Supplemental Retirement Income Plan	17	6,386,000	0

Ricardo S. Malfitano(3)	Praxair Pension Plan	28	115,000	0

	Supplemental Retirement Income Plan	28	6,912,000	0

James S. Sawyer(4)	Praxair Pension Plan	23	647,000	0

	Supplemental Retirement Income Plan	23	3,498,000	0

James J. Fuchs(5)	Praxair Pension Plan	35	839,000	0

	Supplemental Retirement Income Plan	35	4,865,000	0

	Praxair Canada Pension Plan	27	481,000	0

	Praxair Canada Supplemental	27	1,510,000	0
	Employee Retirement Plan

James T. Breedlove(6)	Praxair Pension Plan	4	38,000	0

	Supplemental Retirement Income Plan	4	898,000	0

(1) See the narrative below for a description of the Present Value of Accumulated Benefit. The values for each plan listed above are additive.

(2) The Praxair Pension Plan credited years of service for Mr. Angel represent his actual years of service with the Company. Effective January 1, 2011, assuming continuous employment, Mr. Angel will receive an additional credit under the Company’s Supplemental Retirement Income Plans (collectively referred to as the “SRIP”) for 10 years of service that he had with his prior employer, General Electric Company. He also will receive credit under the SRIP for an additional 11.64 years of General Electric service on January 1, 2016 if he remains continuously employed with the Company until that date. If Mr. Angel is terminated for cause, he will not be granted any additional service credit for any purpose and will forfeit any additional service previously credited. If he is involuntarily terminated other than for cause (a) on or before December 31, 2010, the full additional 10 years’ service credit would be accelerated to the effective date of termination, or (b) during the period from January 1, 2011 through December 31, 2015, the full additional 11.64 years’ service credit would be accelerated to the effective date of termination. If Mr. Angel dies or there is a change-in-control of the Company (as defined in the Executive Severance Agreements described below under the caption “Potential Payments Upon Termination or Change-in-Control”), (a) on or before December 31, 2010, the full additional 10 years’ service credit would be accelerated to the date of the event, or (b) during the period from January 1, 2011 though December 31, 2015, the full additional 11.64 years’ service credit would be accelerated to the date of the event. If he becomes disabled, service credit will continue to accrue according to the terms of the Company’s Pension Program, plus the additional years of service credit on the dates specified above. Under financial accounting rules (SFAS 87, as amended by SFAS 158), the Company is recognizing as an accrued pension liability the additional years of service credit that Mr. Angel may receive under the SRIP over the course of his anticipated years of service. Therefore, the service and value amounts shown in the table reflect this ratable accrual. When he retires from the Company, he will receive retirement benefits under the Company’s Pension Program based on his service with the Company and any additional General Electric service that the Company recognizes at his retirement date (as described in the preceding sentences), less an offset for benefits he receives under the General Electric retirement plans. The values shown above include the effect of this offset. At the end of 2008, the present value of the accumulated benefit for Mr. Angel’s 8 years of actual years of service with the Company under the SRIP was $2,602,000.

(3) Credited years of service reported for Mr. Malfitano combine his service with Praxair and White Martins, the Company’s Brazilian subsidiary. Years of service reflect certain equitable adjustments for Mr. Malfitano related to his service for White Martins, which adjustments were generally available to all similarly situated employees. When he retires from the Company, he will receive Pension Program retirement benefits based on his combined Praxair and White Martins service, less an offset for the benefits he receives under the White Martins retirement plan. The values shown above include the effect of this offset. The White Martins retirement plan in which Mr. Malfitano participates is not a defined benefit plan and, therefore, is not separately included in the table above.

(4) In accordance with transition rules under Section 409A of the Code, certain SRIP participants (including the NEOs) were offered an election in 2008 as to the payment form of their SRIP benefits. Mr. Sawyer elected to received his SRIP benefits in an annuity form. The present value of Mr. Sawyer’s accumulated benefit reflects this election.

(5) Credited years of service reported for Mr. Fuchs combine his service with Praxair and Praxair Canada, Inc. Years of service reflect certain equitable adjustments for Mr. Fuchs related to his service in Canada, which adjustments were generally available to all similarly situated employees. When he retires from the Company, he will receive Pension Program retirement benefits based on his combined U.S. and Canadian service, less an offset for the benefits he receives under the Canadian retirement plans. The values shown above include the effect of this offset.

(6) Credited years of service reported for Mr. Breedlove are actual years of service with the Company. However, if he retires after at least five years of service with the Company, assuming continuous employment, Mr. Breedlove will be entitled to a minimum retirement benefit from the Company when combined with the benefit he receives under the retirement plans of his former employer, General Electric Company. He will also be entitled to such minimum retirement benefit if he is involuntarily terminated without cause or as a result of his disability prior to his completion of five years of service. The values in the table include the effect of the offset for benefits payable to Mr. Breedlove from General Electric’s retirement plans. If Mr. Breedlove retires, resigns or is terminated for cause before completing 5 years of Company service, he will receive retirement benefits under the Pension Program Account-Based Design based on his actual service years with the Company to that date. The service and benefit amounts shown in the table assume that he is accruing these additional benefits ratably over his career with the Company. The present value of the accumulated benefit for Mr. Breedlove’s 4 years of actual service with the Company under the SRIP was $88,000 at the end of 2008.

Additional Information Regarding Pension Benefits

Present Value of Accumulated Benefit

The table above includes a “Present Value of Accumulated Benefit.” This is the value in today’s dollars of the total expected future retirement benefits that each NEO may receive under the Pension Program (described below). These are accrued amounts as of the end of 2008; none of these amounts have been paid. For any given year, there will be a change in the accumulated benefit. For example, from one year to the next, the accumulated benefit may increase because a NEO has worked for an additional year and received credit for that or his Pension Program compensation has increased. The annual change in accumulated benefit is disclosed in the “Summary Compensation Table” above in the “Change in Pension Value” column.

The Company recognizes these amounts as a future pension liability on its financial statements. The Company calculates these amounts using complex actuarial valuations and assumptions. These assumptions are described in Footnote 17 to the Company’s 2008 financial statements and in Management’s Discussion and Analysis under the caption “Critical Accounting Policies-Pension Benefits” in the 2008 Form 10-K and Annual Report. However, as required by SEC rules, the table above assumes that each NEO will retire at the earliest retirement age that would provide full benefits. Generally, this is the earliest of reaching age 65, or reaching age 62 with at least 10 years of service to the Company, or accumulating 85 “points” (points being the sum of age plus years of service). The value in today’s dollars of the total retirement benefits that each NEO eventually receives may be more or less than the amount shown in the above table.

General Terms of the Praxair Pension Program.

The Company has a retirement pension program for all of its eligible U.S. employees (the “Pension Program”). The Company has an obligation to pay pension benefits according to formulas described below under “Benefits Calculations.” The Pension Program does not include the Company’s 401(k) Savings Plan, which is a “defined contribution plan.” The 401(k) Savings Plan is funded by employee and Company contributions but the Company does not promise any given retirement benefit. Instead, any retirement payments will depend on employee and Company contributions and the investment return on those contributions. As it applies to NEOs and certain other employees, the Pension Program has the following two parts:

1.	The Praxair Pension Plan is intended to meet Federal tax law rules so that it will be considered a “tax-qualified defined benefit retirement plan” (the “Pension Plan”). Applicable laws require the Company to periodically set aside funds to meet its obligations under this plan. The rules also limit the amount of benefits that can be paid and do not allow using pay above certain levels to calculate retirement benefits. One or more of these limitations apply to NEOs and to certain other employees. Therefore, the Company maintains several “non-qualified” supplemental plans described in paragraph (2) below. These supplemental plans allow pension benefits to be paid beyond those otherwise allowed under the Pension Plan.

2.	The Praxair Equalization Benefit and Supplemental Retirement Income Plans (collectively referred to as the “SRIP”) are non-qualified deferred compensation plans under the Federal tax rules. Therefore, the Company does not set aside funds to meet these plan obligations. Instead, SRIP participants have only the Company’s promise to pay the amounts due following their termination of employment with the Company. The terms of the SRIP are largely identical to those of the Pension Plan except that: (i) benefits payable under the SRIP are not limited by the Federal tax law limits described above, (ii) in order to comply with Federal tax law governing non-qualified deferred compensation plans, specifically, Section 409A of the Code, benefits accrued under the SRIP may be payable at different times than those payable under the Pension Plan, and (iii) NEOs may have additional benefits paid under the SRIP that are not the same as the standard benefits of the Pension Plan (see the footnotes to the above table regarding the crediting of extra years of service for Mr. Angel and the minimum retirement benefit for Mr. Breedlove).

Except for Mr. Breedlove, each NEO participates in the Pension Program Traditional Design (a defined benefit design providing benefits based on final average pay and years of service), which was available to eligible employees hired on or before April 30, 2002. Employees hired on or after May 1, 2002 participate in the Account-Based Design (a “cash balance” pension design). Mr. Breedlove participates in the Account-Based Design.

Benefits Calculations

The Company calculates Pension Program benefits using one of the following two basic designs:

Traditional Design

•	This benefit formula considers an employee’s final average pay and years of service with the Company.

•	Generally, an employee’s annual pension benefit is determined using a formula of 1.5% times the employee’s years of service with the Company times the employee’s final average pay. This is subject to several reductions, including offsets for the employee’s projected Social Security benefits and certain pension benefits payable under pension programs maintained by the Company’s subsidiaries or affiliates. For this purpose, the employee’s “final average pay” is equal to his or her highest three years of salary and annual performance-based variable compensation (separately chosen) out of the last ten years of service.

•	Traditional Design pension benefits generally become vested upon the employee’s completion of 5 years of service with the Company.

•	The payment of benefits may not begin while the employee is still employed by the Company and its subsidiaries.

•	Benefits under the Pension Plan become payable as follows:

•	Unreduced pension benefits are generally payable from the Pension Plan beginning upon the earliest of (i) the employee’s reaching age 65, (ii) the employee’s reaching age 62 and completing at least 10 years of service with the Company, or (iii) when the sum of the employee’s age plus years of service with the Company equals at least 85. Mr. Fuchs is currently eligible for this unreduced retirement benefit.

•	Employees may elect to retire and receive reduced early retirement benefits under the Pension Plan as early as age 50 with the completion of at least 10 years of service with the Company. In this case, the employee’s Pension Plan Program benefits are reduced by 5% for each year by which his or her early retirement date precedes the earliest date on which he would have been eligible to commence an unreduced benefit. Messrs. Malfitano and Sawyer are currently eligible for this reduced early retirement benefit.

•	Employees who terminate with a vested benefit can elect to receive a significantly reduced Pension Plan benefit upon attaining age 50.

•	Pension Plan benefits are paid in an annuity form.

•	Traditional Design benefits under the SRIP are generally payable in a lump sum following the employee’s separation from service with the Company, with the lump sum payment being actuarially equivalent to the employee’s accrued benefit under the SRIP determined using actuarial factors set forth in the Pension Plan and the SRIP.

•	In 2008, certain SRIP participants were offered an election to receive payment of their SRIP benefits in a single or joint and survivor annuity form commencing as of the first of the month following separation from service with the Company in lieu of a lump sum. Mr. Sawyer was the only NEO electing to receive payment of his SRIP benefits in an annuity form.

•	Traditional Design SRIP benefits become immediately vested and payable in a lump sum upon the occurrence of a change-in-control of the Company (as defined in the SRIP).

Account-Based Design

•	Available to eligible employees who voluntarily elected to move from the Traditional Design to this Account-Based Design effective January 1, 2002. Otherwise, this design applies to all eligible employees hired on or after May 1, 2002.

•	This is a “cash balance” pension design. The Company makes an annual notional “contribution” for each participant equal to 4% of eligible pay (salary plus annual incentive).

•	The Company credits each participant’s notional account balance with interest each year based on the 30-year Treasury Bond rate in effect during the preceding October.

•	Employees completing at least three years of service earn a vested right to a pension benefit.

•	Benefits equal to the employee’s notional account balance under the Pension Plan are generally payable in an annuity form or, if elected by the participant, in a lump sum, beginning any time after the participant’s termination of employment (assuming he or she completed at least three years of service).

•	Benefits equal to the employee’s notional account balance under the SRIP are payable in a single lump sum.

•	Account-Based Design SRIP benefits become immediately vested and payable in a lump sum upon the occurrence of a change-in-control of the Company (as defined in the SRIP).

•	Please see the footnotes following the table above for special provisions applicable to Mr. Breedlove, the only NEO who may receive benefits under this design.

Providing Extra Pension Benefits

The Company may credit to an employee more years of service under the Pension Program than the employee may actually work for the Company. The Company will consider this as part of negotiations to hire or to retain a highly valued executive or certain other employees. In 2001, the Company agreed to provide Mr. Angel with additional service years under the Pension Program Traditional Design in order to provide Mr. Angel with a long-term incentive for staying with the Company. In connection with hiring Mr. Breedlove, the Company agreed to provide a minimum retirement benefit under the Pension Program Account-Based Design. Please see the notes to the table above for additional information.

2008 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding compensation amounts that (i) the NEOs decided not to receive in cash but elected to defer to a later date under the Company’s Compensation Deferral Program, and (ii) Company contributions related to the Compensation Deferral Program.

	Executive	Company	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Aggregate Balance
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	at Last Fiscal Year
Name	Year ($)(1)	Year ($)(2)	Year ($)(3)	($)(4)	End ($)(5)
Stephen F. Angel	0	29,859	(1,672,561)	0	3,602,149
Ricardo S. Malfitano	1,029,600	0	(175,771)	0	3,746,637
James S. Sawyer	0	11,766	(233,050)	230,516	488,673
James J. Fuchs	0	8,297	(24,948)	0	55,992
James T. Breedlove	0	11,250	(11,994)	0	29,124

(1) These amounts are deferrals made during 2008 of some or all of the performance-based variable compensation for the 2007 plan year paid in February 2008 under the Variable Compensation Plan. This 2007 performance-based variable compensation is reported in the “Summary Compensation Table” above as “Non-equity Incentive Plan Compensation” for 2007.

(2) These amounts are Company contributions made under the Compensation Deferral Program. These represent matching contributions that would have been made to the 401(k) Savings Plan on behalf of each NEO but for certain Federal tax laws limits under that plan. These amounts are included in “All Other Compensation” in the “Summary Compensation Table” above.

(3) All Company contributions to the Compensation Deferral Program are invested in a stock-unit equivalent account that tracks the value of the Company’s common stock. Amounts that each NEO chose to defer of some or all of his eligible compensation (performance-based variable compensation, and/or salary, for years prior to 2006), are invested in (i) the Company common stock-unit account and/or (ii) a fixed income account. The earnings in this column are notional earnings based on the price of the Company’s common stock as of December 31, 2008 and/or the return on the fixed income fund. See the further explanation below this table.

(4) Mr. Sawyer received a distribution in 2008 based on his prior payout election.

(5) Balances are net of prior payouts and otherwise are the total of (i) all compensation that NEOs earned in past years (not just in 2008) but chose to defer, (ii) Company contributions made to the Compensation Deferral Program on behalf of each NEO, and (iii) any notional investment earnings on these amounts. The balances are not amounts paid in 2008.

Additional Information Regarding Nonqualified Deferred Compensation

The following summarizes the material terms of the Praxair, Inc. Compensation Deferral Program (“Compensation Deferral Program”):

Deferral Elections; Company Contributions

Eligible employees, including NEOs, may elect to defer receipt of all or some portion of their annual performance-based variable compensation payments and, resuming for 2009, up to 50% (in 10% increments) of their base salaries. Eligible employees were last permitted to defer base salary in 2006. Deferral elections are generally required to be made in December of the year prior to the year in which the amounts to be deferred will be earned. In exchange for this deferral, the Company promises to pay that amount, plus amounts earned on deferral investments, upon the employee’s termination from the Company, or at some other future date specified by the employee. Income that is deferred, and any earnings, are not taxed as income until paid out at the end of the deferral period. The Company does not fund or segregate any monies from its general funds, create any trusts, or make any special deposits for payment of benefits under the Compensation Deferral Program. All plan balances are notional and are kept as book entries only. A participant’s or beneficiary’s right to receive a payment under the Compensation Deferral Program is no greater than the right of an unsecured general creditor of the Company. In addition, the Company may make contributions on behalf of an eligible employee, as discussed in footnote (2) to the table above.

Deferral Investments

Participants may invest their performance-based variable compensation deferrals and base salary deferrals into either (1) the Praxair stock-unit equivalent account whose value tracks the market value of Praxair common stock, including reinvestment of dividends into additional Praxair stock-equivalent units, or (2) a fixed income account whose interest rate is fixed annually and is equal to the 1-year U.S. Treasury Bond rate as of the end of the immediately preceding year, plus 50 basis points. For 2008, this fixed rate was 3.665%. All Company contributions are made into the Praxair stock-unit equivalent account. No preferential earnings are paid to participants, including NEOs.

Deferral Payouts

At the time he or she elects to defer the amounts, a participant has the two choices described below for receiving a future payment of his or her deferred amounts and their earnings. Company contributions are paid out only upon retirement or termination of employment.

1.	Upon Retirement or Termination. If a participant retires (defined as the participant’s termination of employment with the Company after reaching age 50 and completing at least five (5) years of service), payment would normally be made in January of the year following the last day worked. If a participant dies or his or her employment with the Company terminates for any reason other than retirement, payment would normally be made as soon as practicable following the participant’s death or termination.

2.	January of a Specified Year. Payment is normally made during the January of the year that a participant specifies for payment of the amount. Once a participant specifies a year of payment, the amount will not normally be paid until January of that year, even if the participant earlier retires or otherwise terminates employment. The only exception is if the participant dies, in which case the deferred amounts are paid immediately to the participant’s beneficiary.

If a change-in-control of the Company (as defined in the Compensation Deferral Program) occurs, all previously deferred amounts will be paid within 45 days after the change-in-control, regardless of any payout election that a participant previously made.

Generally, all distributions from the Compensation Deferral Program are made in a single lump sum. Any portion of a participant’s account that is invested in the Praxair stock-unit equivalent account will be distributed in shares of Praxair common stock. Deferred income invested in the fixed income account will be distributed in cash.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

If a NEO’s employment with the Company terminates, or a change-in-control of the Company occurs with subsequent involuntary termination, he may be entitled to receive certain payments and/or benefits from the Company. The table below shows the estimated payments and/or benefits assuming that, on December 31, 2008 each individual’s employment had terminated, or a change-in-control of the Company had occurred under the executive severance compensation agreements in effect at that time. To ensure compliance with recent Code Section 409A legislation, the Compensation Committee approved revised executive severance compensation agreements effective January 1, 2009. The new agreements also reduce some NEO termination benefits.

1.	Voluntary Termination, which includes a NEO’s resignation or retirement, and Involuntary-for-Cause Termination, which includes the Company’s termination of the NEO’s employment for reasons such as violation of certain Company policies or for certain performance-related issues.

2.	Involuntary Termination, which includes a termination other than for cause, but not including a termination related to a change-in-control of the Company. Terminations due to death or disability result in substantially the same treatment as an Involuntary Termination, except as described below.

3.	A Change-in-Control of the Company, as defined under the executive severance compensation agreements and under the terms of various plans and agreements described below.

The Company entered into identical executive severance compensation agreements related to a change-in-control of the Company (the “Severance Agreements”) with certain officers, including NEOs. Under the Severance Agreements, a “change-in-control” is defined substantially the same as it is defined in the Stock Plan (see “Additional Information Regarding Plan-Based Awards”).

The Severance Agreements provided generally that if a NEO’s employment is terminated within two years after a change-in-control either by the Company without cause, or by the NEO for good reason, then he will be entitled to receive: (a) accrued salary, performance-based variable compensation and benefits; (b) enhanced life, accident, health insurance and pension benefits; (c) a lump sum payment equal to three times the sum of his annual salary and performance-based variable compensation last paid; (d) reimbursement for the excise tax imposed by Section 4999 of the Code and corresponding income tax liabilities associated with payment of the excise tax; and (e) outplacement and financial counseling benefits. The Company will make these payments or they will be made through a grantor trust that the Company may adopt. A Severance Agreement terminates if the executive’s employment with the Company is terminated by the executive or by the Company prior to a change-in-control.

General Assumptions

Set forth below after the table are narrative descriptions of payments and/or benefits that would have been provided, if any, related to each termination event or a change-in-control on December 31, 2008. Also discussed is the basis upon which the payments and/or benefits were calculated. Except as noted below, these amounts are the incremental or enhanced amounts that a NEO may have received that are greater than those that the Company would have provided to employees generally under the same circumstances. They are estimates only and are based on various assumptions discussed below. The actual amounts that would be paid or the benefits that would be provided can be determined only at the time that each event occurs.

The table and the narrative discussion below assume that (i) each NEO’s employment terminated on December 31, 2008 due in turn, to each termination event, including termination within two years after a change-in-control, as contemplated by the Severance Agreements; (ii) a change-in-control occurred on December 31, 2008 under the terms of various plans and agreements unrelated to the Severance Agreements, regardless of a termination of employment; and (iii) values related to outstanding Long-Term Incentive stock awards reflect the market value of the Company’s common stock of $59.36 per share, which was the closing price on the NYSE as of December 31, 2008, the last trading day of 2008.

2008 Amounts Potentially Payable Upon Termination

					Performance-
			Other Post-	Deferred	Based Variable	Long-Term	Retirement	Excise Tax	Total for each
		Severance	Termination	Compensation	Compensation	Incentive	Benefit	Gross-up	Termination
		Benefits	Benefits	Payout	Payments	Awards	Enhancements	Payment	Event
Name	Termination Event	($)	($)	($)	($)	($)	($)	($)	($)
Stephen F. Angel	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	203,436	0	0	3,689,143	296,000	0	4,188,579
	Change-in-Control	8,742,191	254,595	0	2,237,225	3,689,143	4,037,938	6,364,414	25,325,506

Ricardo S. Malfitano	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	768,985	0	0	768,985
	Change-in-Control	4,000,646	75,639	0	835,563	768,985	3,483,438	3,698,673	12,862,944

James S. Sawyer	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	699,491	0	0	699,491
	Change-in-Control	3,790,200	55,959	0	761,250	699,491	2,968,563	0	8,275,463

James J. Fuchs	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	559,245	0	0	559,245
	Change-in-Control	3,173,719	75,639	0	573,088	559,245	780,688	0	5,162,379

James T. Breedlove	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	30,497	0	0	534,451	506,000	0	1,070,948
	Change-in-Control	2,699,955	73,976	0	623,350	534,451	826,576	1,347,389	6,105,697

Severance Benefits

Under the Company’s generally applicable Severance Plan, if employment terminates for certain reasons, employees are generally eligible for severance benefits of up to a maximum of 26 weeks of base pay, depending on their completed years of service. The Company also has the discretionary ability, on a case by case basis, to increase the severance benefits paid to any employee, subject to certain plan limitations. NEOs are eligible for such severance benefits which are determined in the same manner as determined for all other eligible employees. Any other post-termination severance benefits for NEOs that would have been greater than those generally available to all employees are described below.

Change-in-Control.  Each NEO had a Severance Agreement with the Company described above. These agreements provide a formula for determining the severance benefit due to NEOs for a termination of employment in connection with a change-in-control in lieu of benefits payable under the Company’s Severance Plan. Under the Severance Agreements, NEOs would have received the amounts shown in the table.

Other Post-Termination Benefits

The Company provides standard benefits that are generally available to all employees, including group health and dental insurance, group life insurance and long-term disability benefits. Any post-termination benefits for NEOs that would have been greater than those generally available to all employees are described below.

Involuntary Termination.  The Company currently provides retiree medical benefits to employees who meet certain age and service requirements at the time of their termination. Mr. Angel would be entitled to receive retiree medical benefits only because of the extra years of credited service he would receive in connection with the involuntary termination of his employment (see footnote (2) to the “Pension Benefits” table above) and Mr. Breedlove would be entitled to receive retiree medical benefits pursuant to a contractual agreement between him and the Company. The table shows the value of these additional medical benefits for Messrs. Angel and Breedlove.

Change-in-Control.  Under the Severance Agreements, NEOs were entitled to continued life, accident and health insurance for three years and outplacement and financial counseling services. If a NEO is re-employed and his new employer provides comparable or better medical coverage at no cost to the NEO, then the Company would not provide the continued coverage. Mr. Angel also would be entitled to receive the retiree medical benefits discussed in “Involuntary Termination” above. If Mr. Breedlove’s employment is involuntarily terminated other than for cause in connection with a change-in-control, he would also be entitled to the retiree medical benefits described in “Involuntary Termination” above. The table shows the estimated value of all of these benefits.

Deferred Compensation Payout

Each NEO’s accrued balance in his Compensation Deferral Program account would be payable in accordance with his payout election, as described under the “Nonqualified Deferred Compensation” table above. Under the Compensation Deferral Program, the payout of deferred balances is accelerated upon a change-in-control. There is no value calculated for this acceleration as a NEO would be simply receiving the amount that he deferred sooner than the time he had originally elected.

Annual Performance-Based Variable Compensation Payments

Annual performance-based variable compensation awards that NEOs may receive are entirely at the discretion of the Board’s Compensation Committee. It is speculative whether the Compensation Committee would have made such awards for 2008 if a NEO’s employment terminated under the Voluntary Termination, Involuntary-for-Cause Termination, or the Involuntary Termination events on or before December 31, 2008. If the Compensation Committee had made such awards for 2008, it is also speculative how the amounts might have related to the amounts set forth in the “Grants of Plan-Based Awards” table in the “Estimated Possible Payouts Under Non-equity Incentive Plan Awards” columns. For a change-in-control, the Severance Agreements provided a formula for determining the accrued annual performance-based variable compensation payment due to a NEO. For 2008, the amounts shown in the table are based on the annual performance-based variable compensation paid for the immediately preceding year (expressed as a percent of salary for that year) times current base salary.

Long Term Incentive Awards

Each NEO has outstanding Long Term Incentive Awards granted under the Stock Plan or prior equity plans. See the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables above, and the material terms of time-vesting stock option, performance-vesting stock option, performance share units and restricted stock grants described in the narratives to those tables. In certain termination events, or upon a change-in-control, there would be an acceleration of vesting of restricted stock, performance shares and/or stock options. For purposes of this disclosure, values are attributed to this acceleration, as described below.

Voluntary Termination, or Involuntary-for-Cause Termination.  If a NEO voluntarily terminates his employment prior to being retirement eligible, or the Company terminates his employment for cause, his unexercised stock options and unvested performance share unit awards will be immediately forfeited. If a NEO retires before the first anniversary of the option or performance share unit award grant date, as applicable, the respective options or performance share units associated with that grant also will be immediately forfeited. No acceleration of the exercisability of any stock option or performance share unit award occurs upon retirement and, therefore, no value is attributed to stock options or performance share unit awards under these termination events. In addition, no value is attributed for the unvested restricted stock award held by Mr. Angel, as it would not vest in connection with these termination events.

Involuntary Termination or Change-in-Control.  The table shows the values attributable to acceleration of vesting in these termination events (restricted stock, time-vesting stock options, performance-vesting stock options and performance share unit awards). As of December 31, 2008, Mr. Angel had 23,403 unvested shares of restricted stock that would vest immediately. The value of these shares is the number of shares that would vest times per share price of Praxair’s common stock. Other than upon death, or upon a change-in-control (as defined in the Stock Plan described under the “Grants of Plan-Based Awards” table above), time-vesting stock options do not become immediately exercisable, but will continue to become exercisable at the times set forth in the grant agreements, and may be exercised until the lesser of their remaining term or three years. Performance-vesting stock options become immediately forfeited if the performance goal has not been met at the time of termination, otherwise, they will continue to become exercisable at the time set forth in the grant agreements, and may be exercised until the lesser of their remaining term or three years.

In the Involuntary Termination event, the only value is with respect to time-vesting and performance-vesting stock options whose vesting accelerates upon death or a change-in-control. This option acceleration value is determined by the difference between the exercise price of the accelerated options and the per share price of the Company’s common stock times the number of the accelerated option shares. There is no value attributable for stock options already vested prior to death or prior to a change-in-control. All performance share unit awards immediately vest with a target payout upon a NEO’s death or disability or upon a change-in-control (as such terms are defined in the Stock Plan described under the “Grant’s of Plan-Based Awards” table above). This performance share unit award acceleration value is determined as the per share price of the Company’s common stock times the target number of shares subject to the performance share unit award.

Retirement Benefits

The Pension Program benefits for each NEO are discussed as part of the “Pension Benefits” table above, and no enhanced benefits would be payable under the Pension Program that are not otherwise included in the Pension Benefits table.

Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination.  As shown in the table, except for Messrs. Angel and Breedlove, NEOs would not be entitled to any additional or enhanced benefit under these termination events, but any vested benefit would be preserved and would become payable under the Pension Program at such time as the NEOs would otherwise become eligible for pension payments. If Mr. Angel is terminated involuntarily other than for cause, he will be entitled to the additional years of credit service as described in footnote (2) to the “Pension Benefits” table above. If Mr. Breedlove is terminated involuntarily other than for cause he will be entitled to the minimum retirement benefit described in footnote (6) to the “Pension Benefits” table above.

Change-in-Control.  The Severance Agreements did not provide for the crediting of years of service or similar enhanced benefits that would be payable under the Pension Program itself. Instead, the Severance Agreements provided for lump sum payments equal to the incremental value of three additional years of age and service credited under the Pension Program for NEOs participating in the Pension Program Traditional Design. Mr. Angel also would be entitled to the additional years of service credit described in footnote (2) to the “Pension Benefits” table above. For Mr. Breedlove, the only NEO participating in the Pension Program Account-Based Design, the Severance Agreement provided for a lump sum payment equal to 12% of his pension eligible compensation (determined without reference to any applicable Internal Revenue Code limits) to duplicate three years of Company contributions under the Pension Program Account-Based Design.

In addition, if Mr. Breedlove’s employment was involuntarily terminated other than for cause in connection with a change-in-control, he would be entitled to the minimum retirement benefit described in footnote (6) to the “Pension Benefits” table above. Also, a lump sum payment would have been made to each NEO equal to 15% of compensation representing three years of the Company’s matching contributions under the 401(k) Savings Plan. The table shows the aggregate value of these payments.

Excise Tax Gross-Up Payment

The Company would have reimbursed NEOs for amounts they owed under Section 4999 of the Code due to their receipt of excess “parachute” payments, as well as for all taxes due in connection with such reimbursement payments. The reimbursements shown in the table apply only to the Change-in-Control termination event under the Severance Agreements

Director Compensation

Director Compensation Program. The Company paid the amounts reported in the table below pursuant to its director compensation program. The Company does not pay any director who is a Company employee (Mr. Angel in 2008) for serving as a member of the Board of Directors or any committee of the Board of Directors. The Governance & Nominating Committee of the Board determines non-management director compensation. For 2008, this compensation consisted of:

Cash Compensation.

•	A $55,000 annual retainer paid quarterly.

•	A $1,500 fee for each Board and each committee meeting attended.

•	An additional $10,000 annual retainer to each chairman of a Board committee ($15,000 for the chairman of the Audit Committee).

•	An additional $10,000 annual retainer to the Executive Session Presiding Director.

Equity Compensation.  Each active non-management director participates in the 2005 Equity Compensation Plan for Non-Employee directors of Praxair, Inc. which was approved by shareholders at the 2005 Annual Meeting. The plan allows grants of stock options, restricted stock, unrestricted stock, phantom stock (meaning deferred stock units under the Fees Deferral Plan described below), or any combination thereof, as the Governance & Nominating Committee determines. Under that plan, the Committee may make an annual equity grant to each non-management director having a value up to an amount set by the Board. For 2008, the Board set this amount at $85,000.

The Governance & Nominating Committee selected stock options and deferred stock units as the forms of equity for the 2008 grant, with options representing approximately 75% of the value of the equity granted, and deferred stock representing approximately 25%. For the 2009 grants, the allocation between stock options and deferred stock units is 50%/50%. The exercise price of each option granted was 100% of the NYSE closing price of the Company’s common stock on the date of grant. These 2008 options vest in consecutive equal annual installments over three years, beginning on the first anniversary of the grant date. All of the 2008 options expire ten years from the date of grant. The plan contains provisions regarding the exercisability and vesting of outstanding options in the event of termination of service, retirement, disability, death and change-in-control of Praxair. The deferred stock units were delivered by means of a cash award (valued as of January 1, 2008) that was mandatorily deferred under the Directors’ Fees Deferral Plan. The deferred stock units have minimum deferral periods (five years for those granted in 2008 and three years for those granted in 2009), and may be further deferred as provided in the Directors’ Fees Deferral Plan described below.

The number of option shares that were granted in 2008 in order to deliver this value was determined by using a binomial valuation model. This value is not the same as either the FAS 123R compensation expense value reported in the “Options Awards” column in the table below, or the FAS 123R full grant date value of $44,794 reported in footnote (2) to that table. The deferred stock unit grant was based upon the closing price of the Company’s stock on the date of grant.

Fees Deferral Plan.  Under the Directors’ Fees Deferral Plan, non-management directors may, before the beginning of a calendar year, elect to defer to a later date payment of some or all of the cash fees that may be earned in the upcoming year. A director fixes this deferred payment date when he or she makes his or her deferral election. A director also chooses whether the deferred fees will earn amounts based upon a “Cash Account”, or a “Stock Unit Account.” The Cash Account earns interest at the prime rate, while the value of the Stock Unit Account tracks the market price of the Company’s common stock. Stock Unit Accounts are also credited with additional stock units whenever dividends are paid on the Company’s common stock. Dividends are credited at the same rate as that paid to all shareholders. Stock units provide directors the economic equivalent of owning the Company’s stock, except that the units may not be transferred or sold and they do not provide any voting or other shareholder rights. The “Cash Account” is paid to the director in cash on the designated payment date. The “Stock Unit Account” is paid in shares of Company common stock.

Expenses.  The Company pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending board, committee and shareholder meetings and other Company business-

related events (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes), and may provide use of Company chartered aircraft if available. From time to time, the Company may reimburse a director’s expenses for his/her participation in third party-supplied continuing education related to the director’s board or committee service.

This table shows (i) the fees that the Company’s non-management directors earned in 2008, (ii) the FAS 123R accounting value of stock options, and (iii) other amounts disclosed as “All Other Compensation.”

2008 DIRECTOR COMPENSATION TABLE

					Change in Pension
				Non-Equity	Value and
	Fees Earned or	Stock		Incentive Plan	Nonqualified Deferred	All Other
	Paid in Cash	Awards	Option Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)	($)(2)	($)	Earnings (3)	($)(4)	($)
Nance K. Dicciani(5)	45,500	0	5,059	0	0	0	50,559
Edward G. Galante	103,250	0	44,026	0	0	0	147,276
Claire W. Gargalli	121,750	0	49,304	0	0	2,250	173,304
Ira D. Hall	111,750	0	49,304	0	0	0	161,054
Ronald L. Kuehn, Jr.(5)	57,750	0	11,976	0	0	9,000	78,726
Raymond W. LeBoeuf	116,750	0	49,304	0	0	7,500	173,554
Larry D. McVay	101,750	0	37,328	0	0	0	139,078
G. Jackson Ratcliffe, Jr.(5)	51,750	0	11,976	0	0	0	63,726
Wayne T. Smith	113,250	0	49,304	0	0	0	162,554
H. Mitchell Watson, Jr.	104,750	0	49,304	0	0	2,500	156,554
Robert L. Wood	98,750	0	49,304	0	0	0	148,054

(1) Certain non-management directors elected to defer some or all of their cash retainers and/or meeting fees earned in 2008 pursuant to the Directors’ Fees Deferral Plan described above. Any deferred amounts are included in this column. Also includes the $21,250 value (as of January 1, 2008) of the 2008 deferred stock unit grant discussed above under “Director Compensation Program.”

(2) The amounts shown in this column were not actually paid to any of the directors in 2008. The reported amounts represent the compensation expense for options granted in 2008 and in certain prior years, calculated in accordance with FAS 123R. The assumptions used in computing these amounts are included in Note 16 to the Company’s 2008 financial statements in the 2008 Form 10-K and Annual Report. The actual gain that a non-management director may receive from exercising an option sometime in the future may be higher or lower than these reported amounts, and these options have value only if the price of the Company’s stock increases above the option’s exercise price.

Each non-management director then serving received a stock option grant on February 26, 2008 of 3,885 shares at an exercise price of $83.89 per share (Messrs. Kuehn and Ratcliffe forfeited this option grant when they retired from the board before the one-year anniversary of the grant date). In addition, Dr. Dicciani received a pro-rata option grant on September 23, 2008 of 1,546 shares at an exercise price of $80.01 per share reflecting her Board service for 2008 that began on September 1. The exercise prices of all option grants were 100% of the NYSE closing price of the Company’s common stock on the dates of grant. Under FAS 123R, the full grant date value of each February 2008 option grant is $44,794, and such value is $20,237 for Dr. Dicciani’s September 2008 option grant. At December 31, 2008, the non-management directors had the following outstanding stock option awards, some of which were not fully or partially vested: Nance K. Dicciani, 1,546 shares; Edward G. Galante, 4,425 shares; Claire W. Gargalli, 48,330 shares; Ira D. Hall, 23,330 shares; Ronald L. Kuehn, Jr. 34,445 shares; Raymond W. LeBoeuf 48,330 shares; Larry D. McVay, 3,885 shares; G. Jackson Ratcliffe, Jr., 14,445 shares; Wayne T. Smith 38,330 shares; H. Mitchell Watson, Jr., 23,330 shares; and Robert L. Wood, 23,330 shares.

(3) Some non-management directors defer cash fees pursuant to the Directors’ Fees Deferral Plan and/or have balances from previous deferrals. As none of the earnings on these deferred amounts is above market or otherwise preferential, no amounts are included in this column.

(4) Amounts in this column do not represent compensation paid to the directors. These amounts are Company matching contributions of the non-management director’s charitable donations to educational institutions made in 2008. SEC rules require disclosure of these amounts in this table. The Praxair Foundation matches personal donations to eligible educational institutions, up to a $7,500 maximum per year per donor for 2008 (the $9,000 of matches for Mr. Kuehn included $1,500 that was paid in 2008 with respect to a 2007 donation). This matching gift program is available to Company employees and non-management directors on the same basis.

(5) Dr. Dicciani was elected to the Board effective September 1, 2008. Messrs. Kuehn and Ratcliffe retired from the Board in April, 2008.

Information Regarding
The 2009 Praxair, Inc, Long Term Incentive Plan
(Item 2 on the Proxy Form)

On February 24, 2009, your Board, acting upon the recommendation of its Compensation & Management Development Committee (the “Compensation Committee”), approved the 2009 Praxair, Inc. Long Term Incentive Plan (the “2009 Plan”) and directed that it be submitted for shareholder consideration and approval at the Annual Meeting. The 2009 Plan is being proposed at this time primarily because the existing 2002 Praxair, Inc. Long Term Incentive Plan (the “2002 Plan”) had, as of March 2, 2009, (and updating certain information contained in the Equity Compensation Plan Table referred to below and in Note 16 to Praxair’s Financial Statements contained in its 2008 Annual Report on Form 10-K), only 4.2 million shares available for grant out of the 31,600,000 shares previously approved by shareholders in 2001 and 2004. The Company anticipates that the 4.2 million shares remaining available under the 2002 Plan will not be sufficient to allow Praxair to continue to grant long term incentives such as stock options, restricted stock, performance awards and other equity awards to the Company’s officers and other employees beyond 2010. Therefore, the Company is seeking shareholder approval to authorize 12,000,000 shares for grant under the proposed 2009 Plan.

If approved by shareholders, the 2009 Plan would replace the 2002 Plan. Thus, as of the Annual Meeting date, the 2002 Plan, and the remaining shares authorized thereunder, would not be available for any additional equity grants. However, previously granted awards would remain outstanding in accordance with their terms. The 2002 Plan is the only plan currently available for the grant of long term equity incentives to employees; all other plans are no longer in use except with respect to outstanding awards under those plans. Information regarding awards outstanding under the 2002 Plan and other plans is included in the Equity Compensation Plan Table in Item 12 of the Company’s 2008 Annual Report on Form 10-K.

The 2009 Plan will allow the Company to grant stock options and stock appreciation rights (“SARs”), and to make restricted stock or restricted stock unit grants, performance unit grants, and other stock-based grants to officers and other employees of the Company and its subsidiaries. The purpose of the 2009 Plan is to advance the Company’s and its shareholders’ interests by strengthening the Company’s ability to attract, retain and reward highly qualified officers and other employees, to motivate them to achieve business objectives established to promote the Company’s long term growth, profitability and success, and to encourage their ownership of Company Common Stock. As discussed in the CD&A above, the use of long term incentives is an integral part of the Company’s compensation program.

The 2009 Plan is also designed to enable the Company to provide certain forms of performance-based compensation to senior executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code provides that, subject to certain exceptions, the Company may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes from the $1 million limitation on tax deductibility performance-based compensation meeting certain requirements. Awards under the 2009 Plan that are intended to satisfy the Section 162(m) performance-based compensation exception shall be subject to the terms and conditions of the 2009 Plan. If the 2009 Plan is approved by shareholders, the Company expects that all stock options and SARs paid in accordance with the 2009 Plan, and certain grants of restricted stock, restricted stock units, performance share units and other stock-based grants made under the 2009 Plan, will be deductible as performance-based compensation not subject to the $1 million limitation on deductibility.

As described more fully below, the 2009 Plan contains the following additional provisions:

•	Repricing of stock options or SARs is not permitted without shareholder approval.

•	The exercise price of stock options and SARs must be at least 100% of the fair market value of the Company’s common stock on the date of the grant.

•	Reload stock options or SARs are not authorized under the 2009 Plan.

•	Of the 12 million shares authorized, no more than 4 million shares subject to “full value” awards (all awards other than stock options or SARs) may be granted.

•	Minimum vesting requirements including: (a) time-vesting stock options and SARs may not vest in full until three years after the date of the grant; (b) time-vesting restricted stock and restricted stock unit awards may not vest in full until at least three years after the grant date, and (c) performance-vesting restricted stock or restricted stock unit and performance units must have a performance period of at least one year.

•	Only shares under an award that expires according to its terms or is forfeited, terminated, canceled or surrendered, in each case, without having been exercised or settled, or can be paid only in cash, will be available again for grant under the 2009 Plan.

•	Dividends or dividend equivalents that may accrue under restricted stock or performance unit grants are payable only if the grant itself vests and becomes payable.

•	Shareholder approval is required for certain material amendments to the 2009 Plan, and NYSE and other rules currently require all material amendments be approved by shareholders.

•	The Board’s independent Compensation Committee will administer the 2009 Plan.

Summary of the 2009 Plan

The principal features of the 2009 Plan are summarized below. The summary is qualified in its entirety by reference to the 2009 Plan, a copy of which is attached as Appendix 3 to this Proxy Statement.

Administration.  The Compensation Committee will administer the 2009 Plan. The Compensation Committee will have the authority to select the individuals who will participate in the 2009 Plan (“Participants”) and to grant options, SARs, restricted stock, restricted stock units, performance units and other stock-based awards upon such terms as the Compensation Committee considers appropriate, consistent with the terms of the 2009 Plan. In addition, the Compensation Committee will have complete authority to interpret all provisions of the 2009 Plan, to prescribe the form of notices or agreements evidencing awards under the 2009 Plan, to adopt, amend and rescind rules and regulations pertaining to the administration of the 2009 Plan and to make all other determinations necessary or advisable for the administration of the 2009 Plan, including revising the terms of the Plan as they apply to non-U.S. employees to comply with local law.

The Compensation Committee may delegate its authority to administer the 2009 Plan to any of its members or to any officer(s) of the Company or other individual. In addition, the Compensation Committee may, subject to certain limitations, delegate to the Company’s Chief Executive Officer or to any officer of the Company the ability to select the recipients of awards and to determine the size of any such award; provided, however, that the Compensation Committee may not delegate such authority with respect to awards to individuals who are subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Eligibility.  Any employee of the Company or any of its subsidiaries selected by the Compensation Committee in its sole discretion is eligible to receive awards under the 2009 Plan. The selection of Participants and the nature and size of awards will be wholly within the discretion of the Compensation Committee, subject to the other terms of the 2009 Plan. The Compensation Committee has not approved any awards under the 2009 Plan, and the Company is not able to estimate the number of individuals that the Compensation Committee will select in the future to participate in the 2009 Plan or the type or size of awards that the Compensation Committee will approve. Therefore, the benefits to be allocated to any individual or to various groups of individuals are not presently determinable.

Shares Subject to the 2009 Plan.  A total of 12 million shares of Common Stock may be issued under the 2009 Plan, of which up to 4 million shares may be granted as full value awards (all awards other than stock options or SARs). In addition, shares of Common Stock that are subject to awards under the 2009

Plan that expire according to their terms or are forfeited, terminated, canceled or surrendered or are settled, or can be paid, only in cash will be available for issuance pursuant to a new award. In no event will any shares of Common Stock subject to a stock option that is canceled upon the exercise of a tandem SAR, any shares of Common Stock subject to awards that are surrendered in payment of the exercise price of a stock option or in payment of taxes associated with such awards, or any shares of Common Stock subject to a SAR that are not issued in connection with the stock settlement of the SAR upon the exercise thereof become available for grant under the Plan.

The closing price of the Common Stock on the NYSE was $53.93 per share on March 2, 2009.

Adjustments.  The maximum numbers of shares available for issuance in total, and for each type award, under the 2009 Plan is subject to appropriate adjustments to reflect certain events, such as a stock dividend, stock split, reorganization, recapitalization or business combination. The terms of then outstanding awards and the limitations on individual grants also will be adjusted as the Compensation Committee determines is appropriate to reflect such changes.

Term, Amendment and Termination.  The 2009 Plan will remain in effect until February 24, 2019, unless sooner terminated by the Board. Termination will not affect awards then outstanding. The Board may terminate or amend the 2009 Plan at any time without shareholder approval, unless such approval is necessary to comply with the Exchange Act, the Code, the rules and regulations of the NYSE or other applicable law. In any event, shareholder approval will be required to, among other things, amend the 2009 Plan to increase the maximum number of shares which may be issued pursuant to the 2009 Plan, reduce the exercise price for outstanding options and SARs (or other similar actions), reduce the minimum permissible exercise price for options and SAR awards that may be made under the 2009 Plan, change the performance measures (as defined below) available for use in awards intended to qualify as performance-based compensation under Section 162(m) of the Code, change the class of individuals eligible to receive awards, or reduce the minimum vesting period, restriction period or performance period a permitted under the 2009 Plan.

Awards

Options.  Options granted under the 2009 Plan may be incentive stock options (“ISOs”) or nonqualified stock options. An option entitles the Participant to purchase shares of Common Stock from the Company at the option price. No Participant may receive stock options to purchase more than 1 million shares of Common Stock in any calendar year. No more than 12 million shares may be issued under the 2009 Plan pursuant to ISOs. The option price will be fixed by the Compensation Committee at the time the option is granted, but the price cannot be less than the per share fair market value on the date of grant. The option price may be paid in cash, or a cash equivalent acceptable to the Compensation Committee, with shares of Common Stock, by a cashless broker-assisted exercise, by having the Company withhold shares that otherwise would be delivered pursuant to the exercise of the option having a value equal to the option price due, by a combination thereof, or by any other method accepted by the Compensation Committee.

Options may be exercised in whole or in part at such times and subject to such conditions as may be prescribed by the Compensation Committee. Except upon a Change in Control (as defined in the 2009 Plan) and in certain other limited situations (including the Participant’s death or disability), (a) any option subject solely to the continued service of the Participant shall become exercisable no earlier than three years after its grant date (except that options may become partially exercisable after a period of at least one year so long as the entire option grant does not become exercisable in less than three years) and (b) any other option shall become exercisable no earlier than one year after its grant date. The maximum period in which an option may be exercised will be fixed by the Compensation Committee at the time the option is approved for grant but cannot exceed 10 years. Awards of ISOs may also be subject to other restrictions to the extent necessary to comply with the applicable provisions of the Code.

SARs.  SARs generally entitle the Participant to receive, with respect to each share of Common Stock encompassed by the exercise of the SAR, the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price of the SAR. The exercise price of the SAR will be fixed by the Compensation Committee at the time the SAR is approved for grant, but shall be no less than the fair market value of a share of Common Stock on the date of grant. The maximum number of shares of Common Stock in respect of which SARs may be granted to any Participant during any calendar year is 1 million.

SARs may be exercised at such times and subject to such conditions as may be prescribed by the Compensation Committee. Except upon a Change in Control (as defined in the 2009 Plan) and in certain other limited situations (including the Participant’s death or disability), (a) any award of SARs subject solely to the continued service of the Participant shall be exercisable no earlier than three years after its grant date (except that SARs may become partially exercisable after a period of at least one year so long as the entire SAR grant does not become exercisable in less than three years) and (b) any other SAR shall become exercisable no earlier than one year after its grant date. The maximum period for which a SAR may be exercised will be fixed by the Compensation Committee at the time the SAR is approved for grant, but shall not exceed 10 years from the date of grant. The Compensation Committee may determine that a SAR shall be automatically exercised on one or more specified dates. The amount payable upon the exercise of a SAR may, in the Compensation Committee’s discretion, be settled in cash, Common Stock, or a combination of cash and Common Stock or any other manner approved by the Compensation Committee.

Restricted Stock and Restricted Stock Units.  The 2009 Plan also permits the grant of restricted stock and restricted stock units to Participants. The maximum aggregate award of restricted stock or restricted stock units that a Participant may receive in any calendar year is 300,000 shares of Common Stock, or the equivalent cash value of 300,000 shares of Common Stock determined as of the date of payment or vesting, as appropriate.

Restricted stock and restricted stock units will be issued subject to a minimum restriction period of three years, subject to the pro rata lapse of those restrictions. During the restriction period, the Participant is not entitled to delivery of the shares or units, restrictions are placed on the transferability of the shares or units, and all or a portion of the shares or units will be forfeited if the Participant terminates employment for reasons other than as approved by the Compensation Committee. The Compensation Committee may also require that specified performance goals be attained during the restriction period in order for the restricted stock or restricted stock units to vest in whole or in part in which case, except upon a Change in Control (as defined in the 2009 Plan) and in certain other limited situations (including the Participant’s death or disability), the restriction period must be at least one year. Upon expiration of the applicable restriction period, restricted stock and restricted stock units shall be settled in cash, Common Stock, or a combination of cash and Common Stock or any other manner approved by the Compensation Committee.

Performance Units.  Under the 2009 Plan, Participants may be granted performance units representing the contingent right, expressed in units (which may be equivalent to a share of Common Stock or other monetary value), to receive payments in shares of Common Stock, cash or any combination thereof based upon the attainment of one or more pre-established performance goals during a specified performance period. Except upon a Change in Control (as defined in the 2009 Plan) and in certain other limited situations (including the Participant’s death or disability), the performance period must have a minimum duration of one year. The maximum aggregate award of performance units that a Participant may receive in any calendar year is 300,000 shares of Common Stock, or the equivalent value of 300,000 shares of Common Stock determined as of the date of payment or vesting, as appropriate.

Other Stock-Based Awards.  The 2009 Plan also allows the Compensation Committee to make other stock-based awards to Participants on such terms and conditions as the Compensation Committee prescribes. To the extent that any other stock-based awards are granted, they may, in the Compensation Committee’s discretion, be settled in cash or Common Stock. The maximum aggregate amount awarded with respect to other stock-based awards to any Participant in any calendar year shall be 300,000 shares of Common Stock.

Transferability. Awards under the Plan will not be transferable other than by will or the laws of descent and distribution; except that the Compensation Committee may permit the transfer of (a) specific non-

qualified stock option and SAR grants by gift to the employee’s spouse, children and grandchildren, or to a trust or partnership for the benefit of any one or more of them, or (b) any grant or award pursuant to a domestic relations order.

Performance Objectives. The Compensation Committee may prescribe that (1) an option or SAR is exercisable, (2) an award of restricted stock or restricted stock units is vested or transferable or both, (3) that performance units are earned, or (4) that payment under an other stock-based award is earned only upon the attainment of certain performance objectives.

The performance measure for an award intended to qualify for the performance-based exception to Code Section 162(m) may be based on any of the following criteria, alone or in combination, as the Compensation Committee deems appropriate: (a) net earnings or net income (before or after taxes); (b) earnings per share (basic or diluted); (c) net sales; (d) revenue growth; (e) operating profit; (f) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (g) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (h) earnings before or after taxes, interest, depreciation, and/or amortization; (i) gross or operating margins; (j) productivity ratios; (k) share price (including, but not limited to, growth measures and total shareholder return); (l) expense targets; (m) margins; (n) operating efficiency; (o) market share; (p) working capital; (q) economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital); or (r) objective safety measures. Performance goals based on these performance measures may be established on a corporate-wide basis or with respect to and in combination with one or more business units, divisions, subsidiaries or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The Compensation Committee may eliminate or decrease (but not increase) the amount of any award intended to qualify for the performance-based exception to Code Section 162(m).

The Compensation Committee may establish other performance measures for any award that is not intended to qualify as performance-based compensation under Code Section 162(m) and such measures shall be set forth in the applicable award agreement.

Deferrals. The Compensation Committee may defer the payment of any award, or permit Participants to defer their receipt of payment, for such period or periods and on such terms and conditions as the Committee may specify.

Change in Control. In the event of a change in control of the Company (as defined in the 2009 Plan), outstanding awards under the 2009 Plan will be treated as follows:

•	Unless otherwise provided in the applicable award agreement, all then-outstanding options and SARs will become immediately fully vested and exercisable, and any other then-outstanding awards subject solely to the continued service of the Participant will become immediately vested and free of all restrictions, unless replacement awards of equal value to the award being replaced are provided to Participants. The treatment of any other awards, including those subject to attainment of performance criteria, will be as set forth in the applicable award agreement.

•	If replacement awards are not provided to Participants, the Compensation Committee, in its discretion, may authorize the cancellation and termination of all outstanding awards with payment of cash or shares of stock made to Participants, equal in value to the cancelled award.

Federal Income Tax Consequences. Based on the Code and regulations thereunder as they currently exist, the anticipated United States Federal income tax consequences of the several types of awards under the 2009 Plan are as described below.

Grant of Options and SARs.  An optionee will not recognize any taxable income at the time an option or SAR is granted and the Company will not be entitled to a federal income tax deduction at that time.

Exercise of ISOs.  No ordinary income will be recognized by the holder of an ISO at the time of exercise. The excess of the fair market value of the shares of Common Stock at the time of exercise over the aggregate option exercise price will be an adjustment to alternative minimum taxable income for purposes of the Federal “alternative minimum tax” at the date of exercise. If the optionee holds the shares of Common Stock purchased for two years after the date the ISO was granted and one year after the acquisition of such shares, the difference between the aggregate option price and the amount realized upon disposition of the shares will constitute a long term capital gain or loss, as the case may be, and the Company will not be entitled to a Federal income tax deduction. If the shares of Common Stock are disposed of in a sale, exchange or other “disqualifying disposition” within two years after the date of grant or within one year after the date of exercise, the optionee will realize taxable ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the shares of Common Stock purchased at the time of exercise over the aggregate option exercise price and (b) the excess of the amount realized upon disposition of such shares over the option exercise price. The Company will be entitled to a Federal income tax deduction equal to that amount.

Exercise of Nonqualified Stock Options.  Taxable ordinary income will be recognized by the holder of a nonqualified stock option at the time of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock purchased at the time of such exercise over the aggregate option exercise price. The Company will be entitled to a Federal income tax deduction equal to that amount. On a subsequent sale of the shares, the optionee will generally recognize a taxable capital gain or loss based upon the difference between the per share fair market value at the time of exercise and the per share selling price at the time of sale. The capital gain or loss will be short term or long term depending on the period of time the shares are held by the optionee following exercise.

Exercise of SARs.  Upon the exercise of a SAR, the holder will realize taxable ordinary income on the amount of cash received and/or the then current fair market value of the shares of Common Stock acquired and the Company will be entitled to a Federal income tax deduction equal to that amount. The holder’s basis in any shares of Common Stock acquired will be equal to the amount of ordinary income upon which he or she was taxed. Upon any subsequent disposition, any gain or loss realized will be a capital gain or loss.

Restricted Stock.  A Participant receiving a grant of restricted stock will not recognize income, and the Company will not be allowed a deduction, when restricted shares of Common Stock are granted, unless the Participant makes the election described below. When the restrictions on the shares of Common Stock are removed or lapse or are fully satisfied, the excess of fair market value of such shares on the date the restrictions are removed or lapse over the amount paid by the Participant for the shares, if any, will be ordinary income to the Participant. The Company will be entitled to a Federal income tax deduction equal to that amount (subject to the limitations of Code Section 162(m) with respect to any award which does not qualify as performance-based compensation). Upon disposition of the shares of Common Stock, the gain or loss recognized by the Participant will be treated as a capital gain or loss. The capital gain or loss will be short term or long term depending upon the period of time the shares are held by the Participant following the removal or lapse of the restrictions.

If a Section 83(b) election is filed by the Participant with the Internal Revenue Service within 30 days after the date of grant, then the Participant will recognize ordinary income and the holding period will commence as of the date of grant. The amount of ordinary income recognized by the Participant will equal the excess of the fair market value of the shares as of the date of grant over the amount, if any, paid by the Participant for the shares of Common Stock. The Company will be entitled to a deduction in a like amount (subject to the limitations of Code Section 162(m) with respect to any award which does not qualify as performance-based compensation). If such election is made and a Participant thereafter forfeits the restricted shares of Common Stock, no refund or deduction will be allowed for the amount previously included in such Participant’s income.

Restricted Stock Units, Performance Units and Other Stock-Based Awards.  A Participant receiving an award of restricted stock units, performance units, or other stock-based awards will not recognize income, and the Company will not be allowed a deduction, at the time the award is made. When a Participant receives payment in settlement of such award, the amount of cash and the fair market value of the shares of Common Stock received will be ordinary income to the Participant and the Company will be entitled to a federal income tax deduction equal to that amount (subject to the limitations of Code Section 162(m) with respect to any award which does not qualify as performance-based compensation).

Withholding Taxes.  No withholding taxes are payable in connection with the grant of any stock option or SAR or the exercise of an ISO. However, withholding taxes must be paid at the time of exercise of any non-qualified stock option or SAR. Withholding taxes must also be paid in respect of any restricted stock when the restrictions thereon lapse. In respect of all other awards, withholding taxes must be paid whenever the Participant recognizes income for tax purposes.

Your Board recommends that shareholders vote FOR Item 2, the Approval of the 2009 Praxair, Inc. Long Term Incentive Plan.

Miscellaneous

Shareholder Proposals for the 2010 Annual Meeting

In order to be included in Praxair’s proxy statement and form of proxy, proposals of shareholders intended to be presented to Praxair’s 2009 annual meeting of shareholders must be received in writing at Praxair’s principal executive offices by November 17, 2009. Otherwise, in order for a shareholder to bring other business before that shareholder meeting, Praxair’s Certificate of Incorporation requires that proper written notice be received by Praxair on or before February 26, 2010. Shareholder proposals or related written notices must be delivered by mail addressed to the Assistant Corporate Secretary, Praxair, Inc., 39 Old Ridgebury Road, M-1, Danbury, CT 06810-5113.

Annual Reports

Shareholders of record on March 2, 2009 should have received either (1) a notice that Praxair’s 2008 Form 10-K and Annual Report is available on the Internet or (2) a printed copy of both the proxy statement and the Form 10-K and Annual Report. If you have received a printed copy of this proxy statement without the Form 10-K and Annual Report, please write to Investor Relations at the address below and a copy will be sent to you.

A COPY OF PRAXAIR’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 IS AVAILABLE TO EACH HOLDER OR BENEFICIAL OWNER OF PRAXAIR’S COMMON STOCK AS OF MARCH 2, 2009. THIS REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT, PRAXAIR, INC., 39 OLD RIDGEBURY ROAD, M-2, DANBURY, CT 06810-5113.

Cost of Proxy Solicitation

The entire cost of soliciting proxies will be borne by Praxair including the expense of preparing, printing and mailing this Proxy Statement. Solicitation costs include payments to brokerage firms and others for forwarding solicitation materials to beneficial owners of Praxair’s stock and reimbursement of out-of-pocket costs incurred for any follow up mailings. Praxair also has engaged Morrow & Co., LLC to assist in the solicitation of proxies from shareholders at a fee of $7,500 plus reimbursement of out-of-pocket expenses. In addition to use of the mail, proxies may be solicited personally or by telephone by employees of Praxair without additional compensation, as well as by employees of Morrow & Co., LLC.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES T. BREEDLOVE,
Senior Vice President, General Counsel and
Secretary

March 17, 2009

YOU ARE URGED TO PROMPTLY COMPLETE AND SUBMIT A PROXY

APPENDIX 1

CORPORATE GOVERNANCE GUIDELINES

The Corporation shall comply with all applicable legal requirements and New York Stock Exchange standards; and the Board shall adopt such additional practices and structures that it believes will improve the Corporation’s governance so as to better serve the interests of the shareholders and the other constituencies of the Corporation.

Business Integrity, Ethics and Compliance with Laws. The Board believes that a strong integrity, ethics, and compliance culture is (1) a social obligation to those impacted by the Corporation, (2) necessary for maintaining investor trust, and (3) a necessary condition for effective corporate governance, the absence of which cannot be overcome by formal practices and structures. The Board believes further that such culture must be driven by example and emphasis at the top of the organization.

•	The Board shall adopt and periodically review a Corporate Policy on Compliance with Laws and Business Integrity and Ethics, and such policy shall be equally applicable to the directors of the Corporation as it is to its officers and employees.

•	The Board, acting through its Audit Committee, shall oversee and monitor management’s development and operation of preventative, reporting, investigation, and resolution programs for implementing that policy.

•	Ethical values and performance shall be significant factors in the selection of directors, the CEO, and senior management.

•	Each elected officer of the Corporation shall be accountable to the Board for policy compliance within his/her areas of responsibility and compliance performance shall be considered in the performance reviews and compensation determinations for such officers.

•	Any “related party transaction” by an officer or director shall be pre-approved by a Committee of independent and disinterested directors. A “related party transaction” shall mean any transaction reportable under the rule SK Item 404 of the Securities and Exchange Commission or that would violate the Board’s Independence Standards.

Role of the Board of Directors. The duties of the Board are largely defined by Delaware law, federal statutes and regulations (notably those of the Securities and Exchange Commission), and New York Stock Exchange Listing Standards. The Board shall focus its priorities on the following core responsibilities:

•	Advice and counsel to management regarding significant issues facing the Corporation.

•	Assessing the performance of the Chief Executive Officer and senior management and setting compensation accordingly.

•	Succession planning and management development.

•	Overseeing the Corporation’s integrity and ethics, compliance with laws, and financial reporting.

•	Evaluating and approving the Corporation’s strategic direction and initiatives and monitoring implementation and results.

•	Monitoring the Corporation’s operating results and financial condition.

•	Understanding and assessing risks to the Corporation and monitoring the management of those risks.

1-1

Board and Committee Effectiveness Assessment. To assure that it is effectively fulfilling its role, the Board must periodically reflect on its own performance.

•	At least annually, the Board shall assess the Corporation’s governance practices and structures; and its effectiveness as a Board in fulfilling its responsibilities and in addressing the issues facing the Corporation.

•	The Governance & Nominating Committee shall be responsible for organizing and initiating this assessment and shall take into account the views and recommendations of recognized governance authorities as well as national and international codes of best governance practices.

•	Each Board Committee, under the leadership of its Chairman, shall conduct a self-assessment of its effectiveness at least annually, including a review of its charter from the Board.

Board Leadership. Combining the positions of Chairman and Chief Executive Officer provides the most effective leadership model for this Corporation but, in order to assure a proper balance between the Chairman/CEO and the independent directors, and to assure effective leadership in the event of a contingency:

•	Regular private meetings of the independent directors shall be scheduled no less than quarterly.

•	The independent directors shall elect an Executive Session Presiding Director (PD) to preside at such meetings and to provide leadership in the event of the incapacitation of the Chairman or of a crisis or other event or circumstance which would make management leadership inappropriate or ineffective.

•	The PD shall be responsible for conducting at least annually a formal performance review of the Chief Executive Officer.

•	The PD may periodically advise the Chief Executive Officer of the views of the independent directors. However, it is vitally important that the Chief Executive Officer have a frank and open relationship with each director and each director must assume the responsibility of communicating frank advice and counsel directly to the Chief Executive Officer.

•	The Chairman shall ensure that the Board’s agendas, schedules, and information flow to the directors provide adequate focus, time, and background for the Board to fulfill its core responsibilities.

•	The Chairman shall ensure that each Committee’s agendas cover every item of the Committee’s responsibility as set forth in the Committee’s charter as adopted by the Board.

•	Each director shall have the right to request that items be added to the Board and Committee agendas, that additional time be allocated to discussion of an issue, and that additional information be provided by management or other sources.

•	The Board shall have access to management other than the Chief Executive Officer for the purposes of information gathering and management assessment and development.

Board Structure. Much of the oversight work of the Board shall be done through specialized Committees in which a focus and expertise can be brought to bear on important issues.

•	As a minimum, the Board shall have standing Committees as follows: an Audit Committee, a Governance & Nominating Committee, a Compensation & Management Development Committee, and a Finance & Pension Committee.

•	Each of the foregoing Committees shall be comprised only of independent directors.

•	The Board shall formally adopt a written charter for each Committee specifying in detail the responsibilities delegated to that Committee.

1-2

•	Each Committee Charter shall provide authority to the Committee to retain and pay such external advisors as it deems necessary to fulfill its obligations.

•	Each Committee shall regularly report to the full Board on its reviews, actions, decisions and recommendations.

•	While director qualifications, anticipated retirement dates, and other considerations may constrain strict adherence to any fixed rotation policy, it shall be the goal of the Board to regularly rotate Committee Chairs and members every 3-5 years while maintaining at all times on each Committee some number of members having reasonable tenure and experience in the Committee.

•	The Governance & Nominating Committee shall review Committee membership at least annually and recommend to the Board any changes that may be appropriate; and the Board shall appoint Committees annually at the meeting immediately following the Annual Shareholders’ Meeting.

Board Independence and Shareowner Representation. The Board recognizes its duties to the shareowners of the Corporation and believes that it can best fulfill those responsibilities by being and acting independent of management.

•	A substantial majority of the Board shall be independent.

•	The Board shall establish and periodically review independence standards for service on the Corporation’s Board.

•	Board members and candidates shall be periodically evaluated for compliance with these independence standards.

•	Director stock ownership guidelines shall be established to ensure that each director has sufficient meaningful long term stake in the performance of the company to be aligned with the interests of long term shareowners; but not so substantial to the individual’s total wealth as to potentially compromise the director’s independence or willingness to raise issues that may adversely affect the short-term market price.

•	Any director appointed by the Board to fill a vacancy shall stand for election at the next meeting of the shareholders for which inclusion of such nomination in the Corporation’s proxy materials is practicable.

Director Qualifications and Performance. The Board acknowledges the importance of ensuring that it has the mix of perspectives, experience and competencies that are appropriate to the Corporation’s strategies, and its business, market, geographic, and regulatory environments. The Board also recognizes that its effectiveness is dependent on having directors who have the time to focus on the Corporation’s issues, and who contribute to an open Board culture that encourages frank discussion and free exchange of information.

•	The Governance & Nominating Committee shall be responsible for evaluating the mix of Board member skills required in connection with filling any vacancy on the Board.

•	The Committee shall take into account the Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

•	It shall be the Board’s policy that any director whose principal employment materially changes from that in effect at the time s/he was first selected for service on the Corporation’s Board shall offer his or her resignation as a director.

•	The Board shall establish, and periodically review, a policy limiting each director’s service on other public company Boards and Audit Committees to assure that the Corporation’s directors are able to provide sufficient focus on their responsibilities to this Board.

1-3

•	The Board shall establish such tenure policies as it deems necessary to maintain an appropriate balance between fresh perspectives and energy and institutional experience and knowledge of the Corporation.

•	The full Board’s self-assessment of its effectiveness shall include questions regarding the preparedness and contributions of directors generally. The Governance & Nominating Committee shall provide feedback to directors and suggest additional training as deemed appropriate based on this self-assessment.

•	The Governance & Nominating Committee shall privately consider measures of director effectiveness when recommending an incumbent director for re-election.

•	Directors shall be periodically offered self-assessments as a way to communicate expectations and the factors by which effective directorship can be measured, to encourage reflection and self-improvement, and to provide another means for directors to identify their requests for additional training or orientation to assist them in discharging their duties as directors.

Director Election and Resignation Policy. Any nominee for election to the Board of Directors who is then serving as a Director and, in an uncontested election, receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. The Governance & Nominating Committee of the Board shall then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken; provided that any director whose resignation is under consideration shall not participate in the committee’s recommendation regarding whether to accept the resignation. The Board shall take action on the committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

Director Training.

•	Each director is responsible for his or her own continuing education.

•	Management shall periodically identify for the Board third party-provided continuing education programs and the Corporation shall sponsor the attendance of any director who wishes to attend any such program, as well as attendance at other like programs that may be identified by the director.

•	Management shall annually conduct training related to matters within the oversight responsibilities of the Audit Committee, and non-Audit Committee members shall be free to attend as well.

•	The Corporate Secretary will be responsible for designing and organizing an orientation program tailored to the needs of any new director.

Director Compensation. Compensation for the non-management directors’ service to the Corporation shall be based on the following principles:

•	Total compensation shall be competitive with that of comparable U.S. public companies in the S&P 500.

•	Compensation arrangements shall be flexible enough to allow each director to balance a mix of equity and cash according to his/her own needs keeping in mind the Board’s mandatory guidelines for achieving and maintaining stock ownership.

•	Some portion of directors’ compensation will be comprised of long-term incentives which parallel the types of long term incentives granted by the Board to senior management.

Political Donations. The Corporation shall comply with all applicable federal and state laws governing contributions of Corporate assets for political purposes.

1-4

In accordance with law, the Corporation may administratively support one or more federal or state political action committees (PAC) comprised of the voluntary contributions of employees or retirees but individual donations to such PACs shall not be coerced in any way nor shall an individual’s donation decision affect in any way that person’s employment status or performance evaluation.

Shareholder Rights Plan Policy. The Board will adopt or materially amend a Stockholder Rights Plan only if, in the exercise of its fiduciary responsibilities under Delaware law, and acting by a majority of its independent directors, it determines that such action is in the best interests of Praxair’s shareholders. Also, if the Board adopts or materially amends a Stockholder Rights Plan, it will submit such action to a non-binding shareholder vote as a separate ballot item at the first annual meeting of shareholders occurring at least six months after such action.

Whenever a Rights Agreement is in place, a committee of independent directors shall evaluate the Agreement annually to determine whether it continues to be in the best interests of the Company’s stockholders. Among the subjects of this annual review will be consideration of whether the threshold for calling a special meeting is appropriate in view of the ownership profile of the company.

Independent Auditors. The Audit Committee’s Charter shall provide that this Committee is responsible for evaluating the independence of the Corporation’s independent auditors, and adopting such policies as it deems necessary to assure that independence.

The independent auditors shall report to the Audit Committee and that Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors.

1-5

APPENDIX 2

BOARD POLICY

DIRECTOR INDEPENDENCE STANDARDS

To assist the Board in determining the independence of each director, the Board’s Governance & Nominating Committee has established the following minimum Director Independence Standards.

Independence Standards for Board Service

A director will not be considered “independent” if:

1.	the director is, or has been within the last three years, an employee of the Company;

2.	an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

3.	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than: (a) director’s fees and pension or other forms of deferred compensation for prior service with the Company, provided that such compensation is not contingent on continued service, and (b) compensation received by a director’s immediate family member for service as an employee of the Company (other than as an executive officer);

4.	(A) the director or an immediate family member of the director is a current partner of a firm that is Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

5.	a present executive officer of the Company serves or served on the compensation committee of the board of directors of a company that, at the same time within the last three years, employs or employed either the director or an immediate family member of the director as an executive officer;

6.	a director is a current employee, or an immediate family member of a director is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent (2%) of the other company’s consolidated gross revenues;

7.	a director serves as an executive officer of a not-for-profit, tax exempt organization, and within the preceding three years, the Company or the Praxair Foundation made discretionary charitable contributions to the organization in any single fiscal year that, in the aggregate, exceeded the greater of (a) $1 million, or (b) two percent (2%) of that organization’s consolidated gross revenues, based on the organization’s latest publicly available financial information.

If any director or a director’s immediate family member has or had any relationship or transaction of a type set forth in any of the above standards, and that relationship or transaction does not fully meet the criteria stated in the applicable standard, then the relationship or transaction shall be considered immaterial and deemed to not impair the director’s independence.

2-1

Independence Standards for Audit Committee Members

In addition to the above standards, a director will not be considered “independent” for purposes of service on the Audit Committee if the director:

•	receives any direct or indirect consulting, advisory or other compensatory fee from the Company, other than compensation for service as a director; or

•	is an “affiliated” person of the Company (generally, an owner of more than 10% of the Company’s voting stock).

(the interpretation and application of these two standards shall be governed by Rule 10A-3 of the Securities and Exchange Commission).

For purposes of these standards:

“immediate family member” includes a person’s spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than a tenant or domestic employees) who shares the person’s home.

“executive officer”, when used in the context of a public company, has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

“Company” means Praxair, Inc. and any of its consolidated subsidiaries.

2-2

APPENDIX 3

PROPOSED 2009 PRAXAIR, INC. LONG TERM INCENTIVE PLAN

The text of the proposed 2009 Praxair, Inc. Long Term Incentive Plan is as follows:

2009 Praxair, Inc.
Long Term Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1 Establishment.  Praxair, Inc., a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the 2009 Praxair, Inc. Long Term Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights (“SARs”), Restricted Stock, Restricted Stock Units, Performance Units, and Other Stock-Based Awards.

This Plan was adopted by the Board on February 24, 2009. This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2 Purpose of this Plan.  The purpose of this Plan is to provide a means whereby Employees develop personal involvement in the financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract and retain able Employees and to provide a means whereby those individuals can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3 Duration of this Plan.  Unless sooner terminated as provided herein, this Plan shall terminate February 24, 2019. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1	“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.2	“Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.3	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4	“Board” means the Board of Directors of the Company.

3-1

2.5	“Change in Control” means the occurrence of any one of the following events with respect to the Company:

(a)	individuals who, on January 1, 2009, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2009, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Company proxy statement in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed an Incumbent Director;

(b)	any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Praxair Voting Securities”); provided, however, that the event described in this Subsection 2.5(b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any of its subsidiaries; (B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; or (D) pursuant to a Non-Qualifying Transaction (as defined in Subsection 2.5(c));

(c)	the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Praxair Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, shares into which such Praxair Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Praxair Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the Beneficial Owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale or disposition of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, to the extent an Award is subject to Code Section 409A, the Committee shall have the discretion to define Change in Control for such Award in a manner which complies with such Code Section.

3-2

2.6	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.7	“Committee” means the Compensation and Management Development Committee of the Board, or any other committee designated by the Board to administer this Plan. The Committee shall consist of not less than two directors. However, if a member of the Committee is not an “outside director” within the meaning of Code Section 162(m) or is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, the Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements. The term “Committee” includes any such committee or subcommittee, to the extent of the Compensation and Management Development Committee’s delegation. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, other than any actions required to be carried out by a committee of at least two “outside directors” or “non-employee directors”.

2.8	“Company” means Praxair, Inc., a Delaware corporation, and any successor thereto as provided in Article 19 herein.

2.9	“Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (a) ninety (90) days after the beginning of the Performance Period, or (b) the period prior to the date twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.10	“Effective Date” has the meaning set forth in Section 1.1.

2.11	“Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company or its Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company or its Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or its Subsidiary during such period.

2.12	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.13	“Fair Market Value” or “FMV” means, in respect of any date on or as of which a determination thereof is being or to be made, the closing market price of a Share reported on the New York Stock Exchange Composite Transactions tape on such date, or, if no Shares were traded on such date, on the next preceding day on which sales of Shares were reported on the New York Stock Exchange Composite Transactions tape.

2.14	“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.15	“Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.16	“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.17	“Insider” shall mean an individual who is, on the relevant date, an executive officer of the Company or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity

3-3

securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.18	“Market Price” means, in respect of any date on or as of which a determination thereof is being or to be made, the average of the high and low prices of a Share reported on the New York Stock Exchange Composite Transactions tape on such date, or, if no Shares were traded on such date, on the next preceding day on which sales of Shares were reported on the New York Stock Exchange Composite Transactions tape.

2.19	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.20	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.21	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.22	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.23	“Participant” means any Employee to whom an Award is granted.

2.24	“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Any Award granted hereunder that is intended to be Performance-Based Compensation within the meaning of Code Section 162(m) shall be subject to the terms and provisions of this Plan and not the Praxair, Inc. Plan for Determining Performance-Based Awards Under Section 162(m).

2.25	“Performance Goal” means, with respect to any applicable Award, the one or more targets, goals or levels of attainment required to be achieved in terms of the specified Performance Measures during the specified Performance Period, as set forth in the related Award Agreement.

2.26	“Performance Measures” means: (a) with respect to any Award intended to qualify as Performance-Based Compensation, any one or more of the measures described in Article 12 on which the Performance Goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation; and (b) with respect to any other Award, such performance measures as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement for purposes of determining the applicable Performance Goal.

2.27	“Performance Period” means the period of time during which the Performance Goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.28	“Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Units, the value of which at the time it is payable is determined as a function of the extent to which corresponding Performance Goal(s) has been achieved during the applicable Performance Period.

2.29	“Plan” means this 2009 Praxair, Inc. Long Term Incentive Plan.

2.30	“Restricted Stock” means Shares issued pursuant to a Restricted Stock Grant under Article 8 so long as the Shares remain subject to the restrictions and conditions specified in the Award Agreement pursuant to which such Restricted Stock Grant is made.

2.31	“Restricted Stock Grant” means an Award of Restricted Stock or Restricted Stock Units made pursuant to the provisions of Article 8.

3-4

2.32	“Restricted Stock Unit” means a Unit issued pursuant to a Restricted Stock Grant under Article 8 so long as the Units remain subject to the restrictions and conditions specified in the Award Agreement.

2.33	“Restriction Period” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.34	“Share” means a share of common stock of the Company, $0.01 par value per share or any security issued by the Company in substitution or exchange therefor or in lieu thereof.

2.35	“Share Equivalent” means a Unit (or fraction thereof, if authorized by the Committee) substantially equivalent to a hypothetical Share, credited to the Participant and having a value at any time equal to the FMV of a Share (or fraction thereof) at such time.

2.36	“Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.

2.37	“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of fifty percent (50%) or greater by reason of stock ownership or otherwise; provided, however, that (a) for purposes of determining whether any Employee can be a Participant with respect to any Award of Incentive Stock Option, the term “Subsidiary” has the meaning given to such term in Code Section 424, as interpreted by the regulations thereunder and applicable law; and (b) for purposes of determining whether any individual may be a Participant with respect to any Award of Options or SARs that are intended to be exempt from Code Section 409A, the term “Subsidiary” means any corporation or other entity to which the Company is an “eligible issuer of service recipient stock” within the meaning of Code Section 409A.

2.38	“Unit” means a bookkeeping entry used by the Company to record and account for the grant or settlement of an Award until such time as the Award is paid, canceled, forfeited or terminated, as the case may be, which, except as otherwise specified by the Committee, shall be equal to one Share Equivalent.

Article 3. Administration

3.1	General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2	Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to, or in connection with, this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Participants, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 17, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company and/or its Subsidiaries operate.

3-5

3.3	Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize the Chief Executive Officer of the Company (the “CEO”) or any other officer of the Company, to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities for any Awards to be granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards the CEO or officer may grant; and (iii) the CEO or officer, as applicable, shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to this Plan and Maximum Awards

4.1 Number of Shares Available for Awards.  Subject to adjustment as provided in Section 4.4, the maximum number of Shares which may be issued pursuant to Awards under this Plan on or after the Effective Date shall be 12,000,000 Shares (the “Share Authorization”). The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares. The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be 12,000,000 Shares. The maximum number of Shares of the Share Authorization that may be issued under this Plan pursuant to Awards other than Options or SARs shall be 4,000,000 Shares.

4.2  Share Usage.  Shares subject to an Award that expires according to its terms or is forfeited, terminated, canceled or surrendered, in each case, without having been exercised or settled, or can be paid only in cash, will be available again for grant under the Plan, without reducing the number of Shares that are available for Awards under the Plan. In no event shall (a) any Shares subject to an Option that is cancelled upon the exercise of a tandem SAR; (b) any Shares subject to an Award that are surrendered in payment of the exercise price of an Option or in payment of the taxes associated with an Award; or (c) any Shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon exercise thereof become available for grant under the Plan pursuant to this Section.

4.3 Annual Award Limits.  Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 4.4, shall apply to grants of such Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one calendar year to any one Participant shall be 1,000,000.

(b)	SARs: The maximum number of Shares subject to SARs granted in any one calendar year to any one Participant shall be 1,000,000.

(c)	Restricted Stock or Restricted Stock Units: The maximum aggregate Restricted Stock Grant in any one calendar year to any one Participant shall be 300,000 Shares, or equal to the Fair Market Value of 300,000 Shares, determined as of the date of vesting or payout, as applicable.

(d)	Performance Units: The maximum aggregate Award of Performance Units that a Participant may receive in any one calendar year shall be 300,000 Shares, or equal to the Fair Market Value of 300,000 Shares, determined as of the date of vesting or payout, as applicable.

(e)	Other Stock-Based Awards: The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.1 in any one calendar year to any one Participant shall be 300,000 Shares.

3-6

4.4 Adjustments in Authorized Shares.  In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

To further reflect any of the foregoing events, transactions or adjustments, the Committee, in its sole discretion, may also make adjustments in the terms of any Awards under this Plan and may modify any other terms of outstanding Awards, including modifications of Performance Goals and changes in the length of Performance Periods as it deems necessary or appropriate. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 17 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.

Article 5. Eligibility and Participation

Only Employees shall be eligible to participate in this Plan. Subject to the provisions of this Plan, the Committee may, from time to time, select those Employees to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

Article 6. Stock Options

6.1 Grant of Options.  Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Options may be granted in addition to, or in tandem with or independent of, SARs or any other Awards under the Plan.

6.2 Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the term of the Option, the number of Shares to which the Option pertains, the conditions, including any Performance Goals, upon which an Option shall become vested and exercisable, and such other terms and conditions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3 Option Price.  The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to 100% of the FMV of the Shares as determined on the Grant Date.

6.4 Term of Options.  Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the day before the tenth (10th) anniversary of its Grant Date.

3-7

6.5 Exercise of Options.  Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. Except upon a Change in Control and in certain limited situations (including, but not limited to, the death or disability of the Participant): (a) Awards of Options subject solely to the continued service of the Participant shall become exercisable no earlier than three (3) years after the Grant Date provided that such Option may partially vest after no less than one year following such Grant Date; and (b) any other Award of Options shall become exercisable no earlier than one (1) year after the Grant Date.

6.6 Payment.  Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Market Price at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by having the Company withhold Shares that otherwise would be delivered to the exerciser pursuant to the exercise of the Option having a value equaling the aggregate Option Price due; (d) by a cashless (broker-assisted) exercise; (e) by a combination of (a), (b), (c) and/or (d); or (f) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8 Termination of Employment.  Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9 Notification of Disqualifying Disposition.  If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

3-8

Article 7. Stock Appreciation Rights

7.1 Grant of SARs.  Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee, in its sole discretion. Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs. SARs may be granted under the Plan alone, in tandem with, in addition to or independent of, Options or any other Awards under the Plan.

7.2 SAR Agreement.  Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, the number of Shares to which the SAR pertains, the conditions, including any Performance Goals, upon which the SAR shall become vested and exercisable, and such other terms and conditions as the Committee shall determine which are not inconsistent with the terms of this Plan.

7.3 Term of SAR.  The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and specified in the SAR Award Agreement; provided, however, no SAR shall be exercisable later than the tenth (10th) anniversary of its Grant Date.

7.4 Grant Price.  The Grant Price for each Award of a SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to 100% of the FMV of the Shares as determined on the Grant Date.

7.5 Exercise of SARs.  SARs granted under this Article 7 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. Except upon a Change in Control and in certain limited situations (including, but not limited to, the death or disability of the Participant): (a) Awards of SARs subject solely to the continued service of the Participant shall become exercisable no earlier than three (3) years after the Grant Date provided that such SAR may partially vest after no less than one year following such Grant Date; and (b) any other Award of SARs shall become exercisable no earlier than one (1) year after the Grant Date. The Committee may provide that a SAR shall be automatically exercised on one or more specified dates.

7.6 Settlement of SARs.  Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the FMV of a Share on the date of exercise over the Grant Price; by

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.7 Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.8 Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.

3-9

Article 8. Restricted Stock Grants

8.1 Grant of Restricted Stock or Restricted Stock Units.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Restricted Stock Grants to Participants in such amounts as the Committee shall determine. A Restricted Stock Grant is the issue of Shares or Units in the name of a Participant subject to such terms and conditions as the Committee shall deem appropriate, including, without limitation, restrictions on the sale, assignment, transfer or other disposition of such Shares or Units and the requirement that the Participant forfeit such Shares or Units back to the Company (a) upon termination of employment for specified reasons within a specified period of time; (b) if any specified Performance Goals are not achieved during a specified Performance Period; or (c) if such other conditions as the Committee may specify are not satisfied.

8.2 Restricted Stock or Restricted Stock Unit Agreement.  Each Restricted Stock Grant shall be evidenced by an Award Agreement that shall specify the Restriction Period(s), the number of Shares of Restricted Stock and/or Restricted Stock Units granted, the conditions and restrictions imposed upon the Restricted Stock Grant, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

8.3 Restriction Period.  Each Restricted Stock Grant shall provide that in order for a Participant to receive unrestricted Shares or payment in settlement of a Restricted Stock Unit, the Participant must remain an Employee for a period of time specified by the Committee in the Award Agreement. The Committee may also establish one or more Performance Goals that are required to be achieved during one or more Performance Periods within the Restriction Period as a condition to the lapse of restrictions. Except upon a Change in Control and in certain limited situations (including, but not limited to, the death or disability of the Participant): (a) Awards of Restricted Stock and/or Restricted Stock Units subject solely to the continued service of the Participant shall have a Restriction Period of not less than three (3) years from the Grant Date; and (b) Awards of Restricted Stock and/or Restricted Stock Units subject to the achievement of one or more Performance Goals shall have a minimum Restriction Period of one (1) year. The Committee may provide for the pro rata lapse of restrictions in installments during the Restriction Period.

8.4 Restrictions.  The following restrictions and conditions shall apply to each Restricted Stock Grant during the Restriction Period: (a) the Participant may not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of or realize on the Shares or Units subject to the Restricted Stock Grant; and (b) the Shares issued as Restricted Stock or the Restricted Stock Units shall be forfeited to the Company if the Participant for any reason ceases to be an Employee prior to the end of the Restriction Period, except due to circumstances specified in the related Award Agreement or otherwise approved by the Committee. Unless otherwise directed by the Committee, (i) all certificates representing Shares of Restricted Stock will be held in custody by the Company until all restrictions thereon have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all uncertificated Shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock. The Committee may, in its sole discretion, include such other restrictions and conditions as it may deem appropriate.

The Committee may, in its sole discretion, impose such other conditions and/or restrictions on any Restricted Stock Grant awarded pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

8.5 Payment.  Upon expiration of the Restriction Period and if all conditions have been satisfied and any applicable Performance Goals attained, the Shares of Restricted Stock will be made available to the Participant or the Restricted Stock Units will be vested in the account of the Participant, free of all

3-10

restrictions; provided, that the Committee may, in its discretion, require (a) the further deferral of any Restricted Stock Grant beyond the initially specified Restriction Period; (b) that the Restricted Stock or Restricted Stock Units be retained by the Company; and (c) that the Participant receive a cash payment in lieu of unrestricted Shares or Units.

8.6 Rights as a Shareholder.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, the Participant shall have, with respect to shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and receive any dividends paid thereon. Any such dividends shall be reinvested on the dividend payment date in additional Shares of Restricted Stock under the Restricted Stock Grant and shall be subject to the restrictions and other terms and conditions set forth therein. A Participant shall not have, with respect to Restricted Stock Units, any voting or other rights of a shareholder of the Company; provided, however, that if determined by the Committee and set forth in the Participant’s Award Agreement, the Participant shall have the right to receive Dividend Equivalents in accordance with the provisions of Article 13.

8.7 Section 83(b) Election.  The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Performance Units

9.1 Grant of Performance Units.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units to Participants in such amounts and upon such terms as the Committee shall determine. Each Performance Unit shall represent the prospective contingent right to receive payment based upon Company and/or Subsidiary performance over a specified Performance Period. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant and need not be equivalent to the value of a Share Equivalent. At the time of grant, the Committee, in its sole discretion, shall establish the Performance Period, Performance Measures, Performance Goals and such other terms and conditions applicable to such Award. The number of Shares and/or the amount of cash or other consideration earned in settlement of a Performance Unit shall be determined at the end of the Performance Period.

9.2 Earning of Performance Units.  Each Performance Unit Award Agreement shall provide that in order for a Participant to receive a payment in settlement of the Award, the Company must achieve certain Performance Goals over a designated Performance Period, with attainment of one or more Performance Goals determined using one or more specific Performance Measures. The Performance Goals and the Performance Period shall be established by the Committee in its sole discretion; provided, however that except upon a Change in Control and in certain limited situations (including, but not limited to, the death or disability of the Participant), the Performance Period must have a minimum duration of one (1) year. The Committee shall establish one or more Performance Measures for each Performance Period for determining the portion of the Performance Unit Award which will be earned or forfeited based on the extent to which the Performance Goals are achieved or exceeded. Such Performance Goals may include minimum, maximum and target levels of performance, with the size of the payment payable in settlement of the Performance Unit Award based on the level attained.

9.3 Form of Performance Unit Award.  Performance Unit Awards shall be made on such terms and conditions not inconsistent with the Plan, and in such form or forms, as the Committee may from time to time approve. Performance Units may be awarded alone, in addition to, or independent of other Awards under the Plan. Subject to the terms of the Plan, the Committee shall, in its discretion, determine the number of Units subject to each Performance Unit Award made to a Participant and may impose different terms and conditions on any particular Performance Unit Award made to any Participant. The Performance Goals, Performance Period or Periods, Performance Measures and other terms and conditions applicable to any Performance Unit Award shall be set forth in the relevant Award Agreement.

3-11

9.4 Termination of Employment.  Each Performance Unit Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units following termination of the Participant’s employment with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units, and may reflect distinctions based on the reasons for termination. Notwithstanding the foregoing, to the extent a Performance Unit is intended to be Performance-Based Compensation, the termination provisions in the Award Agreement shall comply with the requirements of Code Section 162(m) (including any regulations, rulings, notices and procedures thereunder).

9.5 Payment of Performance Units.  Subject to the terms of this Plan and the applicable Award Agreement, after the later of the date the applicable Performance Period has ended or the date on which any other terms and conditions applicable to such Performance Unit Award have been satisfied, the holder of Performance Units shall be entitled to receive payout of the value and number of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. Subject to Section 12.3 below, such payment shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units in the form of Shares, cash, any combination thereof, or any other form as designated by the Committee in its sole discretion, equal to the value of the earned Performance Units at the close of the applicable Performance Period, or at such other time as specified in the Award Agreement. Any Shares paid in settlement of such Performance Units may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the applicable Award Agreement.

Article 10. Other Stock-Based Awards

10.1 Other Stock-Based Awards.  The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including, subject to the limitations below, the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Notwithstanding any provision in this Plan to the contrary, Awards of unrestricted Shares shall only be made in lieu of salary and/or cash bonuses/variable compensation.

10.2 Value of Other Stock-Based Awards.  Each Other Stock-Based Award shall be expressed in terms of Shares or Units, as determined by the Committee. The Committee may, in its discretion, establish Performance Goals with respect to any Other Stock-Based Awards. If the Committee exercises its discretion to establish Performance Goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the Performance Goals are met.

10.3 Payment of Other Stock-Based Awards.  Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.4 Termination of Employment.  The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards following termination of the Participant’s employment with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, such provisions shall be included in the applicable Award Agreement, but need not be uniform among all Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

3-12

Article 11. Transferability of Awards

No Award under the Plan, and no right or interest therein, shall be (a) assignable, alienable or transferable by a Participant, except by will or the laws of descent and distribution, or (b) subject to any obligation, or the lien or claims of any creditor, of any Participant, or (c) subject to any lien, encumbrance or claim of any party made in respect of or through any Participant, however arising. During the lifetime of a Participant, Options and SARs are exercisable only by, Shares issued upon the exercise of Options and SARs or in settlement of other Awards will be issued only to, and other payments in settlement of any Award will be payable only to, the Participant or his or her legal representative. A Participant may designate a beneficiary or beneficiaries in accordance with Article 14. Notwithstanding the foregoing, the Committee may, in its sole discretion and on and subject to such terms and conditions as it shall deem appropriate, which terms and conditions shall be set forth in the related Award Agreement: (i) authorize a Participant to transfer all or a portion of any Nonqualified Stock Option or SAR, as the case may be, granted to such Participant; provided, that in no event shall any transfer be made to any person or persons other than such Participant’s spouse, children or grandchildren, or a trust or partnership for the exclusive benefit of one or more such persons, which transfer must be made as a gift and without any consideration; and (ii) provide for the transferability of a particular grant or Award pursuant to a domestic relations order. All other transfers and any retransfer by any permitted transferee are prohibited and any such purported transfer shall be null and void. Each Nonqualified Stock Option or SAR which becomes the subject of a permitted transfer (and the Participant to whom it was granted by the Company) shall continue to be subject to the same terms and conditions as were in effect immediately prior to such permitted transfer. The Participant shall remain responsible to the Company for the payment of all withholding taxes incurred as a result of any exercise of such Option or SAR. In no event shall any permitted transfer of an Option, SAR or other grant or Award create any right in any party in respect of any Option, SAR or other grant or Award, other than the rights of the qualified transferee in respect of such Option, SAR or other Award specified in the related Award Agreement.

Article 12. Performance Measures

12.1 Performance Measures.  The Performance Goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share (basic or diluted);

(c)	Net sales;

(d)	Revenue growth;

(e)	Operating profit;

(f)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(g)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(h)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(i)	Gross or operating margins;

(j)	Productivity ratios;

(k)	Share price (including, but not limited to, growth measures and total shareholder return);

(l)	Expense targets;

(m)	Margins;

3-13

(n)	Operating efficiency;

(o)	Market share;

(p)	Working capital targets;

(q)	Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

(r)	Objective safety measures.

Any Performance Measure(s) may be used to measure the performance of the Company and/or its Subsidiary as a whole or any business unit of the Company and/or its Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Share price as a Performance Measure as compared to various stock market indices. The Committee also has the authority to provide in an Award Agreement for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Measures specified in this Article 12.

12.2 Evaluation of Performance.  The Committee may provide at the time of any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs and impairments; (b) gain/loss on sale of assets; (c) litigation or claim judgments or settlements (including insurance proceeds); (d) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (e) any reorganization and restructuring programs; (f) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders and/or other public filings for the applicable year; (g) acquisitions or divestitures; (h) foreign exchange gains and losses; and (i) the effect of any materially adverse and unforeseen market conditions beyond the control of the Company and its Subsidiaries, Employees, officers and directors. To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to be Performance-Based Compensation, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3 Adjustment of Performance-Based Compensation.  Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.4 Committee Discretion.  In the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

Article 13. Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares or Share Equivalents that are subject to any Award (other than Options and SARs), to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, settled or expires, as determined by the Committee (“Dividend Equivalents”). Except as otherwise provided in the Plan or the applicable Award Agreement, such Dividend Equivalents shall be converted to cash or additional Shares or Share Equivalents by such formula, at such time and subject to such limitations as may be determined by the Committee; provided, however, that in no event shall any Dividend Equivalents become payable earlier than the date on which the underlying Award becomes vested and payable.

3-14

Article 14. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of the Participant’s death before receiving any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 15. Rights of Participants

15.1 Employment.  Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company and/or its Subsidiaries, to terminate any Participant’s employment at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company and/or its Subsidiaries and, accordingly, subject to Article 17, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company and/or its Subsidiaries.

15.2 Participation.  No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

15.3 Rights as a Shareholder.  Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 16. Change in Control

16.1 Change in Control of the Company.  Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 16 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement.

Upon a Change in Control, except to the extent that another Award meeting the requirements of Section 16.2 (a “Replacement Award”) is provided to the Participant to replace such Award (the “Replaced Award”), all then-outstanding Options and SARs shall immediately become fully vested and exercisable, and all other then-outstanding Awards subject solely to the satisfaction of a service obligation by a Participant to the Company and/or its Subsidiary shall vest in full and be free of restrictions related to the vesting of such Awards. The treatment of any other Awards shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

Except to the extent that a Replacement Award is provided to the Participant, the Committee may, in its sole discretion, determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each Share subject to such Award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of Shares subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the Award will be canceled and terminated without payment therefor.

3-15

16.2 Replacement Awards.  An Award shall meet the conditions of this Section 16.2 (and hence qualify as a Replacement Award) if: (a) it has a value at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (b) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and (c) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 16.2 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

16.3 Termination of Employment.  Upon a termination of employment of a Participant occurring in connection with or during the period of two (2) years immediately after such Change in Control, other than for cause, (a) all Replacement Awards held by the Participant shall become fully vested and (if applicable) exercisable and free of restrictions, and (b) all Options and SARs held by the Participant immediately before the termination of employment that the Participant held as of the date of the Change in Control or that constitute Replacement Awards shall remain exercisable for not less than one (1) year following such termination or until the expiration of the stated term of such Option or SAR, whichever period is shorter; provided, that if the applicable Award Agreement provides for a longer period of exercisability, that provision shall control.

Article 17. Amendment, Modification, Suspension, and Termination

17.1 Amendment, Modification, Suspension, and Termination.  Subject to Section 17.2, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part without approval of the Company’s shareholders, unless such approval is necessary to comply with applicable laws, including the Exchange Act and the Code, or the rules and regulations of any securities exchange on which the Shares are listed. In no event may the Board amend the Plan without the prior approval of the Company’s shareholders to (a) increase the maximum number of Shares which may be issued pursuant to the Plan; (b) increase any limitation set forth in the Plan on the number of Shares which may be issued, or the aggregate value of Awards which may be made, in respect of any type of Award to any single Participant during any specified period; (c) except as provided in Section 4.4, lower the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, whether by repricing, replacing, or regranting through cancellation; (d) change the class of individuals eligible to participate in the Plan; (e) reduce the minimum Option Price or the minimum SAR Grant Price as set forth in Sections 6.3 and 7.4; or (f) reduce the minimum vesting period, Restriction Period or Performance Period requirements applicable to Awards under the Plan.

17.2 Awards Previously Granted.  Notwithstanding any other provision of this Plan to the contrary (other than Section 17.3), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

17.3 Amendment to Conform to Law.  Notwithstanding any other provision of this Plan to the contrary, the Board may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 17.3 to any Award granted under the Plan without further consideration or action.

3-16

Article 18. Withholding

All Awards under the Plan will be made subject to any applicable withholding for taxes of any kind. The Company shall have the right to deduct from any amount payable under the Plan, including delivery of Shares to be made under the Plan, all federal, state, city, local or foreign taxes of any kind required by law to be withheld with respect to such payment and to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Shares are used to satisfy withholding taxes, such shares shall be valued based on the Market Value thereof on the date when the withholding for taxes is required to be made and shall be withheld only up to the minimum required tax withholding rates or such other rate that will not trigger a negative accounting impact on the Company. The Company shall have the right to require a Participant to pay cash to satisfy withholding taxes as a condition to the payment of any amount (whether in cash or Shares) under the Plan.

Article 19. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 20. General Provisions

20.1 Forfeiture Events.  The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, any Participant’s fraud resulting in the restatement of the Company’s published earnings, termination of employment for cause, termination of the Participant’s provision of services to the Company and/or its Subsidiary, violation of material Company and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries.

20.2 Legend.  The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

20.3 Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

20.4 Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.5 Requirements of Law.  The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

20.6 Delivery of Title.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

3-17

20.7 Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20.8 Investment Representations.  The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

20.9 Employees Based Outside of the United States.  Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company and/or its Subsidiaries operate or have Employees, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20.9 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

20.10 Uncertificated Shares.  To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

20.11 Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company and/or its Subsidiaries under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or a Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or a Subsidiary, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

20.12 No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

20.13 Deferrals.  To the extent permitted by Code Section 409A, the Committee may, whether at the time of grant or at any time thereafter prior to payment or settlement, require a Participant to defer, or permit (subject to such conditions as the Committee may from time to time establish) a Participant to elect to defer, receipt of all or any portion of any payment of cash or Shares that would otherwise be due to such Participant in payment or settlement of any Award under the Plan. If any such deferral is required by the Committee (or is elected by the Participant with the permission of the Committee), the Committee

3-18

shall establish rules and procedures for payment of such deferrals. The Committee may provide for the payment or crediting of interest, at such rate or rates as it shall in its discretion deem appropriate, on such deferred amounts credited in cash and the payment or crediting of Dividend Equivalents in respect of deferred amounts credited in Share Equivalents or Restricted Stock Units. Deferred amounts may be paid in a lump sum or in installments in the manner and to the extent permitted, and in accordance with rules and procedures established, by the Committee. This Section shall not apply to any grant of Options or SARs that are intended to be exempt from Code Section 409A.

20.14 Nonexclusivity of this Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant or Participants.

20.15 No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary to take any action which such entity deems to be necessary or appropriate.

20.16 Governing Law.  The Plan and each Award Agreement shall be governed by the laws of the State of Connecticut, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Connecticut, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

3-19

PROXY/VOTING INSTRUCTION CARD
This proxy is solicited on behalf of the Board of Directors of Praxair, Inc.
for the Annual Meeting of Shareholders on April 28, 2009
     I (we) hereby authorize James S. Sawyer and James T. Breedlove, or either of them, and each with the power to appoint his substitute, to vote as Proxy for me (us) at the Annual Meeting of Shareholders of Praxair, Inc. to be held at the Danbury Plaza Hotel, 18 Old Ridgebury Road, Danbury, CT on April 28, 2009 at 9:30 A.M., or any adjournment or postponement thereof, the number of shares of common stock of Praxair, Inc. which I (we) would be entitled to vote if personally present. The proxies shall vote such shares as directed on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. I (we) revoke all proxies heretofore given to vote at the Annual Meeting.
     If I (we) properly sign and return this proxy card, my (our) shares will be voted as I (we) specify on each Proposal. If I (we) do not specify a choice on one or more Proposals, the proxies will vote my (our) shares as the Board of Directors recommends on each such Proposal.
     For Participants in the Praxair, Inc., Praxair Distribution, Inc., Praxair Healthcare Services, Inc., Praxair Puerto Rico, LLC or Dow Chemical Company Employee Savings Plans: As to those shares of Praxair, Inc. common stock, if any, that are held for me in the aforementioned Savings Plans, I instruct the Trustee of the applicable Savings Plan to vote my shares as I have directed on the reverse side of this proxy card. Where I do not specify a choice, my shares will be voted in the same proportion as the trustee votes the shares for which it receives instructions.
PRAXAIR, INC.
(Continued, and to be marked, dated and signed, on the other side)
ê           FOLD AND DETACH HERE            ê

ANNUAL MEETING OF SHAREHOLDERS — April 28, 2009 AT 9:30 A.M.
DANBURY PLAZA HOTEL – DANBURY, CT
IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE NOTE:
*	Only shareholders and their accompanying guests, and the invited guests of Praxair, will be granted admission to the Annual Meeting.
*	To assure admittance:
–	If you hold shares of Praxair, Inc. common stock through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Praxair common stock as of the March 2, 2009 record date

–	Please bring a photo ID, if you hold shares of record as of March 2, 2009, including shares in certificate or book form or in the Praxair, Inc. Dividend Reinvestment and Stock Purchase Plan (“DRISP”)

–	Please bring your Praxair ID if you are an employee shareholder
*	The Annual Meeting will start promptly at 9:30 A.M. on Tuesday, April 28, 2009.
DIRECTIONS
From Points West of Danbury:
Take I-84 East to Exit 2 (Mill Plain Road) in Danbury. Go to the bottom of the ramp and turn left. Go to the second light and turn right (Mill Plain Road). Go to the next light and turn right (Old Ridgebury Road). Go up the hill and the Danbury Plaza Hotel is on your left.
From Points East of Danbury:
Take I-84 West to Exit 2A (Old Ridgebury Road) in Danbury. The exit ramp circles around and up over the highway. The Danbury Plaza Hotel is on your left.

BY MARKING THIS CARD, YOU ARE VOTING ALL SHARES OF YOUR PRAXAIR COMMON STOCK INCLUDING THOSE HELD IN THE SAVINGS PLAN(S).	Vote MUST be indicated (X) in Black or Blue Ink	☒

1. Election of Directors.			With-		The Board of Directors recommends a vote “FOR” PROPOSALS 2 AND 3.
The Board of Directors recommends a vote “FOR” the nominees listed below		For All	Hold All	For All Except
Nominees: (01) Stephen F. Angel	(06) Raymond W. LeBoeuf	☐	☐	☐
(02) Nance K. Dicciani (03) Edward G. Galante	(07) Larry D. McVay (08) Wayne T. Smith						For	Against	Abstain
(04) Claire W. Gargalli (05) Ira D. Hall	(09) H. Mitchell Watson, Jr. (10) Robert L. Wood				2.	Proposal to approve the 2009 Praxair, Inc. Long Term Incentive Plan.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write that nominee’s name in the space provided below. Such a mark will be deemed a vote “FOR” all nominees other than those listed as exceptions.)					3.	Proposal to ratify the appointment of the Independent Auditor.	☐	☐	☐
					4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Exceptions:

					Check here if you				☐

Consent to future electronic delivery of Annual Report/Proxy Statement (see explanation in the Proxy Statement)
					Check here if you				☐

Have written comments or change of address on this card

Please be sure to sign and date this proxy card in the box below.		Date

Stockholder sign above	Co-holder (if any) signature

Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, custodians, guardians or corporate officers should give full title.

+	* * * IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW * * *	+

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

é		é
PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior to
3 A.M. Eastern Time, April 28 2009.
1-888-216-1276

Vote by Internet
Prior to 3 A.M. Eastern Time, April 28, 2009, go to
https://www.proxyvotenow.com/pxa

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 A.M. Eastern Time, April 28, 2009. It is not necessary to return this proxy if you vote by telephone or Internet.

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2009:
THE PROXY STATEMENT AND 2008 FORM 10-K AND ANNUAL REPORT ARE NOW AVAILABLE FOR VIEWING AND DOWNLOADING AT:
2008 Form 10-K and Annual Report: www.praxair.com/annualreport
2009 Notice of Meeting and Proxy Statement: www.praxair.com/proxy
Save Praxair future postage and printing expense by consenting to receive future annual reports and proxy statements on-line on the Internet. Whether you vote by Internet, by telephone or by mail, you will be given an opportunity to consent to future electronic delivery. See the proxy statement for more information about this option.

Your vote is important!